As filed with the Securities and Exchange Commission on August 26, 2005
Registration Statement No. 333-125982

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONNETICS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	2834	94-3173928
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3160 Porter Drive
Palo Alto, California 94304
(650) 843-2800
(Address, Including Zip Code, and Telephone Number Including Area Code,
of Registrant’s Principal Executive Offices)

Katrina J. Church
Executive Vice President, Legal Affairs,
General Counsel & Secretary
Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
(650) 843-2800
(Name, Address, Including Zip Code, and Telephone Number Including Area Code,
of Agent for Service)

Copy to:
Celeste E. Greene
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
(650) 470-4500

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2005

PROSPECTUS
Connetics Corporation
$200,000,000 Principal Amount of 2.00% Convertible Senior Notes
Due March 30, 2015
and
Shares of Common Stock Issuable Upon Conversion of the Notes
      Connetics Corporation, or Connetics, issued $200,000,000 principal amount of 2.00% Convertible Senior Notes due March 30, 2015 in private placements in March 2005. Selling securityholders may use this prospectus to sell their notes and Connetics common stock issuable upon conversion of their notes. For purposes of this prospectus, references to Connetics common stock include the associated right to purchase shares of series B participating preferred stock.
      The notes will mature on March 30, 2015. The notes are convertible into cash or, under certain circumstances, cash and shares of Connetics’ common stock, in each case having an aggregate value equal to the applicable conversion rate multiplied by the applicable stock price described in this prospectus, at any time before their maturity, or before they are redeemed or repurchased by Connetics. The initial conversion rate is 28.1972 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $35.46 per share. Holders may convert the notes under the following circumstances: (1) on or before March 30, 2009, if the closing sale price of Connetics common stock is above a specified level; (2) at any time after March 30, 2009; or (3) if specified corporate transactions occur. If a holder elects to convert its notes in connection with the occurrence of a fundamental change, the holder will be entitled to receive additional shares of common stock upon conversion in some circumstances.
      Connetics will pay interest on the notes on March 30 and September 30 of each year until March 30, 2010. Beginning March 30, 2010, the notes will be subject to accretion of the principal at a rate that provides holders with an aggregate yield to maturity of 2.00% (computed on a semiannual bond equivalent yield basis). The first interest payment will be made on September 30, 2005. Beginning with the six-month interest period commencing on March 30, 2010, Connetics will pay contingent interest for each six-month interest period from March 30 to September 29 or from September 30 to March 29, if the average trading price of a note is above a specified level during the five trading day period ending on the second trading day immediately before such six-month interest period, as described in this prospectus. Connetics will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.
      Holders may require Connetics to repurchase their notes for cash on March 30, 2010 at 100% of the principal amount of the notes plus accrued and unpaid interest, if any. On or after April 4, 2010, Connetics has the option to redeem all or a portion of the notes that have not been previously converted at a redemption price equal to 100% of the accreted principal amount of the notes to be redeemed plus accrued and unpaid interest (which includes liquidated damages and contingent interest), if any, to, but excluding, the redemption date.
      Connetics will not receive any proceeds when the selling securityholders sell the notes or the common stock issuable upon conversion of the notes. The selling securityholders may offer the notes or the underlying common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or common stock as principals, any profits received by such broker-dealers on the resale of the notes or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, Connetics will pay all expenses of registering the notes and common stock and certain other expenses.
      On August 25, 2005, the last reported sale price for the common stock on the Nasdaq National Market was $17.94 per share. The common stock is listed under the symbol “CNCT.” Connetics does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.
      Our principal executive offices are located at 3160 Porter Drive, Palo Alto, California, 94304. Our telephone number is (650) 843-2800.
       See “Risk Factors” beginning on page 7 to read about important factors you should consider before buying the notes.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The date of this prospectus is August 26, 2005.

i

ABOUT THIS PROSPECTUS
      Before making your investment decision, you should read this entire prospectus carefully. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may from time to time offer and sell their notes and the shares of common stock issuable upon conversion of the notes described in this prospectus in the general manner described in “Plan of Distribution.” This prospectus also relates to the issuance of shares of our common stock upon conversion of the notes by holders other than the selling securityholders.
      This prospectus provides you with a general description of the securities that the selling securityholders may offer. Each time a selling securityholder sells securities, that selling securityholder is required to provide you with a prospectus and/or a prospectus supplement that contains information about the selling securityholder and the securities being offered. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      You should rely only on the information contained in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with different information. The selling security-holders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
FORWARD LOOKING STATEMENTS
      This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned under “Risk Factors” and elsewhere in this prospectus — for example, governmental regulation and competition in our industry — will be important in determining future results. We cannot guarantee any forward-looking statement, and our actual results may vary materially from those anticipated in any forward-looking statement.
      You can identify forward-looking statements by the fact that they do not relate strictly to historical or current events. They use words such as “anticipate,” “estimate,” “expect,” “will,” “may,” “intend,” “plan,” “believe” and similar expressions in connection with discussion of future operating or financial performance. These include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
      Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we may not achieve these plans, intentions or expectations. Forward-looking statements in this prospectus include, but are not limited to, those relating to the commercialization of our currently marketed products, the progress of our product development programs, developments with respect to clinical trials and the regulatory approval process, and developments relating to our sales and marketing capabilities. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. In particular, this prospectus sets forth important factors that could cause actual results to differ materially from our forward-looking statements. These and other factors, including general economic factors and business strategies, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or incorporated into this prospectus. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUMMARY
      This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled “Risk Factors,” carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, the terms “we,” “our” and “us” refer to Connetics and its subsidiaries.
The Company
      Connetics is a specialty pharmaceutical company that develops and commercializes products for the dermatology marketplace. This marketplace is characterized by a large patient population that is served by a relatively small, and therefore readily accessible, number of treating physicians. We currently market four pharmaceutical products, OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, Soriatane®-brand acitretin, and Evoclin™ (clindamycin) Foam, 1%. We promote the clinically proven therapeutic advantages of our products and provide quality customer service to physicians and other healthcare providers through our experienced sales and marketing professionals.
      Our principal executive offices are located at 3160 Porter Drive, Palo Alto, California, 94304. Our telephone number is (650) 843-2800. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus entitled “Where You Can Find More Information.” You may also visit our website at http://www.connetics.com, although the information on our website is not part of this prospectus.
The Notes
      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” beginning on page 73 of this prospectus.

Issuer	Connetics Corporation, a Delaware corporation.

Notes	$200 million aggregate principal amount of 2.00% Convertible Senior Notes due March 30, 2015.

Issue Price	100% of the principal amount of each note.

Maturity	March 30, 2015, unless earlier redeemed, repurchased, exchanged or converted.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness and junior in right of payment to all of our future secured indebtedness to the extent of the assets securing such indebtedness. As of June 30, 2005, our senior unsecured indebtedness totaled $290 million and we had no secured indebtedness. The notes are not guaranteed by any subsidiaries and, accordingly, the notes are “structurally subordinated” to the indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. As of June 30, 2005, our existing subsidiaries had total long-term debt and other liabilities of approximately $25,000, which does not include any intercompany amounts that are eliminated in consolidation.

Interest	2.00% per year on the principal amount, payable semiannually in arrears on March 30 and September 30 of each year beginning September 30, 2005. We will also pay contingent interest on the notes as described below. The notes will cease to bear interest (except contingent interest, as applicable) on March 29, 2010.

Accretion	Commencing on March 30, 2010, the principal amount of the notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 2.00% (computed on a semiannual bond equivalent yield basis).

Contingent Interest	We will make additional interest payments, referred to in this prospectus as “contingent interest,” for any six-month interest period from March 30 to September 29 or from September 30 to March 29, beginning with the six-month interest period commencing on March 30, 2010, if the average trading price of the notes for the applicable five trading day reference period equals or exceeds 120% of the accreted principal amount of the notes. We will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The amount of contingent interest payable per note in respect of any six-month interest period will be equal to 0.30% of the average trading price of a note for the applicable five trading day reference period. The “five trading day reference period” means the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month interest period. See “Description of the Notes — Contingent Interest.”

Conversion Rights	Subject to the satisfaction of one of the circumstances described below, you may surrender your notes for conversion into cash and, under certain circumstances, our common stock initially at a conversion rate (subject to adjustment in certain events) of 28.1972 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $35.46 per share).

You may surrender your notes for conversion under any of the following circumstances:

• before March 30, 2009, during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period; a conversion period means the period from and including the 11th trading day in a fiscal quarter up to but not including the 11th trading day of the following fiscal quarter,

• before March 30, 2009, during the five consecutive business day period following any five consecutive trading day period in which the trading price for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on the corresponding trading day multiplied by the applicable conversion rate,

• at any time on or after March 30, 2009, or

• when specified corporate transactions occur, as described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions,” including the occurrence of a fundamental change (as defined under “Description of the Notes — Fundamental Change”).

The conversion rate may be adjusted for certain events, but it will not be adjusted for accrued interest. The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.

For notes surrendered for conversion, we will satisfy our conversion obligation with respect to the accreted principal amount of the notes to be converted in cash, we will satisfy any remaining amount in shares of our common stock.

See “Description of the Notes — Conversion Rights.”

Conversion Consideration	Upon conversion, you will receive, in respect of each $1,000 principal amount of the notes:

• cash in an amount equal to the lesser of (1) the accreted principal amount of each note or (2) an amount equal to the applicable conversion rate multiplied by the average of the closing sale prices of our common stock during the applicable conversion reference period, which is generally (subject to an exception if we have specified a redemption date for the notes) the 10 consecutive trading days beginning on the third trading day following the conversion date, and

• a number of shares of our common stock determined in the manner described in “Description of the Notes — Conversion Consideration,” provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

Exchange in Lieu of Conversion	When you submit your notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution we designate for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the cash payment, including cash for any fractional shares, and the number of shares of our common stock issuable upon conversion.

Redemption of Notes at Our Option	On or after April 4, 2010, we may redeem for cash all or a portion of the notes at any time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the accreted principal amount of the notes to be redeemed, plus accrued but unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the redemption date. See “Description of the Notes — Redemption Rights.”

Purchase of Notes at Your Option	You have the right to require us to repurchase in cash all or any portion of your notes on March 30, 2010, which we refer to as the “repurchase date.” The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the repurchase date. See “Description of the Notes — Repurchase Rights.”

Exchange in Lieu of Repurchase	If you require us to repurchase notes held by you, we may direct you to first offer the notes to a financial institution we designate for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for your notes, the repurchase price for such notes you would otherwise receive upon repurchase by us.

Fundamental Change	Subject to our rights described under “Public Acquirer Change of Control” below, if we undergo a fundamental change (as defined under “Description of the Notes — Fundamental Change”), you will have the right, at your option, to require us to purchase for cash all or any portion of your notes. The cash price we are required to pay is equal to 100% of the accreted principal amount of the notes to be repurchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the fundamental change repurchase date.

Adjustment to Conversion Rate Upon a Fundamental Change	Subject to our rights described under “Public Acquirer Change of Control” below, if and to the extent you convert your notes in connection with a “fundamental change” before April 4, 2010, we will increase the conversion rate for the notes by a number of additional shares determined by reference to a table based on the date of the fundamental change and the price paid per share of our common stock in the fundamental change transaction, provided that we will not make any increase if at least 95% of the consideration paid for our common stock in the fundamental change transaction consists of securities quoted on an established over-the-counter market or traded on a U.S. national securities exchange (or that will be so quoted or traded immediately following the transaction). See “Description of the Notes — Adjustment to Conversion Rate Upon a Fundamental Change.”

Public Acquirer Change of Control	If there is a fundamental change that would otherwise give you a right to cause us to repurchase the notes as described under “Description of the Notes — Fundamental Change” and the acquirer, or a parent entity or subsidiary of the acquirer, has a class of common stock (or American Depository Receipts representing such common stock) traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (or that will be so traded or quoted when issued or exchanged in connection with the fundamental change), we may, in lieu of permitting you to cause us to repurchase the notes as a result of the fundamental change, elect to adjust the conversion rate and the related conversion obligation such that the notes will be convertible into shares of acquirer common stock at an adjusted conversion rate as described in “Description of the Notes — Public Acquirer Change of Control.”

Events of Default	If there is an event of default with respect to the notes, an amount equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, may be declared immediately due and payable. The following are events of default with respect to the notes:

• default for 30 days in payment of any interest, contingent interest or liquidated damages due and payable on the notes,

• default in payment of principal of the accreted notes at maturity, upon redemption, repurchase or following a fundamental change, when the same becomes due and payable,

• default by us or any of our subsidiaries in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after any grace period or extension of time for payment expires,

• default in our conversion obligations upon exercise of a holder’s conversion right, unless such default is cured within five days after our receipt of written notice of default from the trustee or the holder of the note,

• default in our obligations to give notice of your right to require us to repurchase notes following the occurrence of a fundamental change within the time required to give such notice,

• acceleration of any of our indebtedness or the indebtedness of any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an aggregate outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more unless such acceleration has been rescinded or annulled within 30 days after we receive written notice of such acceleration,

• default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes, and

• certain events of bankruptcy, insolvency and reorganization of us or any of our subsidiaries.

Registration Rights	Pursuant to a registration rights agreement, we have filed with the SEC, and agreed to use our commercially reasonable best efforts to cause to become effective, a shelf registration statement of which this prospectus is a part. The shelf registration statement relates to the resale of the notes and the sale of our shares issuable upon conversion of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, liquidated damages will be payable on the notes.

Transfer Restrictions	Connetics’ registration of the resale by the holders of the notes and the common stock of Connetics into which the notes are convertible may not be available to all holders at all times.

Use of Proceeds	We will not receive any proceeds from the sale of the securities offered by this prospectus.

Trading	Connetics does not intend to list the notes on any securities exchange or on the Nasdaq National Market. Our common stock is quoted on The Nasdaq National Market under the symbol “CNCT.”

Certain U.S. Federal Income Tax Consequences	Each holder will agree pursuant to the terms of the indenture, to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” that are subject to Treasury regulation section 1.1275-4 and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will accrue for U.S. federal income tax purposes will be 7.00% compounded semi-annually, pursuant to the terms of the indenture. Accordingly, each holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. Holder will recognize ordinary income upon a sale, exchange, conversion, redemption, or repurchase of the notes at a gain. See “Certain U.S. Federal Income Tax Consequences.”
The Common Stock
      Selling securityholders may use this prospectus to sell the common stock of Connetics issuable upon conversion of their notes.

RISK FACTORS
      In addition to the other information contained in this prospectus or the documents incorporated by reference in this registration statement, you should carefully consider the following risks in evaluating an investment in the notes and the common stock issuable upon conversion of the notes.
Risks Related To Our Business
Our operating results may fluctuate. This fluctuation could cause our financial results to be below expectations and the market prices of our securities to decline.
      Our operating results may fluctuate from period to period for a number of reasons, some of which are beyond our control. Even a relatively small revenue shortfall may cause a period’s results to be below our expectations or projections, which in turn may cause the market price of our securities to drop significantly and the value of your investment to decline.
If we do not sustain profitability, stockholders may lose their investment.
      Fiscal year 2004 was our first year of operating profitability. Our accumulated deficit was $107.6 million and $111.2 million at June 30, 2005 and December 31, 2004, respectively. We may incur additional losses in the future. If we are unable to sustain profitability during any quarterly or annual period, our stock price may decline.
Our reported earnings per share may be more volatile because of the conversion provisions of our convertible senior notes or the exercise of outstanding stock options.
      We issued $90 million principal amount of convertible senior notes in May 2003 which are due in 2008. Although none of the noteholders converted their notes in 2004 or during the first six months of 2005, they may convert the notes into shares of our common stock at any time before the notes mature, at a conversion rate of 46.705 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances. Additionally, in March 2005 we issued $200 million principal amount of convertible senior notes due in 2015, which are convertible into cash and, under certain circumstances, shares of our common stock at an initial conversion rate of 28.1972 shares per $1,000 principal amount of notes, subject to adjustment. At July 31, 2005 we had approximately 19.7 million shares reserved for issuance upon exercise of outstanding stock options, sales through our Employee Stock Purchase Plan, and conversion of our convertible senior notes. If any noteholders convert the notes, or if our option holders exercise their options, our basic earnings per share would be expected to decrease because underlying shares would be included in the basic earnings per share calculation.
If we do not obtain the capital necessary to fund our operations, we will be unable to develop or market our products.
      In the future our product revenues could decline or we might be unable to raise additional funds when we need them. In that case, we may not have sufficient funds to be able to market our products as planned or continue development of our other products. Accordingly, we may need to raise additional funds through public or private financings, strategic relationships or other arrangements. Any additional equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters.

Our total revenue depends on receiving royalties and contract payments from third parties, and we cannot control the amount or timing of those revenues.
      We generate contract and royalty revenues by licensing our products to third parties for specific territories and indications. Our reliance on licensing arrangements with third parties carries several risks, including the possibilities that:

•	royalties generated from licensing arrangements may be insignificant or may fluctuate from period to period,

•	we may be contractually bound to terms that, in the future, are not commercially favorable to us, and

•	a loss of royalties could have a disproportionately large impact on our operating income in periods where the operating income is a small profit.
Any significant impact on our operating income may prevent us from successfully developing our products.
If we fail to protect our proprietary rights, competitors may be able to use our technologies, which would weaken our competitive position, reduce our revenues and increase our costs.
      We believe that the protection of our intellectual property, including patents and trademarks, is an important factor in product recognition, maintaining goodwill, and maintaining or increasing market share. If we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired. If the trademarks we use are found to infringe upon the trademark of another company, we could be forced to stop using those trademarks, and as a result we could lose all the goodwill that has been developed in those trademarks and could be liable for damages caused by an infringement.
Our commercial success depends in part on our ability and the ability of our licensors to obtain and maintain patent protection on technologies, to preserve trade secrets, and to operate without infringing the proprietary rights of others.
      We are pursuing several U.S. and international patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights to patents and patent applications from certain of our consultants and officers. Any of our patents and patent applications could be subject to claims of rights by third parties. Even if we do have some rights in a patent or application, those rights may not be sufficient for marketing and distributing products covered by the patent or application.
      The patents and applications in which we have an interest may be challenged as to their validity or enforceability. Challenges may result in potentially significant harm to our business. In November 2004 we announced that Medicis Pharmaceutical Corp. had informed us that a patent to which it holds certain rights will be infringed by our product candidate Velac. While we are not aware of any legal filings related to Medicis’ assertion, we believe, based on information publicly available on the U.S. Patent and Trademark Office, or USPTO, website, that the inventor named on the patent has filed a Reissue Patent Application with the USPTO. The cost of responding to any challenges that may arise and the inherent costs to defend the validity of our licensed technology and issued patents, including the prosecution of infringements and the related litigation, could be substantial whether or not we are successful. Such litigation also could require a substantial commitment of management’s time. Our business could suffer materially if Medicis or any third party were to be awarded a judgment adverse to us in any patent litigation or other proceeding arising in connection with Velac, or any of our other products or patent applications.
      In May 2004, the U.S. Patent and Trademark Office issued to us a patent for our emollient-foam technology. The ownership of a patent or an interest in a patent, however, does not always provide significant protection. Others may independently develop similar technologies or design around the patented aspects of our technology. We only conduct patent searches to determine whether our products infringe upon any existing patents when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights. Under these circumstances, we may not be able to license the intellectual property on favorable terms, if at all. We may not succeed in any attempt to redesign our products or processes to avoid infringement.
We rely on our employees and consultants to keep our trade secrets confidential.
      We rely on trade secrets and unpatented proprietary know-how and continuing technological innovation in developing and manufacturing our products. We require each of our employees, consultants, manufacturing partners, and advisors to enter into confidentiality agreements prohibiting them from taking our proprietary information and technology or from using or disclosing proprietary information to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee, consultant or advisor, to the extent appropriate for the services provided during the course of the relationship, are our exclusive property, other than inventions unrelated to us and developed entirely on the individual’s own time. These agreements may not provide meaningful protection of our trade secrets and proprietary know-how that is used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.
Our use of hazardous materials exposes us to the risk of environmental liabilities, and we may incur substantial additional costs to comply with environmental laws.
      Our research and development activities involve the controlled use of hazardous materials, potent compounds, chemicals and various radioactive materials. We are subject to laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products. If any of these materials resulted in contamination or injury, we could be liable for any damages that result and any liability could exceed our resources. We may also be required to incur significant costs to comply with environmental laws and regulations as our research activities increase. We maintain general liability insurance in the amount of $10 million aggregate and workers compensation coverage in the amount of $1 million per incident. Our insurance may not provide adequate coverage against potential claims or losses related to our use of hazardous materials, however, and we cannot be certain that our current coverage will continue to be available on reasonable terms, if at all.
Evoclin represents a new product entry for us into the acne market and we may be unable to achieve desired market acceptance and sales of Evoclin.
      The Food and Drug Administration, or FDA, approved Evoclin in October 2004 for the treatment of acne vulgaris. It is our first product entry into the acne market, which is generally believed to be more competitive than the market for other dermatoses. We will not be able to achieve the desired market acceptance and sales of Evoclin unless our marketing and sales strategy is effective in competing with existing and well established products in the acne market. Additionally, the commercial launch of Evoclin has required and, we anticipate, will continue to require significant expenditures of management time and resources from which we may not realize anticipated returns.
The growth of our business depends in part on our ability to identify, acquire on favorable terms, and assimilate technologies, products or businesses.
      Our strategy for the continuing growth of our business includes identifying and acquiring strategic pharmaceutical products, technologies and businesses. These acquisitions may involve licensing or purchasing the assets of other pharmaceutical companies. We may not be able to identify product or technology candidates suitable for acquisition or licensing or, if we do identify suitable candidates, they may not be available on acceptable terms. Even if we are able to identify suitable product or technology candidates, acquiring or licensing them may require us to make considerable cash outlays, issue equity securities, incur debt and contingent liabilities, incur amortization expenses related to intangible assets, and can result in the impairment of goodwill, which could harm our profitability. In addition, acquisitions involve a number of risks, including:

•	difficulties in and costs associated with assimilating the operations, technologies, personnel and products of the acquired companies,

•	assumption of known or unknown liabilities or other unanticipated events or circumstances, and

•	risks of entering markets in which we have limited or no experience.
      Any of these risks could harm our ability to achieve levels of profitability of acquired operations or to realize other anticipated benefits of an acquisition.
Our future product revenues could be reduced by imports from countries where our products are available at lower prices.
      Certain of our products are, or will soon be, available for sale in other countries. In July 2004 we signed a multi-year consent with Hoffman-La Roche Inc. to sell Soriatane to a U.S.-based distributor that exports branded pharmaceutical products to select international markets. Roche continues to market Soriatane outside of the U.S. In addition, Mipharm S.p.A has exclusive rights to market and sell OLUX in Italy and the U.K., and in September 2004, we granted to Pierre Fabre Dermatologie the exclusive commercial rights to OLUX for sale in all other European markets, with marketing rights for certain countries in South America and Africa. There have been cases in which pharmaceutical products were sold at steeply discounted prices in markets outside the U.S. and then re-imported to the U.S. where they could be resold at prices higher than the original discounted price, but lower than the prices commercially available in the U.S. If this happens with our products our revenues would be adversely affected.
      In addition, in the European Union, we are required to permit cross border sales. This allows buyers in countries where government-approved prices for our products are relatively high to purchase our products legally from countries where they must be sold at lower prices. Such cross-border sales could adversely affect our royalty revenues.
Our current and future indebtedness and debt service obligations may adversely affect our cash flow.
      In May 2003 we issued $90.0 million of convertible senior notes in a private offering. We will pay interest on the notes at a rate of 2.25% per year. In 2004, we recorded $2.0 million in interest on the notes. Assuming none of the notes are redeemed or converted, we will record interest on the notes in the amounts of $2.0 million per year from 2005 through 2007, and $843,750 for 2008. The notes mature on May 30, 2008.
      In March 2005 we issued $200 million principal amount of convertible senior notes maturing on March 30, 2015. On September 30, 2005, we will begin paying interest on these notes at a rate of 2.00% per year. Assuming none of these notes are redeemed or converted, we will record interest on the notes in the amount of $3.1 million for 2005, $4.0 million for years 2006 through 2009, and $1.0 million for 2010. Commencing March 30, 2010, we may be required to make additional interest payments under certain circumstances.
      Whether we are able to make required payments on the existing notes, and any other future debt obligations we may incur in order to continue the growth of our business, will depend on (a) our ability to generate sufficient cash, this will depend on efficiently developing new products with significant market potential, increasing sales of our existing products, collecting receivables, and other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control; and (b) our future operating performance and our ability to obtain additional debt or equity financing on favorable terms.

Risks Related to Our Products
Because we rely on third-party manufacturers and suppliers, any manufacturing difficulties they encounter could delay future revenues from our product sales.
      We rely exclusively on third party manufacturers to manufacture our products. In general, our contract manufacturers purchase principal raw materials and supplies in the open market. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies and must be licensed before they can be used in commercial manufacturing of our products. If our contract manufacturers cannot provide us with our product requirements in a timely and cost-effective manner, or if the product they supply does not meet commercial requirements for shelf life, our sales of marketed products could be reduced. Currently, DPT Laboratories, Ltd. and Accra Pac Group, Inc. manufacture commercial supplies of OLUX, Luxíq, and Evoclin. Roche is our sole manufacturer for commercial supplies of Soriatane.
      The active ingredient in OLUX is supplied by a single source. We have agreements with Roche to fill and finish Soriatane through 2005, and to provide active pharmaceutical ingredient through 2007. We believe that these agreements will allow us to maintain supplies of Soriatane finished product through 2012 due to the five-year shelf life of the active pharmaceutical ingredient. We will continue to buy Soriatane finished product and active pharmaceutical ingredient from Roche, and we expect to qualify alternate sources for Soriatane finished product in 2006. Substantially all other raw materials are available from a number of sources, although delays in the availability of some raw materials could cause delays in our commercial production.
      We cannot be certain that manufacturing sources will continue to be available or that we can continue to out-source the manufacturing of our products on reasonable or acceptable terms. If we are unable to maintain agreements on favorable terms with any of our contract manufacturers, or if we experience any disruption in the supply of raw materials required for the manufacture of our products, it could impair our ability to deliver our products on a timely basis or cause delays in our clinical trials and applications for regulatory approvals which in turn would harm our business and financial results. In addition, any loss of a manufacturer or any difficulties that could arise in the manufacturing process could significantly affect our inventories and supply of products available for sale. If we are unable to supply sufficient amounts of our products on a timely basis, our market share could decrease and, correspondingly, our profitability could decrease.
If our contract manufacturers fail to comply with FDA GMP regulations, we may be unable to meet demand for our products and may lose potential revenue.
      All of our contract manufacturers must comply with the applicable FDA Good Manufacturing Practices, or GMP, regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. If our contract manufacturers do not comply with the applicable GMP regulations and other FDA regulatory requirements, the availability of marketed products for sale could be reduced and we could suffer delays in the progress of clinical trials for products under development. We do not have full control over our third-party manufacturers’ compliance with these regulations and standards. Our business interruption insurance, which covers the loss of income for up to $14.1 million at our California and Australia locations, and $25.7 million for our contract manufacturers, which may not completely mitigate the harm to our business from the interruption of the manufacturing of products. The loss of a manufacturer could still have a negative effect on our sales, margins and market share, as well as our overall business and financial results.
If our supply of finished products is interrupted, our ability to maintain our inventory levels could suffer and future revenues may be delayed.
      We try to maintain inventory levels that are no greater than necessary to meet our current projections. Any interruption in the supply of finished products could hinder our ability to timely distribute finished products. If we are unable to obtain adequate product supplies to satisfy our customers’ orders, we may lose those orders and our customers may cancel other orders and stock and sell competing products. This in turn could cause a loss of our market share and negatively affect our revenues.
      Supply interruptions may occur and our inventory may not always be adequate. Numerous factors could cause interruptions in the supply of our finished products, including shortages in raw material required by our manufacturers, changes in our sources for manufacturing, our failure to timely locate and obtain replacement manufacturers as needed, and conditions affecting the cost and availability of raw materials.
We cannot sell our current products and product candidates if we do not obtain and maintain governmental approvals.
      Pharmaceutical companies are subject to heavy regulation by a number of national, state and local agencies. Of particular importance is the FDA in the U.S. The FDA has jurisdiction over all of our business and administers requirements covering testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. If we fail to comply with applicable regulatory requirements, we could be subject to, among other things, fines, suspensions of regulatory approvals of products, product recalls, delays in product distribution, marketing and sale, and civil or criminal sanctions.
      The process of obtaining and maintaining regulatory approvals for pharmaceutical products, and obtaining and maintaining regulatory approvals to market these products for new indications, is lengthy, expensive and uncertain. The manufacturing and marketing of drugs, including our products, are subject to continuing FDA and foreign regulatory review, and later discovery of previously unknown problems with a product, manufacturing process or facility may result in restrictions, including recall or withdrawal of the product from the market. The FDA is permitted to revisit and change its prior determinations and it may change its position with regard to the safety or effectiveness of our products.
      Even if the FDA approves our products, the FDA is authorized to impose post-marketing requirements such as:

•	testing and surveillance to monitor the product and its continued compliance with regulatory requirements,

•	submitting products for inspection and, if any inspection reveals that the product is not in compliance, prohibiting the sale of all products from the same lot,

•	suspending manufacturing,

•	recalling products, and

•	withdrawing marketing approval.
      Even before any formal regulatory action, we could voluntarily decide to cease distribution and sale or recall any of our products if concerns about safety or effectiveness develop.
      To market our products in countries outside of the U.S., we and our partners must obtain approvals from foreign regulatory bodies. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval, and approval by the FDA does not ensure approval by the regulatory authorities of any other country.
      In its regulation of advertising, the FDA from time to time issues correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and if we were to receive correspondence from the FDA alleging these practices we might be required to:

•	change our methods of marketing and selling products,

•	take FDA-mandated corrective action, which could include placing advertisements or sending letters to physicians rescinding previous advertisements or promotion,

•	incur substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements,

•	disrupt the distribution of products and stop sales until we are in compliance with the FDA’s position.
We may spend a significant amount of money to obtain FDA and other regulatory approvals, which may never be granted. Failure to obtain such regulatory approvals could adversely affect our prospects for future revenue growth.
      Successful product development in our industry is highly uncertain, and the process of obtaining FDA and other regulatory approvals is lengthy and expensive. Very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development may fail to reach the market for a number of reasons, including that the product candidate did not demonstrate acceptable clinical trial results in humans even though it demonstrated positive preclinical trial results, or that the product candidate was not effective in treating a specified condition or illness.
      The FDA approval processes require substantial time, effort and expense. The FDA continues to modify product development guidelines and we may not be able to obtain FDA approval to conduct clinical trials or to manufacture and market any of the products we develop, acquire or license. Clinical trial data can be the subject of differing interpretation, and the FDA has substantial discretion in the approval process. The FDA may not interpret our clinical data the way we do. The FDA may also require additional clinical data to support approval. The FDA can take between one and two years to review new drug applications, or longer if significant questions arise during the review process. Moreover, the costs to obtain approvals could be considerable and the failure to obtain, or delays in obtaining, an approval could have a significant negative effect on our business.
      In November 2004, the FDA notified us that it would not approve our NDA for Extina. The FDA’s position was based on the conclusion that, although Extina demonstrated non-inferiority to the comparator drug currently on the market, it did not demonstrate statistically significant superiority to placebo foam. We have continued discussions with the FDA and we expect to initiate our final Phase III trial for Extina in the third quarter of 2005. On June 10, 2005, the FDA issued a non-approvable letter for Velac. The FDA based its decision on the fact that “a positive carcinogenicity signal was detected in a Tg.AC mouse dermal carcinogenicity study.” Based on our clinical trials and our analysis of the mouse study, we had concluded that the mouse study was not predictive of human results. We expect to continue working with the FDA to determine if and how Velac may be approved at some future date.
Any factor adversely affecting the prescription volume related to our products could harm our business, financial condition and results of operations.
      We sell our products directly to distributors, who in turn sell the products into the retail marketplace. Patients have their prescriptions filled by pharmacies that buy our products from the wholesale distributors. We derive all of our product revenue from OLUX, Luxíq, Soriatane and Evoclin. Accordingly, any factor adversely affecting our sales related to these products, individually or collectively, could harm our business, financial condition and results of operations. OLUX, Luxíq and Evoclin are all currently subject to generic competition in their respective markets, and each of them could be rendered obsolete or uneconomical by regulatory or competitive changes. A generic competitor for Soriatane could enter the market at any time which would have a significantly negative impact on its sales. Sales of all of our products could also be adversely affected by other factors, including:

•	manufacturing or supply interruptions,

•	the development of new competitive pharmaceuticals and technological advances to treat the conditions addressed by our core branded products,

•	marketing or pricing actions by one or more of our competitors,

•	regulatory action by the FDA and other government regulatory agencies,

•	changes in the prescribing or procedural practices of dermatologists, pediatricians or podiatrists,

•	changes in the reimbursement or substitution policies of third-party payors or retail pharmacies, and

•	product liability claims.
We depend on a limited number of customers, and if we lose any of them, our business could be harmed.
      Our customers include the nation’s leading wholesale pharmaceutical distributors, such as Cardinal Health, Inc., McKesson HBOC, Inc. and AmerisourceBergen Corporation. During 2004, McKesson, Cardinal, AmerisourceBergen accounted for 29%, 27%, and 16%, respectively, of our net product revenues. In December 2004, we entered into distribution service agreements with both Cardinal and McKesson in which we agreed to pay a fee to each distributor in exchange for certain product distribution, inventory information, return goods processing, and administrative services.
      The distribution network for pharmaceutical products is subject to increasing consolidation, and a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses, which may result in reductions in purchases of our products, returns of our products, or cause a reduction in the inventory levels of distributors and retailers, any of which could have a material adverse impact on our business. If we lose any of these customer accounts, or if our relationship with them were to deteriorate, our business could also be materially and adversely affected.
Orders for our products may increase or decrease depending on the inventory levels held by our major customers. Significant increases and decreases in orders from our major customers could cause our operating results to vary significantly from quarter to quarter.
      Retail availability of our products is greatly affected by the inventory levels our customers hold. We monitor wholesaler inventory of our products using a combination of methods, including tracking prescriptions filled at the pharmacy level to determine inventory amounts the wholesalers have sold to their customers. Beginning in 2005, pursuant to our distribution service agreements with Cardinal and McKesson, we will receive inventory level reports. For other wholesalers, however, our estimates of wholesaler inventories may differ significantly from actual inventory levels. Significant differences between actual and estimated inventory levels may result in excessive inventory production, inadequate supplies of products in distribution channels, insufficient or excess product available at the retail level, and unexpected increases or decreases in orders from our major customers. Forward-buying by wholesalers, for example, may result in significant and unexpected changes in customer orders from quarter to quarter. These changes may cause our revenues to fluctuate significantly from quarter to quarter, and in some cases may cause our operating results for a particular quarter to be below our expectations or projections. If our financial results are below expectations for a particular period, the market price of our securities may drop significantly.
The expenses associated with our clinical trials are significant. We rely on third parties to conduct clinical trials for our product candidates, and those third parties may not perform satisfactorily. If those third parties do not perform satisfactorily, it may significantly delay commercialization of our products, increase expenditures and negatively affect our prospects for future revenue growth.
      The clinical trials we undertake for regulatory approval of our products are very expensive and we cannot predict the amount and timing of these expenses from quarter to quarter. We rely on third parties to independently conduct clinical studies for our product candidates. If these third parties do not perform satisfactorily, we may not be able to locate acceptable replacements or enter into favorable agreements with them. If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of, clinical trials, which could significantly delay required regulatory approvals and require significantly greater expenditures.
Our continued growth depends on our ability to develop new products, and if we are unable to develop new products, our expenses may exceed our revenues without any return on the investment.
      We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions and reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, will require significant commitments of personnel and financial resources. Delays in the research, development, testing or approval processes will cause a corresponding delay in the commencement of revenue generation from those products.
      We re-evaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these re-evaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. Products we are researching or developing may never be successfully released to the market and, regardless of whether we ever release them to the market; we will already have incurred the expense of such processes.
If we do not successfully integrate new products into our business, we may not be able to sustain revenue growth and we may not be able to compete effectively.
      When we acquire or develop new products and product lines, we must be able to integrate those products and product lines into our systems for marketing, sales and distribution. If we do not integrate these products or product lines successfully, the potential for growth is limited. The new products we acquire or develop could have channels of distribution, competition, price limitations or marketing acceptance different from our current products. As a result, we do not know whether we will be able to compete effectively or obtain market acceptance in any new product categories. A new product may require us to significantly increase our sales force and incur additional marketing, distribution and other operational expenses. These additional expenses could negatively affect our gross margins and operating results. In addition, we could incur many of these expenses before the actual distribution of new products. Because of this timing, if the market does not accept the new products, or if they are not competitive with similar products distributed by others, the ultimate success of the acquisition or development could be substantially diminished.
We rely on the services of a single company to distribute our products to our customers. A delay or interruption in the distribution of our products could negatively impact our business.
      Cardinal Health SPS, or SPS, handles all of our product distribution activities. SPS stores and distributes our products from a warehouse in Tennessee. Any delay or interruption in the process or in payment could result in a delay delivering product to our customers, which could have a significant negative impact on our business.
The termination of the agreement for the co-promotion of OLUX and Luxíq to certain primary care physicians, or PCP’s, could negatively impact our business, and the recent sales support agreement may not result in a significant increase in product sales.
      In October 2004, UCB Pharma, Inc. informed us that it would terminate our co-promotion agreement for the co-promotion of OLUX and Luxíq to a certain segment of primary care physicians, or PCP’s. UCB informed us that the termination was the result of a decision to shift its commercial focus following a recent acquisition. The co-promotion agreement terminated effective March 31, 2005. We do not have any financial obligation to UCB on prescriptions generated by PCP’s after March 31, 2005.
      In April 2005, we entered into an agreement with Ventiv Pharma Services, LLC, or VPS, a subsidiary of Ventiv Health, Inc., under which VPS will provide sales support for certain of our products to PCP’s and pediatricians. VPS began product sales activities under this agreement in mid-April. VPS will promote OLUX, Luxíq, and Evoclin. We will record 100% of the revenue from product sales generated by VPS’s promotional efforts. We will pay VPS a fee for the personnel providing the promotional efforts and bear the marketing costs for promoting the products, including product samples and marketing materials. The VPS agreement may not result in any significant increase in sales of the products covered by the agreement, and it may not provide access to the PCP market comparable to the services provided by UCB.
Our revenues depend on payment and reimbursement from third party payors, and if they reduce or refuse payment or reimbursement, the use and sales of our products will suffer, we may not increase our market share, and our revenues and profitability will suffer.
      Our operating results and business success depend, in part, on whether adequate reimbursement is available for the use of our products by hospitals, clinics, doctors and patients. Third-party payors include state and federal programs such as Medicare and Medicaid, managed care organizations, private insurance plans and health maintenance organizations. Because of the size of the patient population covered by managed care organizations, it is important to our business that we market our products to them and to the pharmacy benefit managers that serve many of these organizations. If only a portion of the cost of our prescription products is paid for or reimbursed, our products could be less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians.
      Managed care organizations and other third-party payors try to negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generics are often favored on formularies. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. In some cases, third-party payors will pay or reimburse users or suppliers of a prescription drug product only a portion of the product purchase price. Consumers and third-party payors may not view our marketed products as cost-effective, and consumers may not be able to get reimbursement or reimbursement may be so low that we cannot market our products on a competitive basis. If a product is excluded from a formulary, its usage may be sharply reduced in the managed care organization patient population. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be negatively affected, as could our overall business and financial condition.
      To the extent that patients buy our products through a managed care group with which we have a contract, our average selling price is lower than it would be for a non-contracted managed care group. We take reserves for the estimated amounts of rebates we will pay to managed care organizations each quarter. Any increase in returns and any increased usage of our products through Medicaid or managed care programs will affect the amount of rebates that we owe.
Risks Related to Our Industry
We face intense competition, which may limit our commercial opportunities and limit our ability to generate revenues.
      The specialty pharmaceutical industry is highly competitive. Competition in our industry occurs on many fronts, including developing and bringing new products to market before others, developing new technologies to improve existing products, developing new products to provide the same benefits as existing products at less cost, developing new products to provide benefits superior to those of existing products, and acquiring or licensing complementary or novel technologies from other pharmaceutical companies or individuals.

      Most of our competitors are large, well-established companies in the fields of pharmaceuticals and health care. Many of these companies have substantially greater financial, technical and human resources than we have to devote to marketing, sales, research and development and acquisitions. Some of these competitors have more collective experience than we do in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products. As a result, they have a greater ability to undertake more extensive research and development, marketing and pricing policy programs. Our competitors may develop or acquire new or improved products to treat the same conditions as our products treat, or may make technological advances that reduce their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. Our commercial opportunities will be reduced or eliminated if our competitors develop or acquire and market products that are more effective, have fewer or less severe adverse side effects, or are less expensive than our products. Competitors also may develop or acquire products that make our current or future products obsolete. Any of these events could have a significant negative impact on our business and financial results, including reductions in our market share and gross margins.
      Luxíq, OLUX and Evoclin compete with generic pharmaceuticals, which claim to offer equivalent benefit at a lower cost. In some cases, insurers and other health care payment organizations encourage the use of these less expensive generic brands through their prescription benefits coverage and reimbursement policies. These organizations may make the generic alternative more attractive to the patient by providing different amounts of reimbursement so that the net cost of the generic product to the patient is less than the net cost of our prescription brand product. Aggressive pricing policies by our generic product competitors and the prescription benefits policies of insurers could cause us to lose market share or force us to reduce our margins in response. In particular, Evoclin faces significant competition in the market for the treatment of acne, one of the largest segments in U.S. dermatology market. The active ingredient in Evoclin, clindamycin, is the most popular topical antibiotic for treating acne patients. Soriatane competes in the market for the treatment of severe psoriasis in adults. Generic competition for Soriatane may arise in the future.
The growth of managed care organizations and other third-party reimbursement policies and state regulatory agencies may have an adverse effect on our pricing policies and our margins.
      Managed care initiatives to control costs have influenced PCP’s to refer fewer patients to specialists such as dermatologists. Further reductions in these referrals could have a material adverse effect on the size of our potential market as well as our business, financial condition and results of operation.
      Federal and state regulations govern or influence the reimbursement to health care providers of fees in connection with medical treatment of certain patients. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that could limit the amount that state or federal governments will pay to reimburse the cost of drugs. Continued significant changes in the health care system could have a significant negative impact on our business. Decisions by state regulatory agencies, including state pharmacy boards, and/or retail pharmacies may require substitution of generic for branded products, may prefer competitors’ products over our own, and may impair our pricing and thereby constrain our market share and growth. In addition, we believe the increasing emphasis on managed care in the U.S. will continue to put pressure on the price and usage of our products, which may in turn adversely impact product sales. Further, when a new therapeutic product is approved, the availability of governmental and/or private reimbursement for that product is uncertain, as is the amount for which that product will be reimbursed. We cannot predict whether reimbursement for our products or product candidates will be available or in what amounts, and current reimbursement policies for existing products may change at any time. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.
      In recent years, various legislative proposals have been offered in Congress and in some state legislatures that include major changes in the health care system. These proposals have included price or patient reimbursement constraints on medicines and restrictions on access to certain products. We cannot predict the outcome of such initiatives, and it is difficult to predict the future impact to us of the broad and expanding legislative and regulatory requirements that may apply to us.
Our industry is subject to extensive governmental regulation.
      The FDA must approve a drug before it can be sold in the U.S. In addition, the Federal Food, Drug and Cosmetic Act, the Federal Trade Commission, Office of the Inspector General and other federal and state agencies, statutes, and regulations govern the safety, effectiveness, testing, manufacture, labeling, storage, record keeping, approval, sampling, advertising and promotion of pharmaceutical products. Complying with the mandates of these agencies, statutes and regulations is expensive and time consuming, and adds significantly to the cost of developing, manufacturing and marketing our products. In addition, failure to comply with applicable agency, statutory and regulatory requirements could, among other things, result in:

•	fines or other civil or criminal sanctions,

•	delays in product development, distribution, marketing and sale,

•	denials or suspensions of regulatory approvals of our products, and

•	recalls of our products.
If product liability lawsuits are brought against us, we may incur substantial costs.
      Our industry faces an inherent risk of product liability claims from allegations that our products resulted in adverse effects to patients or others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. In March 2004, we acquired exclusive U.S. rights to Soriatane, which is a product known to cause serious birth defects and other serious side effects. We maintain product liability insurance in the amount of $15 million aggregate, which may not provide adequate coverage against potential product liability claims or losses. In particular, we anticipate that insurers may be less willing to extend product liability insurance for Soriatane, and that insurance will only be available at higher premiums and with higher deductibles than our other products have required. We also cannot be certain that our current coverage will continue to be available in the future on reasonable terms, if at all. Even if we are ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources, and might create significant negative publicity, all of which would impair our ability to generate sales. If we were found liable for any product liability claims in excess of our coverage or outside of our coverage, the cost and expense of such liability could severely damage our business, financial condition and profitability.
Risks Related to the Offering
Our indebtedness and debt service obligations may adversely affect our cash flow.
      Our ability to make payments on and to refinance our debt, including the notes subject to this registration statement, will depend on our ability to generate sufficient cash. Whether we are able to generate sufficient cash flow, in turn, will depend on our ability to increase sales of our products and collect receivables, the results of our research and development efforts and other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control.
      If we incur new indebtedness, the related risks that we now face could intensify. Our ability to make required payments on the notes and to satisfy any other debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing.

The notes are unsecured, and future indebtedness could effectively rank senior to the notes.
      The notes are unsecured, rank equal in right of payment with our 2.25% Convertible Senior Notes due May 30, 2008 in the principal amount of $90 million, and will rank equal in right of payment with future unsecured and unsubordinated indebtedness. As of June 30, 2005, we had total current liabilities of approximately $46 million on a consolidated basis. The notes are effectively subordinated to any secured debt to the extent of the value of the assets that secure the indebtedness. We currently have no secured debt. The notes are also “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. As of June 30, 2005, our existing subsidiaries had total long-term debt and other liabilities of approximately $25,000, which does not include any intercompany amounts that are eliminated in consolidation. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.
The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.
      The indenture governing the notes does not prohibit or limit us from incurring additional indebtedness and other liabilities or from pledging assets to secure such indebtedness and liabilities. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither the indenture nor the notes restrict us from repurchasing indebtedness or common stock. If we issue other debt securities in the future, our debt service obligations will increase.
The notes are not protected by restrictive covenants, which allows us to engage in transactions that may impair our ability to fulfill our obligations under the notes.
      Because the indenture contains no covenants or other provisions to protect holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes — Repurchase at Option of Holders Upon a Fundamental Change,” we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Absent a contractual restriction, we generally have no duty to consider the interests of our noteholders in determining whether to engage in such transactions and under what terms.
We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change.
      On March 30, 2010, and upon the occurrence of fundamental changes under some circumstances as described in this registration statement, you may require us to repurchase your notes. In addition, the occurrence of an event similar to a fundamental change may require us to repurchase our other outstanding notes in the principal amount of $90 million. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all of the notes that noteholders might deliver upon the occurrence of any fundamental change.
The adjustment to the conversion rate of notes converted in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.
      If a fundamental change occurs, under certain circumstances, we will adjust the conversion rate of the notes converted in connection with such fundamental change. The amount of the conversion rate adjustment will be determined based on the date on which the fundamental change becomes effective and the closing sale price of our common stock in the five consecutive trading days before the effective date of the fundamental change, as described below under “Description of the Notes — Adjustment to Conversion Rate Upon a Fundamental Change.” Although the conversion rate adjustment is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the conversion rate adjustment is only an approximation of such lost value and may not adequately compensate you for the loss. In addition, if the market price of our common stock at the time of the designated event is greater than $150.00 per share of common stock or less than $26.27 per share of common stock (in each case, subject to adjustment), no additional shares will be issued upon conversion.
The trading price of our securities could be subject to significant fluctuations.
      The trading price of our common stock has been volatile and may be volatile in the future. Factors such as announcements of fluctuations in our or our competitors’ operating results, changes in our prospects and general market conditions for pharmaceutical biotechnology stocks could have a significant impact on the future trading prices of our common stock and the notes. In particular, the trading price of the common stock of many pharmaceutical and biotechnology companies, including us, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. Some of the factors that may cause volatility in the price of our securities include:

•	clinical trial results and regulatory developments,

•	quarterly variations in results,

•	business and product market cycles,

•	fluctuations in customer requirements,

•	the availability and utilization of manufacturing capacity,

•	the timing of new product introductions,

•	our ability to develop and implement new technologies,

•	the timing and amounts of royalties paid to us by third parties, and

•	issues with the safety or effectiveness of our products.
      The price of our common stock may also be adversely affected by the estimates and projections of the investment community, general economic and market conditions, and the cost of operations in our product markets. These factors, either individually or in the aggregate, could result in significant variations in the trading prices of our common stock.
      The market price of the notes is expected to be significantly affected by fluctuations in the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.
      In addition to the factors described above, the price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.
Because it is unlikely that an active trading market for the notes will develop and there are restrictions on resale of the notes, you may not be able to sell your notes. You should therefore be prepared to hold the notes until maturity unless you convert them into shares of our common stock or cash.
      The notes constitute a new issue of securities for which there is no established trading market. Because the notes will not be listed on the Nasdaq or a national securities exchange and no notes resold under this prospectus will trade in the PORTAL system, it is unlikely that an active trading market for the notes will develop. If an active trading market for the notes does not develop, or if one develops but is not maintained, holders of the notes may experience difficulty in reselling, or may not be able to resell, the notes and the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

•	prevailing interest rates and the markets for similar securities,

•	the price of our common stock,

•	general economic conditions, and

•	our financial condition, historic financial performance and future prospects.
      If a trading market does not develop, you may be required to hold the notes to maturity unless you convert them into shares of our common stock or cash.
The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale, which could decrease the value of your investment.
      As of July 31, 2005, we had 34,972,877 shares of common stock outstanding, excluding approximately 12.5 million shares reserved for issuance pursuant to our stock plans, inducement grants and upon conversion of our convertible notes due May 30, 2008. Your ability to profit from converting the notes will be adversely affected if our common stock price decreases. We have agreed not to, and our executive officers and directors have agreed that they will not, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act relating to, any shares of common stock or securities convertible or exchangeable or exercisable for any shares of our common stock (except for shares issuable upon conversion of the notes described in this registration statement) until June 15, 2005, subject to certain exceptions. Except for the restriction described in the preceding sentence, we are not restricted from issuing additional common stock during the life of the notes.
The conversion rate of the notes may not be adjusted for all dilutive events.
      The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, stock splits and combinations, distributions of indebtedness, securities or assets, certain cash dividends, certain issuer tender or exchange offers and certain repurchases as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that could also adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, could occur.
The conditional conversion features of the notes could result in your receiving less than the value of the common stock into which a note would otherwise be convertible.
      Until March 30, 2009, the notes are convertible into common stock only if specified conditions are met as described under “Description of Notes — Conversion Rights.” During this period, if the specific conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value you would otherwise receive upon conversion.
Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.
      The conversion into common stock of some or all of the notes, or of our other convertible notes, will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock or of shares issuable upon conversion could adversely affect prevailing market prices of our common stock.

In addition, the existence of the notes or our existing convertible notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock, to the extent you receive such stock upon conversion. You will only be entitled to rights of the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining stockholders of record entitled to vote on the amendment occurs before the conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
You will recognize income for U.S. federal income tax purposes significantly in excess of current cash payments. Any gain recognized upon a sale, conversion, or other disposition will be treated as ordinary interest income rather than capital gain.
      We have treated, and will continue to treat, the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of this treatment, if you acquire notes, you will be required to include amounts in income significantly in excess of the stated interest on the notes. Any gain you recognize upon a sale, conversion, or other disposition will generally be treated as ordinary interest income rather than capital gain. Any loss recognized on such disposition will be treated as ordinary loss to the extent of interest on the notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, should not have recognized ordinary income upon the conversion, and/or should have recognized capital gain or loss, rather than ordinary income or loss, upon a taxable disposition of the notes. See “Certain U.S. Federal Income Tax Consequences.”
Our charter documents and Delaware law contain provisions that could delay or prevent a change in control, even if the change in control would be beneficial to our stockholders.
      Our certificate of incorporation authorizes our board of directors to issue undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of the preferred stock without further vote or action by our stockholders. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock. We also have a stockholder rights plan, which entitles existing stockholders to rights, including the right to purchase shares of preferred stock, in the event of an acquisition of 15% or more of our outstanding common stock, or an unsolicited tender offer for such shares. We have also entered into change in control agreements with our directors, officers, and key employees. These change in control agreements provide for severance payments to be made in the event of a change in control of the company. Provisions of Delaware law, our rights plan, our charter documents, and other arrangements, including a provision eliminating the ability of stockholders to take actions by written consent, could delay or make difficult the removal of our current management or a merger, tender offer or proxy contest involving us. Further, our stock option and purchase plans generally provide for the assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

PRICE RANGE OF COMMON STOCK
      Our common stock is traded on the Nasdaq National Market under the symbol “CNCT.” The following table sets forth for the periods indicated the low and high closing prices for our common stock.

	High	Low

2003
First Quarter	$16.75	$12.30
Second Quarter	18.18	14.70
Third Quarter	18.74	14.24
Fourth Quarter	19.27	16.00
2004
First Quarter	$24.91	$17.69
Second Quarter	22.60	18.59
Third Quarter	28.09	19.46
Fourth Quarter	29.92	20.30
2005
First Quarter	$27.96	$22.02
Second Quarter	28.99	15.13

      On August 25, 2005, the closing price of our common stock on the Nasdaq National Market was $17.94. On July 31, 2005, we had approximately 129 stockholders of record of our common stock.
      We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future.
      On March 23, 2005 we repurchased $35.0 million of our issued and outstanding common stock. We do not have a plan or program to repurchase shares of our common stock.
RATIO OF EARNINGS TO FIXED CHARGES

	Six Months
	Ended	Years Ended December 31,
	June 30,
	2005	2004	2003	2002	2001	2000
	(In thousands)

Earnings:
Income (loss) before income taxes and cumulative change in accounting principle	$3,801	$20,508	$(2,933)	$(16,409)	$(16,397)	$33,198
Add: Fixed charges	2,725	2,912	1,750	161	164	340
Less: Capitalized interest	—	—	—	—	—	—

Earnings	$6,526	$23,420	$(1,183)	$(16,248)	$(16,233)	$33,538

Fixed Charges:
Interest expensed	$2,081	$2,042	$1,202	$11	$46	$235
Amortization of convertible notes offering costs	549	736	430	—	—	—
Estimated interest portion of rent expense(2)	95	134	118	150	118	105

Fixed charges	$2,725	$2,912	$1,750	$161	$164	$340

Ratio of earnings to fixed charges(1)	2	8	—	—	—	99

(1)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes plus fixed charges. Earnings were insufficient to cover fixed charges by $2.9 million in 2003, $16.4 million in 2002 and $16.4 million in 2001.

(2)	The estimated interest portion of rent expense for the years 2000 through 2003 has been updated from prior filings.
USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the notes or common stock offered by the selling securityholders.

SELECTED FINANCIAL DATA
      You should read Connetics’ selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto contained elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2004, 2003, and 2002 and the selected consolidated balance sheet data as of December 31, 2004 and 2003 are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2005 and 2004 and the consolidated balance sheet data as of June 30, 2005 are derived from our unaudited condensed consolidated financial statements contained elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2001 and 2000 and the consolidated balance sheet data as of December 2002, 2001 and 2000 are derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus.
Selected Consolidated Financial Data

	Six Months Ended
	June 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)

Consolidated Statement of Operations Data:
Revenues:
Product	$87,429	$61,565	$142,059	$66,606	$47,573	$30,923	$20,095
Royalty and contract(1)	311	1,670	2,296	8,725	5,190	3,141	20,679

Total revenues	87,740	63,235	144,355	75,331	52,763	34,064	40,774
Operating expenses:
Cost of product revenues	8,748	5,146	12,656	5,129	4,190	3,123	3,868
Amortization of intangible assets(2)	6,799	4,672	11,471	819	805	1,048	—
Research and development	14,855	9,537	21,539	30,109	25,821	19,156	21,875
Selling, general and administrative	53,165	32,760	73,206	41,781	36,819	35,014	26,673
In-process research and development and milestone payments(3)	—	—	3,500	—	4,350	1,080	—
Loss on program termination(4)	—	—	—	—	312	1,142	—

Total operating expenses	83,567	52,115	122,372	77,838	72,297	60,563	52,416

Income (loss) from operations	4,173	11,120	21,983	(2,507)	(19,534)	(26,499)	(11,642)
Gain on sale of investment(5)	—	—	—	—	2,086	122	42,967
Gain on sale of Ridaura product line(6)	—	—	—	—	—	8,002	—
Interest and other income (expense) net	(372)	(900)	(1,475)	(426)	1,039	1,978	1,873

Income (loss) before income taxes and cumulative effect of a change in accounting principle	3,801	10,220	20,508	(2,933)	(16,409)	(16,397)	33,198
Income tax provision	258	890	1,493	1,167	181	345	1,010

	Six Months Ended
	June 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)

Income (loss) before cumulative effect of change in accounting principle	3,543	9,330	19,015	(4,100)	(16,590)	(16,742)	32,188
Cumulative effect of change in accounting principle, net of tax(7)	—	—	—	—	—	—	(5,192)

Net income (loss)	$3,543	$9,330	$19,015	$(4,100)	$(16,590)	$(16,742)	$26,996

Basic Net Income (Loss) Per Share —
Net income (loss) per share before cumulative effect of change in accounting principle	$0.10	$0.27	$0.54	$(0.13)	$(0.54)	$(0.56)	$1.13
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	(0.18)

Net income (loss) per share	$0.10	$0.27	$0.54	$(0.13)	$(0.54)	$(0.56)	$0.95

Diluted Net Income (Loss) Per Share —
Net income (loss) per share before cumulative effect of change in accounting principle	$0.09	$0.25	$0.51	$(0.13)	$(0.54)	$(0.56)	$1.07
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	(0.17)

Net income (loss) per share	$0.09	$0.25	$0.51	$(0.13)	$(0.54)	$(0.56)	$0.90

Shares used to calculate basic net income (loss) per share	35,259	34,439	35,036	31,559	30,757	29,861	28,447
Shares used to calculate diluted net income (loss) per share	37,785	36,722	37,443	31,559	30,757	29,861	30,086
Pro forma amounts assuming the accounting change was applied retroactively:
Net income (loss)	$3,543	$9,330	$19,015	$(4,100)	$(16,590)	$(16,742)	$32,188
Net income (loss) per share:
Basic	$0.10	$0.27	$0.54	$(0.13)	$(0.54)	$(0.56)	$1.13
Diluted	$0.09	$0.25	$0.51	$(0.13)	$(0.54)	$(0.56)	$1.07

		As of December 31,
	As of June 30,
	2005	2004	2003	2002	2001	2000

	(Unaudited)
		(In thousands, except per share amounts)
Consolidated Balance Sheet Data:
Cash, cash equivalents, marketable securities and restricted cash	$256,270	$76,346	$114,966	$33,788	$48,476	$80,184
Working capital	241,158	71,094	112,247	25,185	44,026	71,030
Total assets	438,038	245,728	145,897	59,553	72,327	85,713
Convertible senior notes	290,000	90,000	90,000	—	—	—
Total stockholders’ equity	101,113	127,920	45,754	44,743	61,354	72,606

(1)	In the second quarter of 2003, we received a one-time royalty payment from S.C. Johnson in the amount of $2.9 million in connection with our aerosol spray technology.

(2)	In March 2004, we acquired exclusive U.S. rights to Soriatane, resulting in an intangible asset that is being amortized 10 years. Amortization charges for the Soriatane rights in 2004 were $10.6 million.

(3)	In May 2002, we entered into an agreement with Yamanouchi Europe, B.V. to license Velac. In connection with this agreement we paid Yamanouchi an initial $2.0 million licensing fee in the second quarter of 2002 and recorded another $2.0 million in the fourth quarter of 2002 when we initiated the Phase III trial for Velac. In the third quarter of 2004, we recorded an additional milestone payment of $3.5 million upon filing an NDA with the FDA.

(4)	In 2001, we recorded a net charge of $1.1 million representing costs accrued in connection with the reduction in workforce and the wind down of relaxin development contracts.

(5)	In the fourth quarter of 2000, we recorded a $43.0 million gain on the sale of securities.

(6)	In April 2001, we sold our rights to Ridaura including inventory to Prometheus Laboratories, Inc. for $9.0 million in cash plus a royalty on annual sales in excess of $4.0 million through March 2006. We recognized a gain of $8.0 million in connection with the sale of Ridaura.

(7)	Effective January 1, 2000, we changed our method of accounting for non-refundable license fees in accordance with Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere in this prospectus.
OVERVIEW
Business Overview
      We are a specialty pharmaceutical company that develops and commercializes innovative products for the dermatology market. Our products aim to improve the management of dermatological diseases and provide significant product differentiation. We have branded our proprietary foam drug delivery vehicle, VersaFoam®.
      Through June 2005 our marketed products were: OLUX, a super high-potency topical steroid prescribed for the treatment of steroid responsive dermatological diseases; Luxíq, a mid-potency topical steroid prescribed for scalp dermatoses such as psoriasis, eczema and seborrheic dermatitis; Soriatane, an oral medicine for the treatment of severe psoriasis; and Evoclintm, a topical treatment for acne vulgaris. We began selling Soriatane in March 2004 after we acquired the U.S. product rights from Roche. We launched Evoclin commercially in December 2004 after we received product approval from the FDA. Revenue from the new products contributed significantly to our revenue growth in 2004 and into 2005.
      In addition to the new products launched since 2003, other projects in our research and development pipeline in 2004 and the first half of 2005 included Extina for the treatment of seborrheic dermatitis, Velac for the treatment of acne, Desilux (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux (clobetasol propionate) VersaFoam-EF, 0.05%, a high-potency topical steroid formulated to treat atopic dermatitis and plaque psoriasis, and other products in the preclinical development stage. We also have the rights to a variety of pharmaceutical agents in various stages of preclinical and clinical development in multiple novel delivery technologies.
      We sell product directly to wholesale distributors and to one national retail pharmacy chain. Consistent with pharmaceutical industry patterns, approximately 93% of our product revenues in 2004 were derived from seven major customers.
      To enable us to focus on our core sales and marketing activities, we selectively outsource certain non-sales and non-marketing functions, such as manufacturing, warehousing and distribution. Currently DPT and AccraPac manufacture commercial supplies of OLUX, Luxíq and Evoclin. Roche manufactures commercial supplies of Soriatane. SPS handles all of our product distribution activities. As we expand our activities in these areas, we expect to invest additional financial resources in managing those outsourced functions.
      In November 2004, the FDA notified us that it would not approve our NDA for Extina. The FDA’s position was based on the conclusion that, although Extina demonstrated non-inferiority to the comparator drug currently on the market, it did not demonstrate statistically significant superiority to placebo foam. We have continued discussions with the FDA and we expect to initiate our final Phase III trial for Extina in the third quarter of 2005. On June 10, 2005, the FDA issued a non-approvable letter for Velac. The FDA based its decision on the fact that “a positive carcinogenicity signal was detected in a Tg.AC mouse dermal carcinogenicity study.” Based on our clinical trials and our analysis of the mouse study, we had concluded that the mouse study was not predictive of human results. We expect to continue working with the FDA to determine if and how Velac may be approved at some future date.
Summary of Results for 2004 and Six Months Ended June 30, 2005
      In 2004 we completed our first full year of operating profitability. Our total revenues increased by 92% to $144.4 million and we generated net income of $19.0 million or $0.51 per diluted share. We were also profitable for the six months ended June 30, 2005 generating $3.5 million in net income or $0.09 per diluted share with total revenues of $87.7 million, an increase of 39% over the same period in the prior year.
      Product revenues increased by 113% to $142.1 million in 2004 from $66.6 million in 2003 and by 42% to $87.4 million for the six months ended June 30, 2005 from $61.6 million for the six months ended June 30, 2004. The increase was due to the introduction of two new products, Soriatane and Evoclin, as well as growth from our two existing products, OLUX and Luxíq.
      We significantly increased our direct and indirect promotional capabilities during 2004. This included hiring 66 sales professionals, which more than doubled our sales force to 124 professionals at the end of the year and positions Connetics as a strong commercial force in the dermatology market. Selling, general, and administrative expenses increased from $41.8 million in 2003 to $73.2 million in 2004 and from $32.8 million for the six months ended June 30, 2004 to $53.1 million for the six months ended June 30, 2005.
      Research and development expenses in 2004 decreased to $21.5 million from $30.1 million in 2003 primarily due to the completion of pivotal trials for Velac, Evoclin and Extina in 2003. However, research and development increased to $14.9 million for the six months ended June 30, 2005 from $9.5 million in the same period in the prior year primarily due to increased clinical trial activity and headcount.
      We generated cash from operations of $29.7 million in 2004, compared to using $8.5 million of cash in operations in 2003. In addition to the cash provided by operations, our most significant changes in cash flow during 2004 were the use of $123.5 million to acquire Soriatane product rights and $56.9 million of net proceeds from a private placement of common stock. For the six months ended June 30, 2005 and 2004, we generated cash from operations of $19.8 million and $19.7 million, respectively. Other significant changes to cash in the six months ended June 30, 2005 included $194 million from the issuance of convertible debt partially offset by $35 million used to repurchase our common stock. Our working capital was $71.1 million at the end of 2004 compared to $112.2 million at the end of 2003. Our working capital was $241.2 million at June 30, 2005.
CERTAIN EVENTS IN 2004 AND 2005
      During 2004, we filed NDA’s with the FDA for our product candidates Extina, a foam formulation of a 2% concentration of the antifungal drug ketoconazole, for the treatment of seborrheic dermatitis, and Velac, a combination of 1% clindamycin and 0.025% tretinoin, for the treatment of acne. We also commenced Phase III clinical trials for our product candidate, Desilux, a low-potency topical steroid, formulated with 0.05% desonide in our proprietary emollient foam delivery vehicle. In the first quarter of 2005, we commenced Phase III clinical trials for our product candidate, Primolux, a high-potency topical steroid formulated to treat atopic dermatitis and plaque psoriasis.
      In February 2004, we completed the sale of 3.0 million shares of our common stock in a private offering to certain accredited investors at a price of $20.25 per share for net proceeds of $56.9 million. We used the proceeds from this offering to acquire the exclusive U.S. rights to Roche’s Soriatane, which we completed in March 2004. Including the purchase price of $123.0 million, assumed liabilities of $4.1 million and transaction costs of $529,000, we recorded an intangible asset of approximately $127.7 million related to the Soriatane acquisition, which we are amortizing over an estimated useful life of 10 years. In July 2004, we entered into a multi-year consent with Roche to sell Soriatane to a U.S.-based distributor that exports branded pharmaceutical products to select international markets. Product sold to this distributor is not permitted to be resold in the U.S. Under the terms of the agreement, we will pay a royalty to Roche on Soriatane sales made during the term of the agreement to this distributor.
      In March 2004, we entered into an agreement with UCB Pharma, a subsidiary of UCB Group, pursuant to which we authorized UCB Pharma to promote OLUX and Luxíq to a segment of U.S. PCP’s. In September 2004, in connection with UCB Pharma’s acquisition of Celltech plc, UCB notified us that it intended to discontinue the co-promotion agreement, effective March 31, 2005. UCB will continue to promote OLUX and Luxíq until then. Through the end of the promotion period, UCB’s focus will be on approximately 10% of PCP’s who are active prescribers of dermatology products, including OLUX and Luxíq. The purpose of the co-promotion agreement is to ensure appropriate use of OLUX and Luxíq with the current PCP users and to build value for the OLUX and Luxíq brands. We estimate that before we entered into the agreement with UCB Pharma, PCP’s wrote approximately 15% of prescriptions for OLUX and Luxíq, even though we have promoted primarily to dermatologists. We pay UCB a fee based on prescriptions written by targeted PCP’s which is recorded as an expense in selling general and administrative expense. UCB bears the marketing costs for promoting the products (including product samples, marketing materials, etc.). We will not have any financial obligation to UCB on prescriptions generated by PCP’s after March 31, 2005.
      In August 2004, we submitted an NDA for Velac (1% clindamycin and 0.025% tretinoin) with the FDA and, in October 2004, we received notification that the FDA accepted the NDA for filing as of August 23, 2004. For the three months ended September 30, 2004, we recorded a $3.5 million fee due to the licensor upon the filing of the NDA. Because the product has not been approved and has no alternative future use, we recorded the fee as an in-process research and development and milestone expense. Under the terms of the license agreement we entered into in 2002 with Yamanouchi Europe B.V., we hold exclusive rights to develop and commercialize Velac in the U.S. and Canada and non-exclusive rights in Mexico.
      In September 2004, we licensed to Pierre Fabre Dermatologie exclusive commercial rights to OLUX for Europe, excluding Italy and the U.K. where the product is licensed to Mipharm S.p.A. The license agreement with Pierre Fabre also grants marketing rights for certain countries in South America and Africa. Pierre Fabre will market the product under different trade names. Under the terms of the license, we received an upfront license payment of $250,000 and we will receive milestone payments and royalties on product sales. Pierre Fabre will be responsible for costs associated with product manufacturing, sales, marketing and distribution in its licensed territories. As part of the agreement, we also negotiated a right-of-first-refusal in the U.S. to an early-stage, innovative dermatology product currently under development by Pierre Fabre. Pierre Fabre anticipates an initial launch of OLUX in select European markets in the fourth quarter of 2005.
      In October 2004, we received approval from the FDA for Evoclin (clindamycin) Foam, 1% for the treatment of acne vulgaris. Evoclin is delivered in our proprietary VersaFoam vehicle. In anticipation of the commercial launch of Evoclin, we hired 66 sales professionals in November 2004 and we announced the commercial launch of the product in December 2004 with the availability of 50g and 100g trade unit sizes.
      In November 2004, the FDA notified us that it would not approve Extina. The FDA’s position was based on the conclusion that, although Extina demonstrated non-inferiority to the comparator drug currently on the market, it did not demonstrate statistically significant superiority to placebo foam. We have continued discussions with the FDA and we announced on June 8, 2005 that we will resume development of Extina by initiating a final Phase III trial intended to demonstrate that Extina is superior to placebo foam. We expect to commence the Phase III clinical trial in the third quarter of 2005 and expect to resubmit the NDA for Extina to the FDA by the end of 2006.
      In November 2004 we announced that Medicis informed us that it has in-licensed rights to an issued patent that it asserts will be infringed by our product candidate Velac. Based on our prior review of the Medicis licensed patent, we believe that Velac will not infringe the patent assuming the patent is valid. While we are not aware of any legal filings related to this assertion by the patent holder or Medicis, we believe, based on information publicly available on the USPTO website, that the inventor named on the patent has filed a Reissue Patent Application with the USPTO. To our knowledge, the USPTO has not formally announced the filing of the reissue application in the Official Gazette as of the date of this prospectus.

      In March 2005, we completed a private placement of convertible senior notes maturing March 30, 2015 in the principal amount of $200 million to qualified institutional buyers. We received net cash proceeds of approximately $159 million after expenses and net of approximately $35 million used to repurchase our common stock. The notes are convertible into cash and, under specified circumstances, shares of common stock at an initial conversion price of approximately $35.46 per share. We expect to use the net proceeds from the sale of the notes for general corporate purposes, including potential future product or company acquisitions, capital expenditures, and working capital.
      In April 2005, we entered into an agreement with Ventiv Pharma Services, LLC, or VPS, a subsidiary of Ventiv Health, Inc., under which VPS will provide sales support for certain of our products to primary care physicians and pediatricians. Product sales activities under this agreement commenced in mid-April. VPS will promote OLUX, Luxíq and Evoclin. We will record 100% of the revenue from product sales generated by promotional efforts of VPS. We will pay VPS a fee for the personnel providing the promotional efforts and bear the marketing costs for promoting the products including product samples and marketing materials.
      On June 13, 2005, we announced that the FDA has issued a non-approvable letter dated June 10, 2005 for Velac. The FDA based its decision on the fact that “a positive carcinogenicity signal was detected in a Tg.AC mouse dermal carcinogenicity study.” We saw no signs in our clinical trials that the mouse study was predictive of human results. We expect to continue working with the FDA to determine if and how Velac may be approved at some future date.
      On August 15, 2005, we announced the positive outcome of our Phase III clinical trial evaluating Desiluxtm (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated in our proprietary emollient foam delivery vehicle to treat atopic dermatitis. The data from the trial demonstrate a consistently robust and highly statistically significant treatment effect for Desilux compared to placebo foam on the primary trial composite endpoint evaluating improvement in the Investigator’s Static Global Assessment (ISGA), erythema and induration/papulation.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
      Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected.
      Our senior management has reviewed these critical accounting policies and related disclosures with our Audit Committee. Our significant accounting policies are described in Note 2 to the Consolidated Financial Statements for the year ended December 31, 2004 and Note 1 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2005 included in this prospectus. We believe the following critical accounting policies affect our more significant judgments, assumptions, and estimates used in the preparation of our condensed consolidated financial statements, and therefore are important in understanding our financial condition and results of operations.
Revenue Recognition — Reserves for Discounts, Returns, Rebates and Chargebacks
      We recognize product revenue net of allowances for estimated discounts, returns, rebates and chargebacks. We allow a discount for prompt payment. We estimate these allowances based primarily on our past experience. We also consider the volume and price mix of products in the retail channel, trends in distributor inventory, economic trends that might impact patient demand for our products (including competitive environment), and other factors.

      We accept from customers the return of pharmaceuticals that are within six months before their expiration date. As a practice, we avoid shipping product that has less than 10 months dating. We authorize returns for damaged products and exchanges for expired products in accordance with our returned goods policy and procedures. We monitor inventories in the distributor channel to help us assess the rate of return.
      We establish and monitor reserves for rebates payable by us to managed care organizations and state Medicaid programs. Generally, we pay managed care organizations and state Medicaid programs a rebate on the prescriptions filled that are covered by the respective programs with us. We determine the reserve amount at the time of the sale based on our best estimate of the expected prescription fill rate to managed care and state Medicaid patients, adjusted to reflect historical experience and known changes in the factors that impact such reserves.
      In the past, actual discounts, returns, rebates and chargebacks have not generally exceeded our reserves. However, the rates and amount in future periods are inherently uncertain. Our revenue reserve rate was approximately 17% of our gross product revenues for 2004 compared to 14% in 2003, reflecting the higher reserve requirements for Soriatane. If future rates and amounts are significantly greater than the reserves we have established, the actual results would decrease our reported revenue; conversely, if actual returns, rebates and chargebacks are significantly less than our reserves, this would increase our reported revenue. If we changed our assumptions and estimates, our revenue reserves would change, which would impact the net revenue we report.
Goodwill, Purchased Intangibles and Other Long-Lived Assets — Impairment Assessments
      We have in the past made acquisitions of products and businesses that include goodwill, license agreements, product rights, and other identifiable intangible assets. We assess goodwill for impairment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets,” or SFAS 142, which requires that goodwill be tested for impairment at the “reporting unit level” (“reporting unit”) at least annually and more frequently upon the occurrence of certain events, as defined by SFAS 142. Consistent with our determination that we have only one reporting segment, we have determined that there is only one reporting unit, specifically the sale of specialty pharmaceutical products for dermatological diseases. We test goodwill for impairment in the annual impairment test on October 1 using the two-step process required by SFAS 142. First, we review the carrying amount of the reporting unit compared to the “fair value” of the reporting unit based on quoted market prices of our common stock and on discounted cash flows based on analyses prepared by management. An excess carrying value compared to fair value would indicate that goodwill may be impaired. Second, if we determine that goodwill may be impaired, then we compare the “implied fair value” of the goodwill, as defined by SFAS 142, to its carrying amount to determine the impairment loss, if any. Based on these estimates, we determined that as of October 1, 2004 there was no impairment of goodwill. Since October 1, 2004, there have been no indications of impairment and the next annual impairment test will occur as of October 1, 2005.
      In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” or SFAS 144, we evaluate purchased intangibles and other long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. We have not recorded any impairment charges for long-lived intangible assets for the three years ended December 31, 2004.
      Assumptions and estimates about future values and remaining useful lives are complex and often subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results.

Accordingly, future changes in market capitalization or estimates used in discounted cash flows analyses could result in significantly different fair values of the reporting unit, which may result in impairment of goodwill.
Income Taxes
      We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We record valuation allowances against our deferred tax assets to reduce the net carrying value to an amount that management believes is more likely than not to be realized.
      Our income tax provision is determined using an annual effective tax rate, which is generally less than the U.S. Federal statutory rate, primarily because of tax deductions and operating loss carryforwards available in the United States. Our effective tax rate may be subject to fluctuations during the fiscal year as we obtain new information that may affect the assumptions we use to estimate our annual effective tax rate, including factors such as our mix of pre-tax earnings in the various tax jurisdictions in which we operate, valuation allowances against deferred tax assets, utilization of tax credits and changes in tax laws in jurisdictions where we conduct operations.
      In 2004 we experienced a full year of profitability. In prior years, we recorded an income tax provision primarily based on the foreign operations of our subsidiary in Australia, while experiencing losses for our U.S. operations. As a result, we have some remaining operating losses to carryforward and partially offset future domestic profits, if and when earned. The deferred tax asset resulting from the operating loss carry forwards is offset by a valuation allowance until we meet certain specific tests regarding continued profitability. Our effective tax rate and the related income tax provision may increase significantly in the future after the operating loss carryforwards have been exhausted.
RESULTS OF OPERATIONS
Six Months ended June 30, 2005 and 2004
Revenues

	Six Months Ended
	June 30,

	2005	2004
	(In thousands)

Product revenues:
Soriatane	$35,915	$20,794
OLUX	29,825	29,593
Luxíq	11,489	11,085
Evoclin	10,104	—
Other	96	93

Total product revenues	87,429	61,565
Royalty and contract revenues:
Royalty	228	1,525
Contract	83	145

Total royalty and contract revenues	311	1,670

Total revenues	$87,740	$63,235

      For the six months ended June 30, 2005, our product revenues were $87.4 million compared to $61.6 million for the six months end June 30, 2004, for an increase of $25.8 million or 42%. The increase in product revenues is primarily attributable to Soriatane and Evoclin, which accounted for $15.1 million and $10.1 million of the increase, respectively. During the six months ended June 30, 2005, we experienced unexpected product returns related to expired and expiring products at our wholesaler customers of OLUX that were significantly above historical levels. Based on our analysis, we recorded a charge to product revenues of $2.3 million in the six months ended June 30, 2005 for expired and estimated expiring products at our customers, associated with product sales recorded in prior periods. Our analysis considered information contained in the reporting provided to us by our wholesaler customers under the distribution service agreements that became available to us in the second quarter of 2005. This additional reserve was recorded as a decrease in product revenues in the second quarter, which partially offset the increased sales from the newer products.
      Royalty and contract revenues were $311,000 for the six months ended June 30, 2005 compared to $1.7 million for the comparable period in 2004. Royalty and contract revenues were lower for the first half of 2005 compared to the same period in the prior year due to the final royalty payment of $1.2 million made by S.C. Johnson in the first quarter of 2004.
Cost of Product Revenues
      Our cost of product revenues includes the third party costs of manufacturing OLUX, Luxíq and Evoclin, the cost of Soriatane inventory acquired from Roche, depreciation costs associated with Connetics-owned equipment located at the DPT facility in Texas, allocation of overhead, royalty payments based on a percentage of our product revenues, product freight and distribution costs from our distributor in Tennessee and certain manufacturing support and quality assurance costs.
      For the six months ended June 30, 2005 and 2004, our cost of product revenues were $8.7 million and $5.1 million, respectively, resulting in an increase of $3.6 million or 71%. The increase was primarily due to $1.9 million of increased production costs relating to our new products Soriatane and Evoclin and $1.1 million of increased overhead costs allocated to cost of finished goods sold. In addition, we recorded a reserve of $0.3 million in the six months ended June 30, 2005 for finished goods product that may not be shipped because of less than preferable dating at the time of shipment.
Amortization of Intangible Assets
      Amortization expenses were $6.8 million for the six months ended June 30, 2005 compared to $4.7 million for the comparable period in 2004. The $2.1 million increase for the six months ended June 30, 2005 over the same period in 2004 is the result of four months’ amortization of the Soriatane product rights acquired in March 2004 compared to two full quarters in 2005.
Research and Development
      Our research and development, or R&D, expenses include costs of personnel to support our R&D activities, costs of preclinical studies, costs of conducting our clinical trials (such as clinical investigator fees, monitoring costs, data management and drug supply costs), external research programs, and an allocation of facilities costs. Year to year changes in R&D expenses are primarily due to the timing of and sample sizes required for particular trials.
      For the six months ended June 30, 2005 and 2004, R&D expenses were $14.9 million and $9.5 million, respectively, for an increase of $5.4 million or 57%. The increased expenses are primarily attributable to increased clinical trial activity in 2005 as compared to 2004. This increased clinical activity represented $3.6 million more in costs in the six months ended June 30, 2005. The increase was also attributable to increased headcount costs of $1.0 million in the six months ended 2005 compared to the same period in 2004.
Selling, General and Administrative Expenses
      Our selling, general and administrative, or SG&A, expenses include sales and marketing activities as well as expenses and costs associated with finance, legal, insurance, marketing, sales, and other administrative matters.
      We recorded SG&A expenses of $53.1 million for the six months ended June 30, 2005 compared to $32.8 million for the comparable period in 2004 for an increase of $20.3 million or 62%. The increase primarily consists of $8.7 million in increased direct and indirect promotional activities costs, $4.8 million in marketing and sales expenses such as tradeshows, advertising and conventions, $2.1 million in increased product samples and market research costs, $2.0 million in increased headcount costs in the marketing, general and administrative departments and $1.0 million for increased legal and accounting fees.
Interest and other income (expense), net
      Interest income was $2.3 million for the six months ended June 30, 2005 compared to $500,000 for the six months ended June 30, 2004. The increase in interest income during 2005 was the result of higher average cash and investment balances in connection with the cash proceeds related to the $200 million convertible senior notes issued in March 2005, as well as increased interest rates on investments.
      Interest expense was $2.6 million for the six months ended June 30, 2005 compared to $1.4 million for the six months ended June 30, 2004. The increase in interest expense was primarily due to investment of the proceeds from the sale of convertible senior notes in March 2005.
Income Taxes
      We recognized income tax expense of $0.3 million for the six months ended June 30, 2005, related to U.S. Federal alternate minimum taxes and state income taxes, offset by foreign tax benefit related to our activities in Australia. By comparison, we recognized income tax expense of $0.9 million for the six months ended June 30, 2004. The 2004 tax provision was primarily for U.S. Federal alternative minimum tax. We also recorded a foreign tax provision in the six months ended June 30, 2004 related to our Australian operations.
Years Ended December 31, 2004, 2003 and 2002
Revenues
      We recognize product revenues net of allowances for estimated discounts, returns, rebates and chargebacks.

	Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

Product revenues:
OLUX	$61,894	30%	$47,538	47%	$32,339
Luxíq	23,582	25%	18,857	25%	15,042
Soriatane	53,567	100%	—	—	—
Evoclin	2,883	100%	—	—	—
Other	133	(37)%	211	10%	192

Total product revenues	142,059	113%	66,606	40%	47,573
Royalty and contract revenues:
Royalty	1,839	(76)%	7,788	166%	2,926
Contract	457	(51)%	937	(59)%	2,264

Total royalty and contract revenues	2,296	(74)%	8,725	68%	5,190

Total revenues	$144,355	92%	$75,331	43%	$52,763

      Our product revenues increased to $142.1 million in 2004 from $66.6 million in 2003. The increase in product revenues reflects the introduction of two new products in 2004, Soriatane in March and Evoclin in December, and, to a lesser extent, increases in sales volume and sales prices for existing products. Of the 113% increase in revenues, 84% is attributable to the introduction of the new products, 17% to increases in the prices of existing products, and 12% to increased sales volumes on existing products. Net product revenues increased to $66.6 million in 2003 from $47.6 million in 2002. Increased sales volumes for OLUX and Luxíq in 2003 accounted for 64% of this increase and increases in pricing accounted for the remaining 36% of this increase.

      During the first half of 2004, we made a decision to bring in house the function of Contract Administration responsibility for the calculation and related reporting of all allowances and discounts for which Managed care plans and Medicaid programs are eligible. Previously we utilized third parties to perform the allowance calculation and related reporting. In connection with this change we performed a comprehensive review of our calculation for Medicaid product pricing allowances, which resulted in an adjustment to reserves recorded in prior periods. As a result, we recorded a one-time reduction of product revenues in the amount of $564,000 in the second quarter of 2004. We have determined that the effect of this change in estimate would not have had a material impact on our previously issued financial statements.
      Royalty and contract revenues decreased to $2.3 million in 2004 from $8.7 million in 2003. The $6.4 million decrease was primarily due to the termination of the S.C. Johnson royalty agreement related to a concentrated aerosol foam spray in the first quarter of 2004. Royalties received from S.C. Johnson totaled $1.2 million in 2004 and $7.0 million in 2003, which included a one-time royalty payment of $2.9 million. Additionally, in 2003 we recognized $761,000 of relaxin-related revenue associated with the execution of the agreement with BAS Medical, Inc. in July 2003. Of the relaxin-related revenue, $661,000 represented previously deferred revenue associated with license agreements with other third-parties that was fully recognized upon the execution of the BAS Medical agreement. We did not receive any relaxin-related revenue in 2004 and do not expect any in the future.
      Royalty and contract revenues increased to $8.7 million in 2003 from $5.2 million in 2002. The increase was primarily due to royalties received in connection with the S.C. Johnson license agreement in the amount of $7.0 million in 2003, compared to $2.4 million in 2002. The recognition of $761,000 in relaxin-related revenue in 2003 also contributed to the increase over 2002. These increases were partially offset by decreases in contract revenue from other third parties related to one-time contract payments made in 2002, including an initial fee of $1.0 million received from Pharmacia Corporation (now Pfizer) to license certain rights related to our foam drug delivery technology and $580,000 paid by Novartis to exercise an option to expand their license.
      We expect that product revenues will increase in 2005, although at a slower rate than in 2004, due to continued sales growth of all of our products and the effect of having a full year of revenue for Soriatane, which we acquired in March 2004, and Evoclin, which we launched in December 2004. In 2005, we anticipate that royalty and contract revenues will be flat to slightly down due to the absence of the royalties from S.C. Johnson. However, in 2005 and beyond, contract revenue may fluctuate depending on whether we enter into additional collaborations, when and whether we or our partners achieve milestones under existing agreements, and the timing of any new business opportunities that we may identify.
Cost of Product Revenues
      Our cost of product revenues includes the third party costs of manufacturing OLUX, Luxíq and Evoclin, the cost of Soriatane inventory acquired from Roche, depreciation costs associated with Connetics-owned equipment located at the DPT facility in Texas, allocation of overhead, royalty payments based on a percentage of our product revenues, product freight and distribution costs from SPS and certain manufacturing support and quality assurance costs.

	Years Ended December 31,

	2004		2003		2002

		As a % of Net		As a % of Net		As a % of Net
		Product		Product		Product
	$	Revenues	$	Revenues	$	Revenues
	(Dollars in thousands)

Cost of product revenues	$12,656	9%	$5,129	8%	$4,190	9%

      Our cost of product revenues increased to $12.7 million in 2004 from $5.1 million in 2003. The increase included $2.4 million for increased product revenues, $4.1 million due to increased royalty payments resulting primarily from royalties paid on Soriatane sales to a U.S.-based distributor that exports branded pharmaceutical products to select international markets, and $1.1 million as a result of the allocation of costs previously categorized as research and development.
      Before January 1, 2004, inventory and cost of goods sold only captured third party product manufacturing costs, depreciation on Connetics-owned equipment at our third-party manufacturers, product freight and distribution costs from the third party that handles all of our product distribution activities and royalties. Effective January 1, 2004, we began including certain manufacturing support and quality assurance costs in the cost of finished goods inventory and samples inventory which had previously been classified as research and development expense. Those activities include overseeing third party manufacturing, process development, quality assurance and quality control activities. We have determined that the effect of this change in accounting would not have had a material impact on our financial statements in any prior quarterly or annual period. For the year ended December 31, 2004, we allocated $4.6 million of costs which in previous years would have been included in research and development, or R&D, expense as follows: (1) $1.1 million to cost of goods sold; (2) $1.0 million to selling expense; (3) $2.1 million to the value of commercial inventory; and, (4) $324,000 to the value of samples inventory.
      Cost of product revenues increased to $5.1 million in 2003 from $4.2 million in 2002. The increase is primarily attributable to the increase in sales volume of our products, as well as the establishment of a $262,000 reserve recorded during 2003 related to minimum purchase commitments under an agreement with DPT. If the effects of the $262,000 reserve are excluded, we experienced a slight improvement in our gross product margin due to the combined effects of the price increases for OLUX and Luxíq, effective in the fourth quarter 2002 and the second quarter 2003, and slightly lower cost of manufacturing our products.
      In 2005, we expect the cost of product revenues as a percentage of revenue to trend marginally higher due to an increased proportion of sales coming from products with higher royalty rates.
Amortization of Intangible Assets
      We amortize certain identifiable intangible assets, primarily product rights, over the estimated life of the asset.

	Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

Amortization of intangible assets	$11,471	NM	$819	2%	$805

      In the first quarter of 2004, we entered into an agreement to acquire exclusive U.S. rights to Soriatane which resulted in recording $127.7 million in intangible assets. We are amortizing the related intangible assets over an estimated useful life of 10 years. Amortization expense in 2004 included 10 months of amortization related to Soriatane totaling $10.6 million, which is the primary reason for the increase over 2003.
      In 2005 we will record a full year of amortization for the Soriatane intangible assets totaling approximately $12.8 million, resulting in an increase in amortization expense of $2.2 million over 2004.
Research and Development
      Research and development expenses include costs of personnel to support our research and development activities, costs of pre-clinical studies, costs of conducting our clinical trials (such as clinical investigator fees, monitoring costs, data management and drug supply costs), external research programs and an allocation of facilities costs.

	Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

Research and development expenses	$21,539	(29)%	$30,109	17%	$25,821

      As noted above under Cost of Product Revenues, for the year ended December 31, 2004, we allocated $4.6 million of costs, which in previous years would have been included in R&D expense, to cost of goods sold, sales expense, and the values of commercial and samples of inventory. R&D expense for 2004 before the allocation was $26.1 million or $4.0 million less than in 2003.
      Year to year changes in research and development expenses are primarily due to the timing of and sample sizes required for particular trials. The increase in expenses in 2003 compared to 2002 and the subsequent decrease in 2004 are primarily due to the timing and completion of pivotal trials for Extina, Evoclin, and Velac in 2003, as noted in the “Preclinical and clinical research in the development of new dermatology products” category in the table below. The reduction in 2004 is also due to the allocation of research and development expenses as noted above, partially offset by $514,000 related to the write-off of the Extina finished goods inventory in late 2004.
      Our research and development expenses, including the $4.6 million allocated to other accounts in 2004, primarily consisted of:

	Years Ended December 31,

	2004	2003	2002
Category	(In millions)

Preclinical and clinical research in the development of new dermatology products	$6.4	$13.0	$7.4
Quality assurance and quality control in the maintenance and enhancement of existing dermatology products	4.9	5.2	5.1
Optimization of manufacturing and process development for existing dermatology products	2.7	2.8	3.9
Manufacturing, process development and optimization of dermatology products under development	3.6	2.1	2.7
Quality assurance and quality control in the development of new dermatology products	1.8	2.0	1.9
Basic research and formulation of new dermatology products	1.6	1.3	1.3
Regulatory review of new and existing dermatology products	2.7	1.6	1.1

      The following table sets forth the status of, and costs attributable to, our product candidates currently in clinical trials as well as other current research and development programs. The actual timing of completion of phases of research could differ materially from the estimates provided in the table.

Estimated Completion
Accumulated Program of Phase III
Related Research and Development

Phase of
Description/Indication	Development	Clinical Trials	Expenses through 2004

Velac, a gel formulation of clindamycin and tretinoin for the treatment of acne (excluding license and milestone payments to Yamanouchi)	NDA filed	Completed	$15.6 million
Desiluxtm (desonide), VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis	Phase III	late-2005	$2.8 million
OLUX (clobetasol propionate) VersaFoam-EF, 0.05%, a high-potency topical steroid formulated to treat atopic dermatitis and plaque psoriasis	Preclinical	late-2005	$1.3 million
Preclinical research and development for multiple dermatological indications	Preclinical	N/A	$1.6 million

      In general, we expect research and development expenses to increase significantly in 2005 due to additional research and clinical trials. Consistent with our 4:2:1 development model, we have a minimum of four product candidates in product formulation, at least two in late-stage clinical trials and we expect to launch one new product or indication commercially in 2005. Pharmaceutical products that we develop internally can take several years to research, develop and bring to market in the U.S. We cannot reliably estimate the overall completion dates or total costs to complete our major research and development programs. The clinical development portion of these programs can span several years and any estimation of completion dates or costs to complete would be highly speculative and subjective due to the numerous risks and uncertainties associated with developing pharmaceutical products. The FDA defines the steps required to develop a drug in the U.S. Clinical development typically involves three phases of study, and the most significant costs associated with clinical development are the Phase III trials as they tend to be the longest and largest studies conducted during the drug development process. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. If we fail to obtain, or experience any delay in obtaining, regulatory approval, it could materially adversely affect our business. For additional discussion of the risks and uncertainties associated with completing development of potential products, see “Risks Related to Our Products — We cannot sell our current products and product candidates if we do not obtain and maintain governmental approvals,” “— We may spend a significant amount of money to obtain FDA and other regulatory approvals, which may never be granted,” “—The expenses associated with our clinical trials are significant. We rely on third parties to conduct clinical trials for our product candidates, and those third parties may not perform satisfactorily,” and “— Our continued growth depends on our ability to develop new products, and if we are unable to develop new products, our expenses may exceed our revenues without any return on the investment.”
Selling, General and Administrative Expenses
      Selling, general and administrative expenses include expenses and costs associated with finance, legal, insurance, marketing, sales, and other administrative matters.

	Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

Selling, general and administrative expenses	$73,206	75%	$41,781	13%	$36,819

      Selling, general and administrative expenses increased to $73.2 million in 2004 from $41.8 million in 2003. The increase was primarily due to:

•	increased direct and indirect promotional capabilities ($11.0 million),

•	increased marketing and sales activities such as advertising, tradeshows and conventions ($4.1 million),

•	increased labor and benefit expenses, primarily due to increased headcount in the marketing, general and administrative departments ($2.4 million),

•	increased expenses related to product sampling ($1.8 million),

•	increased outside legal, audit and tax expenses ($1.9 million), and

•	increased business insurance costs ($1.1 million).
      Selling, general and administrative expenses increased to $41.8 million in 2003 from $36.8 million in 2002. The increase was primarily due to:

•	increased labor and benefit expenses due to increased headcount ($2.3 million),

•	increased expenses related to product sampling and sales promotion programs ($1.8 million),

•	increased cost of outside service and other fees primarily related to warehousing, distribution and production of sales and marketing materials ($600,000),

•	increased business development activities ($250,000), and

•	increased outside legal expenses incurred ($185,000).

      Those increases were partially offset by a $662,000 decrease in various marketing activities such as tradeshows, honorariums, and medical education.
      We expect selling, general and administrative expenses to increase in 2005 primarily because of increased promotional activities and a full year of expenses related to the increased headcount in the sales and other departments.
In-Process Research and Development and Milestone Payments
      In-process research and development and milestone expense represents payments made in connection with an acquisition of a product or milestone payments related to product development. We expense these costs when they are incurred as the product may not meet either technological feasibility or commercial success because the product remains in clinical development or alternative future use has not been established.

Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

In-process research and development and milestone payments	$3,500	NM	—	NM	$4,350

      In May 2002, we entered into an agreement with Yamanouchi Europe B.V. to license Velac. Under the terms of the agreement, we paid Yamanouchi an initial $2.0 million licensing fee, which we recorded as in-process research and development expense in 2002 as the product remains in clinical development. In 2002, we initiated a Phase III trial for Velac. Under the terms of the agreement, we recorded an additional $2.0 million of in-process research and development expense related to this milestone.
      In August 2004, we submitted a NDA for Velac with the FDA and, in October 2004, we received notification that the FDA accepted the NDA for filing as of August 23, 2004. As a result, we recorded an additional $3.5 million milestone in the third quarter of 2004 due to the licensor upon the filing of the NDA. As noted above, because the product has not been approved, we recorded the fee as in-process research and development and milestone payment expense.
Interest and other income (expense), net

	Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

Interest and other income (expense), net
Interest income	$1,194	23%	$972	18%	$823
Gain on sale of investment	—	—	—	NM	2,086
Interest expense	(2,778)	70%	(1,632)	NM	(11)
Other income (expense), net	109	(53)%	234	3%	227

      Interest Income. Interest income increased to $1.2 million in 2004 from $972,000 in 2003. The increase in 2004 was due to interest earned on larger cash investment balances in connection with cash we received from $56.9 million in net proceeds from a private placement of common stock in February 2004 and issuing $90.0 million in convertible senior notes in May 2003. Interest income increased to $972,000 in 2003 from $823,000 in 2002. The increase in 2003 was due to interest earned on larger cash and investment balances in connection with the cash we received from issuing $90.0 million of convertible senior notes in May 2003, partially offset by lower market interest rates on investments.
      Interest Expense. Interest expense increased to $2.8 million in 2004 from $1.6 million in 2003. The increase reflects the fact that we incurred a full year of interest expense in 2004 on the convertible senior notes issued in May 2003. Interest expense increased to $1.6 million in 2003 from $11,000 in 2002. The increase in 2003 is a direct result of the interest expense associated with the convertible senior notes issued in May 2003.
Income Taxes

	Years Ended December 31,

	2004		2003		2002

	$	% Change	$	% Change	$
	(Dollars in thousands)

Income tax provision	$1,493	28%	$1,167	545%	$181

      Prior to 2004, we recorded an income tax provision primarily based on the foreign operations of our subsidiary in Australia, while experiencing losses for our U.S. operations. As a result, we will use operating loss carryforwards to partially offset future domestic profits, if and when earned. The deferred tax asset resulting from the operating loss carry forwards is offset by a valuation allowance until we meet certain specific tests regarding the continued profitability. Our income tax provision is determined using an annual effective tax rate, which is generally less than the U.S. Federal statutory rate, primarily because of tax deductions and operating loss carryforwards available in the United States.
      The income tax provision increased to $1.5 million in 2004 from $1.2 million in 2003 primarily due to an increase for U.S. Federal tax of $986,000, resulting mostly from the effect of the alternative minimum tax in 2004, and $281,000 for various U.S. states, partially offset by a reduction for foreign taxes of $941,000. The income tax provision increased to $1.2 million in 2003 from $200,000 in 2002. The increase was primarily due to an increase for U.S. Federal tax of $541,000, resulting mostly from tax benefits taken in 2002, and an increase for foreign tax of $370,000. The U.S. tax benefit arose principally due to the Job Creation and Worker Assistance Act of 2002 enacted on March 9, 2002, which allows taxpayers to carry back net operating losses generated in 2001 and 2002 to offset alternative minimum tax previously paid. The amounts reported above for U.S. Federal tax include U.S. withholding taxes paid on foreign earnings and the foreign taxes are net of the foreign tax credit claimed in Australia for the U.S. withholding tax.
      Our effective tax rate and related tax provisions may increase significantly in the future after our net operating loss and other carryforwards have been exhausted. For a more complete description of our income tax position, refer to Note 12 in the Notes to Consolidated Financial Statements elsewhere in this prospectus.
LIQUIDITY AND CAPITAL RESOURCES
Sources and Uses of Cash for the Six Months Ended June 30, 2005
      We have financed our operations to date primarily through proceeds from equity and debt financings, and product revenues. Cash, cash equivalents and marketable securities totaled $252.2 million at June 30, 2005, up from $72.4 million at December 31, 2004. The increase of $179.8 million was primarily due to receipt of the net cash proceeds of $194.0 million from the issuance of convertible senior notes, partially offset by a $35.0 million repurchase of our common stock. For a more complete description of the terms of the debt instruments and sales, refer to Note 4 in the Notes to Condensed Consolidated Financial Statements for the six months ended June 30, 2005 elsewhere in this prospectus. Net operating activities generated $19.8 million of cash for the six months ended June 30, 2005.
      Working capital at June 30, 2005 was $241.2 million compared to $71.2 million at December 31, 2004. In addition to the increased amounts identified above, the other significant change in working capital during the first six months of 2005 was an increase of $2.4 million in inventory to support increased product sales and the anticipated launch of Velac, a product candidate for which we are seeking approval by the Food and Drug Administration, or FDA, for commercial use.
      We made capital expenditures of $3.1 million to purchase property and equipment for the six months ended June 30, 2005 compared to $1.5 million for the same period in 2004. The expenditures in 2005 were primarily for leasehold improvements on, and laboratory equipment purchased for, our new corporate headquarters, which we occupied at the end of February 2005. In addition, in 2004 we used $123.5 million in cash to acquire Soriatane product rights, including transaction-related costs.
Sources and Uses of Cash for 2004 and 2003
      Cash, cash equivalents and marketable securities totaled $72.4 million at December 31, 2004, down from $114.7 million at December 21, 2003. The decrease of $42.3 million was primarily due to our acquisition of Soriatane product rights, for which the cash used was $123.5 million, partially offset by a our private placement of common stock with net proceeds of $56.9 million and net cash provided by our operations of $29.7 million. Other major sources and uses of cash included our net sales of marketable securities of $42.0 million, primarily to finance our Soriatane acquisition, partially offset by $21.2 million used for increases in accounts receivable resulting from our increased sales.
      Working capital at December 21, 2004 was $71.1 million compared to $112.2 million at December 31, 2003. Significant changes in working capital during 2004 (in addition to the changes identified above for cash, marketable securities, and accounts receivable) included increases in current assets of $5.3 million for prepayments and other current assets and $3.5 million for inventory and increases in liabilities of $12.7 million for allowances for rebates, returns, and chargebacks and $10.7 million for accounts payable. The $5.3 million increase for prepayments and other current assets and the $3.5 million increase in inventory are primarily a result of growth in our business and related expenses. We increased our allowance for rebates, returns, and chargebacks as a result of our increased net product revenues, primarily due to Soriatane. The $10.7 million increase in accounts payable was related primarily to the increase in business activity.
      We made capital expenditures of $7.6 million in 2004 compared to $959,000 in 2003 and $3.9 million in 2002. The expenditures in 2004 were primarily for leasehold improvements on our new corporate headquarters, which we occupied starting in February 2005, and for manufacturing and laboratory equipment.
      On February 13, 2004, we completed a private placement of 3.0 million shares of our common stock to accredited institutional investors at a price of $20.25 per share, for net proceeds of approximately $56.9 million.
      On May 28, 2003, we issued $90.0 million of 2.25% convertible senior notes due May 30, 2008 in a private placement exempt from registration under the Securities Act of 1933. The notes are senior, unsecured obligations and rank equal in right of payment with any of our existing and future unsecured and unsubordinated debt. The notes are convertible into our shares of common stock at any time at the option of the note holder at a conversion rate of 46.705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to a conversion price of approximately $21.41 per share of common stock. This conversion price is higher than the price of our common stock on the date the notes were issued. The notes bear interest at a rate of 2.25% per annum, which is payable semi-annually in arrears on May 30 and November 30 of each year, beginning November 30, 2003. Offering expenses of $3.7 million related to the issuance of these notes have been included in other assets and are amortized to interest expense over the contractual term of the notes.
Capital Resources
      We believe our existing cash, cash equivalents and marketable securities, and cash generated from product sales will be sufficient to fund our operating expenses, debt obligations and capital requirements through at least the next 12 months. We cannot be certain of the amount of our future product revenues. Our product sales may be impacted by patent risks and competition from new products.
      Products under development may not be safe and effective or approved by the FDA, or we may be unable to produce them in commercial quantities at reasonable costs. Additionally, our products may not gain satisfactory market acceptance. The amount of capital we require for operations in the future depends on numerous factors, including the level of product revenues, the extent of commercialization activities, the scope and progress of our clinical research and development programs, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, and enforcing patent claims and other intellectual property rights, and competing technological and market developments. If we need funds in the future to in-license or acquire additional marketed or late-stage development products, a portion of the funds may come from our existing cash, which will result in fewer resources available to our current products and clinical programs. In order to take action on business development opportunities we may identify in the future, we may need to use some of our available cash, or raise additional cash by liquidating some of our investment portfolio and/or raising additional funds through equity or debt financings.
      We currently have no commitments for any additional financings. If we need to raise additional money to fund our operations, funding may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when we need them, we may not be able to market our products as planned or continue development of potential products, or we could be required to delay, scale back or eliminate some or all of our research and development programs.
Contractual Obligations and Commercial Commitments.
      As of December 31, 2004, we had the following contractual obligations and commitments:

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1 – 3 Years	3 – 5 Years	5 Years
	(In millions)

Long-Term Debt Obligations(1)	$97.0	$2.0	$4.1	$90.9	$—
Operating Lease Obligations(2)	21.2	5.0	5.3	2.8	8.1
Purchase Obligations(3)(4)	19.8	11.5	4.3	1.7	2.3
Other Long-Term Liabilities
Reflected on the Registrant’s
Balance Sheet under GAAP	—	—	—	—	—

Total Contractual Cash Obligations	$138.0	$18.5	$13.7	$95.4	$10.4

(1)	On May 28, 2003, we issued $90 million of 2.25% convertible senior notes due May 30, 2008 in a private offering. The notes are unsecured and rank equal to all of our future unsecured and unsubordinated debts. The notes are convertible at any time at the option of note holders into shares of our common stock at a conversion rate of 46.705 shares for each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to a conversion price of approximately $21.41 per share. The amounts reflected above include annual interest payments of approximately $2.0 million per year, assuming that the notes are not redeemed or converted before maturity.

(2)	We lease laboratory and office facilities under non-cancelable operating leases, which expire in April 2005. In June 2004, we signed a series of new non-cancelable facility lease agreements to lease approximately 96,000 square feet of space in Palo Alto, California that we moved into in February 2005. Under our agreement with DPT, we are also obligated to pay approximately $56,000 per year in rent for the pro rata portion of DPT’s facility allocated to the aerosol line. Under the DPT agreement, we will pay rent for the term of the agreement or as long as we own the associated assets, whichever is longer. We also lease various automobiles and office equipment under similar leases, expiring through 2008. These obligations are to be partially offset by $94,000 to be received from subleasing arrangements with third parties.

(3)	In March 2002 we entered into a manufacturing and supply agreement with DPT that requires minimum purchase commitments, beginning six months after the opening of the commercial production line and continuing for 10 years. Also in 2002 we entered into a license agreement that requires minimum royalty payments beginning in 2005 and continuing for fifteen years, unless the agreement is terminated earlier by either party. In 2003, we entered into a five year service agreement for prescription information that requires minimum fees.

(4)	Per our manufacturing and supply agreements with our three suppliers, AccraPac, DPT and Roche, we may incur significant penalties related to cancellation of purchase orders, including paying an amount equal to the entire cancelled purchase order. We had approximately $9.6 million in outstanding open purchase orders to our suppliers at December 31, 2004 and the entire amount is included in the table in Year 2005.
      In April 2005, we received landlord approval for a sublease signed in August 2004 for approximately 19,500 square feet of office space in Palo Alto, California. Payments for the sublease will commence on January 1, 2006.
      As a result of this new leasing arrangement, our operating lease payments will increase as follows:

Increase In
Operating
Lease
Payments
(In thousands)

For the year ending December 31, 2006	$339
For the year ending December 31, 2007	303
For the year ending December 31, 2008	315
For the year ending December 31, 2009	338
For the year ending December 31, 2010	88
Thereafter	0

$1,383

      In March 2005, we issued $200 million of 2.00% convertible senior notes due March 30, 2005 to qualified institutional buyers in a private placement exempt from registration pursuant to Rule 144A of the Securities Act of 1933, as amended. The notes are unsecured and rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt. The initial conversion rate of the notes are 28.1972 shares of common stock per each $1,000 principal amount of notes, subject to adjustment. Assuming that the notes are not redeemed or converted before maturity, interest payments due by period are $3.1 million for 2005, $4.0 million for each of the years 2006 through 2009 and $1.0 million for 2010. The holders may convert the principal of the notes for cash before March 30, 2010 under certain circumstances, as defined. On or after March 30, 2010 the holders may require us to repurchase for cash all or a portion of their notes at a 100% of the principal amount of the notes plus accrued and unpaid interest.
Off-Balance Sheet Arrangements
      We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R, which requires companies to measure and recognize compensation expense for all stock-based awards at fair value. Stock-based awards include grants of employee stock options. SFAS 123R replaces SFAS 123 and supersedes APB 25, which are discussed above. SFAS 123R requires companies to recognize all stock-based awards to employees and to reflect those awards in the financial statements based on the fair values of the awards. In April 2005, the SEC modified the effective date for SFAS 123R, resulting in the pronouncement being effective for all annual periods beginning after June 15, 2005. We are required to adopt SFAS 123R in our fiscal year beginning January 1, 2006, after which the pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based awards, the amortization method for compensation cost, and the transition method to be used at date of adoption. The transition methods include options for adopting the model retroactively or prospectively. The prospective method requires that we record compensation expense for all unvested stock options and restricted stock at the beginning of the year we adopt SFAS 123R. Under the retroactive method, we may restate prior periods either as of the beginning of the year of adoption or for all periods presented, and we would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS 123R and we expect that the adoption of SFAS 123R will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined which method of adoption we will use or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.
      On September 30, 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” concluding that contingently convertible debt instruments should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. This consensus is effective for reporting periods ending after December 15, 2004, and requires companies to restate prior period earnings per share amounts presented for comparative purposes utilizing a transition method. As of December 31, 2004, we had no outstanding contingently convertible debt. In March 2005, we issued contingently convertible debt and adopted the consensus. Our adoption of EITF No. 04-8 had no impact on diluted earnings per share for the six months ended June 30, 2005 or for prior years.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      Interest Rate Risk. Our holdings of financial instruments comprise a mix of securities that may include U.S. corporate debt, U.S. government debt, municipal debt, and asset and mortgage backed securities. All such instruments are classified as securities available for sale. Generally, we do not invest in portfolio equity securities or commodities or use financial derivatives for trading purposes. Our market risk exposure consists principally of exposure to reductions in interest rates. Interest income from our investments is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. While a reduction in interest rates would decrease interest income, the negative effect would be partially offset by an increase in the value of our marketable securities portfolio. A hypothetical decrease of 100 basis points in market-fixed interest rates would increase the fair value of our portfolio by approximately 260,000 or one-half of one percent. An increase in interest rates of 100 basis points would decrease the value of the portfolio by a similar amount. Due to the nature of our marketable securities, we have concluded that we face minimal material market risk exposure.
      The table below presents the principal amounts and weighted average interest rates by year of maturity for our investment portfolio as of December 31, 2004 (dollars in thousands):

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

Assets:
Available-for-sale securities	$21,075	$12,621	$6,643	$300	$901	$12,016	$53,556	$53,442
Weighted average annual interest rate	4.5%	4.5%	2.3%	1.2%	2.4%	2.5%	—	—
Liabilities:
2.25% Convertible Senior Notes Due 2008	—	—	—	$90,000	—	—	$90,000	$113,310
Average interest rate	—	—	—	2.25%	—	—	—	—

      The table above includes principal and fair value amounts of $7.0 million as of December 31, 2004, related to auction rate securities. Although these securities have long final maturities (from 19 years to perpetuity), we consider them to be short-term investments because liquidity is provided through the short-term (7 to 90 days) interest rate reset mechanism. These securities are allocated between maturity groupings based on their final maturities. The table above also includes principal amounts of $7.3 million and fair value amounts of $7.2 million related to asset-backed and mortgage-backed securities that are allocated between maturity groupings based on their final maturities.
      Foreign Currency Exchange Risk. Certain payments that third parties make to Connetics Australia are made in local currency or Australian dollars. Any fluctuations in the currencies of our licensees or licensors against the Australian or the U.S. dollar will cause our royalty revenues and expenses to fluctuate as well. We currently do not hedge our exposure to changes in foreign currency exchange rates.
BUSINESS
Overview
      References in this prospectus to “Connetics,” “the Company,” “we,” “our” and “us” refer to Connetics Corporation, a Delaware corporation, and its consolidated subsidiaries. Unless the context specifically requires otherwise, these terms include Connetics Australia Pty Ltd. and Connetics Holdings Pty. Ltd. Connetics was incorporated in Delaware in February 1993, and our principal executive offices are located at 3160 Porter Drive, Palo Alto, California 94304. Our telephone number is (650) 843-2800. Connetics®, Luxíq®, OLUX®, Extina®, Soriatane®, VersaFoam® and the seven interlocking “C’s” design are registered trademarks, and Evoclintm, Liquipatchtm, VersaFoam-EFtm, and Desiluxtm are trademarks, of Connetics. Velac® is a registered trademark of Yamanouchi Europe B.V. All other trademarks or service marks appearing in this prospectus are the property of their respective companies. We disclaim any proprietary interest in the marks and names of others.
      Connetics is a specialty pharmaceutical company that develops and commercializes products for the dermatology marketplace. This marketplace is characterized by a large patient population that is served by a relatively small, and therefore readily accessible, number of treating physicians. We currently market four pharmaceutical products, OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, Soriatane®-brand acitretin, and Evoclintm (clindamycin) Foam, 1%. We promote the clinically proven therapeutic advantages of our products and provide quality customer service to physicians and other healthcare providers through our experienced sales and marketing professionals.
      Dermatological diseases often persist for an extended period of time and are treated with a variety of clinically proven drugs that are delivered in a variety of formulations. Topical solutions have traditionally included lotions, creams, gels and ointments. These topical delivery systems often inadequately address a patient’s needs for efficacy, ease of use and cosmetic elegance, and the failure to address those needs may decrease patient compliance. We believe that VersaFoam®, the proprietary foam delivery system used in OLUX, Luxíq and Evoclin, has significant advantages over conventional therapies for dermatological diseases. The foam formulation liquefies when applied to the skin, and enables the active therapeutic agent to penetrate rapidly. When the foam is applied, it dries quickly and does not leave any residue, stains or odor. We believe that the combination of the increased efficacy and the cosmetic elegance of the foam may actually improve patient compliance and satisfaction. In market research sponsored by Connetics, more than 80% of patients said that they preferred the foam to other topical delivery vehicles.
      OLUX and Luxíq compete in the topical steroid market. According to NDC Healthcare, or NDC, for the 12 months ended December 2004, the value of the retail topical steroid market for mid-potency and high- and super-high potency steroids was $869 million. Luxíq competes in the mid-potency steroid market and OLUX competes in the high- and super-high potency steroid market. On March 4, 2004, we acquired from Hoffmann-La Roche, Inc., or Roche, the exclusive U.S. rights to Soriatane®, an approved oral therapy for the treatment of severe psoriasis in adults. According to NDC, the value of the entire retail market for psoriasis was $636 million in 2004. In October 2004, we received approval from the Food and Drug Administration, or FDA, for Evoclin for the treatment of acne vulgaris, and we launched Evoclin commercially in December 2004. Evoclin competes in the topical antibiotics market for the treatment of acne. For the 12 months ended December 2004, NDC reported that this market totaled $547 million.

      We had one New Drug Application, or NDA, under review by the FDA, and have one product candidate in Phase III clinical trials. In August 2004, we submitted an NDA for Velac® (1% clindamycin and 0.025% tretinoin) with the FDA. In October 2004, the FDA accepted the NDA for filing effective as of August 23, 2004 with a user fee goal date of June 25, 2005. On June 13, 2005, we announced that the FDA has issued a non-approvable letter dated June 10, 2005 for Velac. The FDA based its decision on the fact that “a positive carcinogenicity signal was detected in a Tg.AC mouse dermal carcinogenicity study.” We saw no signs in our clinical trials that the mouse study was predictive of human results. We expect to continue working with the FDA to determine the next steps required for Velac to be approved at some future date.
      In September 2004 we commenced a Phase III clinical trial for Desilux, a low-potency topical steroid for the treatment of atopic dermatitis, formulated with 0.05% desonide in our proprietary emollient foam delivery vehicle, VersaFoam-EFtm. On August 15, 2005, we announced the positive outcome of our Phase III clinical trial evaluating Desiluxtm (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated in our proprietary emollient foam delivery vehicle to treat atopic dermatitis. The data from the trial demonstrate a consistently robust and highly statistically significant treatment effect for Desilux compared to placebo foam on the primary trial composite endpoint evaluating improvement in the Investigator’s Static Global Assessment (ISGA), erythema and induration/papulation.
      In July 2003, we submitted an NDA for Extina® Foam. Extina is an investigational new drug formulation of 2% ketoconazole formulated using our proprietary platform foam delivery vehicle for the treatment of seborrheic dermatitis. In November 2004, we received a non-approvable letter from the FDA for Extina. The FDA’s position was based on the conclusion that, although Extina demonstrated non-inferiority to the comparator drug currently on the market, it did not demonstrate statistically significant superiority to placebo foam. We have continued discussions with the FDA, and have determined to recommence development of Extina by initiating a final Phase III trial intended to demonstrate that Extina is superior to placebo foam. We expect to commence the Phase III clinical trial in the third quarter of 2005 and expect to resubmit the NDA for Extina to the FDA by the end of 2006.
      We continue to develop and formulate new product candidates by leveraging the experience and expertise of our wholly owned subsidiary, Connetics Australia Pty Ltd., and the Connetics Center for Skin Biology, or CSB. The CSB, which is a segment of our product development group staffed by Connetics employees, explores ways to optimize drug penetration, distribution, and efficiency at the targeted treatment site on the skin, and assesses novel formulations and new delivery technologies. The CSB assists in the continued development of innovative topical dermatology products through rigorous scientific evaluation of products and product candidates. The CSB presents us with the opportunity to bring together dermatologists and pharmacologists from across the country to interact with our researchers to explore how topical drugs interact with and penetrate the skin. We believe this novel approach to drug development is a key part of our innovation and enables us to bring even more effective and novel treatments to our product platform and the dermatology market. We did not incur any additional costs to establish the CSB, which was created in 2001.
      We own worldwide rights to a number of unique topical delivery systems, including several distinctive aerosol foams. We have leveraged our broad range of drug delivery technologies by entering into license agreements with several well-known pharmaceutical companies around the world. Those license agreements for marketed products bear royalties payable to us. In 2001, we entered into a global licensing agreement with Novartis Consumer Health SA for the use of our Liquipatch drug-delivery system in topical antifungal applications. In 2002 we entered into a license agreement with Pfizer, Inc. (formerly Pharmacia Corporation) pursuant to which we granted Pfizer exclusive global rights, excluding Japan, to our proprietary foam drug delivery technology for use with Pfizer’s Rogaine® hair loss treatment. In September 2004, we entered into a license agreement granting Pierre Fabre Dermatologie exclusive commercial rights to OLUX for Europe, excluding Italy and the U.K., where the product is licensed to Mipharm S.p.A. The license agreement with Pierre Fabre also grants marketing rights for certain countries in South America and Africa. Pierre Fabre will market the product under different trade names. Under the terms of the license, we will receive an upfront license payment, milestone payments and royalties on product sales. Pierre Fabre will be responsible for costs associated with product manufacturing, sales, marketing, and distribution in its licensed territories. As part of the agreement, we also negotiated a right-of-first-refusal in the United States to an early-stage, innovative dermatology product currently under development by Pierre Fabre. Pierre Fabre anticipates an initial launch of OLUX in select European markets in the fourth quarter of 2005.
Our Strategy
      Our principal business objective is to be a leading specialty pharmaceutical company focused on providing innovative treatments in the field of dermatologic disease. To achieve this objective, we intend to continue to pursue our commercial strategy of maximizing product sales by leveraging novel delivery technologies, accelerating the processes of getting products to market, managing the risks of product development where possible, and identifying and targeting specific market opportunities where there are unmet needs. We have described our development paradigm as a “4:2:1 model.” We strive in any given year to have four product candidates in product formulation, two product candidates in late-stage clinical trials, and one product or new indication launched commercially. We fuel our product pipeline by a combination of internally developing product candidates and in-licensing novel products that fit with our broader strategy. Key elements of our business and commercialization strategy include the following:

•	Maximizing Commercial Opportunities for OLUX, Luxíq, Soriatane and Evoclin. We have a focused sales force dedicated to establishing our products as the standard of care for their respective indications. Our commercial strategy is to call on those medical professionals in dermatology who are most likely to prescribe our products. We are able to effectively reach approximately 98% of our target audience. In March 2004, we acquired exclusive U.S. rights to Soriatane-brand acitretin, and in April 2004 we began promoting Soriatane to dermatologists for the treatment of severe psoriasis in adults. In October 2004, we received FDA approval for Evoclin, a foam formulation of clindamycin for the treatment of acne vulgaris. We launched Evoclin commercially in December 2004 with availability of the product in 50g and 100g trade unit sizes.

•	Advancing the Development of Novel Dermatology Drugs. We plan to continue to leverage our investment in Connetics Australia and the CSB to enhance our ability to develop novel products and drug delivery technologies for the dermatology market. We concluded clinical trials in 2004 and subsequently submitted an NDA with the FDA for our product candidate Velac, a combination of 1% clindamycin, and 0.025% tretinoin in a gel formulation, for the potential treatment of acne vulgaris. The FDA accepted the Velac NDA for filing in October 2004 with a filing date of August 23, 2004. In September 2004, we commenced the Phase III clinical program for Desilux, a low-potency topical steroid, formulated with 0.05% desonide in our proprietary emollient foam delivery vehicle. The clinical program focuses on atopic dermatitis, and as a result of the positive outcome of the Phase III clinical trial, we anticipate filing an NDA for Desilux in the fourth quarter of 2005.

•	Broadening Our Product Portfolio Through Development, License or Acquisition. We believe that we can leverage our dermatology-dedicated product development and commercial activities by acquiring or licensing additional products for the dermatology market. We regularly evaluate the licensing or acquisition of additional product candidates. We may also acquire additional technologies or businesses that we believe will enhance our research and development or commercial capabilities.

•	Selective Collaborations that Leverage Our Technology. As we expand certain aspects of our development pipeline and delivery technologies, we may partner with pharmaceutical or biotech companies to gain access to additional marketing expertise, such as over-the-counter or non-U.S. markets, or physician groups on whom we do not currently call. Our approach to partnership will be on a selective basis, seeking to maintain the highest possible value of our product candidates.

Our Products
OLUX and Luxíq Foams
      OLUX is a foam formulation of clobetasol propionate, one of the most widely prescribed super high-potency topical steroids. OLUX has been proven to deliver rapid and effective results for scalp and non-scalp psoriasis. Topical steroids are used to treat a range of dermatoses, for which approximately 24 million steroid prescriptions are written annually. In 2004, OLUX and Luxíq comprised 9.7% of the branded prescriptions in these combined topical steroid markets, corresponding to 22.5% of the retail annual branded sales for 2004. While the topical steroid market is highly fragmented, we believe that OLUX is the number one branded super-high potency topical steroid prescribed by U.S. physicians, and that Luxíq is the number one branded mid-potency topical steroid by retail sales and the third most commonly prescribed mid-potency topical steroid by U.S. dermatologists in 2004.
      We began selling OLUX in November 2000 for the short-term, topical treatment of inflammatory and pruritic manifestations of moderate to severe corticosteroid-responsive scalp dermatoses. In December 2002, the FDA approved our supplemental New Drug Application, or sNDA, to market OLUX for the treatment of mild to moderate non-scalp psoriasis. Luxíq is a foam formulation of betamethasone valerate, a mid-potency topical steroid prescribed for the treatment of mild-to-moderate steroid-responsive scalp dermatoses such as psoriasis, eczema and seborrheic dermatitis. We have been selling Luxíq commercially in the United States since 1999.
      A study conducted at Stanford University School of Medicine compared the safety and effectiveness, patient satisfaction, quality of life, and cost-effectiveness of two clobetasol regimens in the treatment of psoriasis. In a single-blind design, 29 patients were randomized to receive either clobetasol foam on the skin and scalp or a combination of clobetasol cream on the skin and lotion on the scalp for 14 days. Severity of disease and quality of life were evaluated using several tools, including the Psoriasis Area Severity Index, or PASI, and the Dermatology Life Quality Index. The trial showed that the increased improvement in clinical severity, decreased application time, and increased perception of relative efficacy, combined with similar cost of treatment, suggest that OLUX is a better choice than cream and lotion for some patients. This study supports our belief that improved patient compliance with the foam will yield better treatment results than the same active ingredient in other formulations.
      Currently, OLUX is approved for sale in more than 15 European countries. Mipharm holds a license to market OLUX in Italy and the U.K. and we will receive milestone payments and royalties from Mipharm on future product sales in those territories. In September 2004, we entered into a license agreement granting Pierre Fabre exclusive commercial rights to OLUX for certain European markets. The license agreement with Pierre Fabre also grants marketing rights for certain countries in South America and Africa. Pierre Fabre anticipates an initial launch of OLUX in select European markets in the fourth quarter of 2005 under different trade names. The European super-high-potency steroid market is currently estimated at approximately $50 million.
Soriatane
      In March 2004, we entered into a binding purchase agreement with Roche to acquire exclusive U.S. rights to Soriatane-brand acitretin, an approved oral medicine for the treatment of severe psoriasis in adults. Under the terms of the purchase agreement, we paid Roche a total of $123.0 million in cash. We also assumed certain liabilities in connection with returns, rebates and chargebacks, and bought Roche’s then existing inventory of existing product, active pharmaceutical ingredient, and product samples.
      Soriatane is a once-a-day oral retinoid approved in the U.S. for the treatment of severe psoriasis in adults. Approximately 4.5 million people in the U.S. suffer from psoriasis; of these, approximately one million seek treatment. Most cases are treated with topical steroids, while the more severe cases are treated with oral or injectable treatments. Soriatane is approved for the treatment of severe psoriasis, and has been studied in plaque, guttate, erythrodermic, palmar-plantar and pustular psoriasis. Soriatane is the only treatment approved for both initial and maintenance psoriasis therapy. It is supplied as 10 mg and

25 mg capsules. Roche received FDA approval for Soriatane in 1997 and, although its patent protection ended in 1995, there are currently no generic competitors in the marketplace. Soriatane is currently the only oral retinoid indicated for psoriasis in the U.S. Through June 30, 2005, our net sales of Soriatane were $89 million. We began sampling Soriatane in April 2004. At the FDA’s request, due primarily to concerns that women of childbearing potential would have access to the drug without participating in the risk management program, we discontinued the sampling program in December 2004.
      In addition to U.S. sales of Soriatane, by agreement with Roche we sell product to a U.S.-based distributor that exports branded pharmaceutical products to certain international markets. Product sold to this distributor is not permitted to be resold in the U.S. We pay a royalty to Roche on Soriatane sales to this distributor.
      Clinical efficacy studies showed that 76% of patients taking Soriatane showed statistically significant improvement in as little as eight weeks. At six months, 40% of patients experienced complete or almost complete clearing of their psoriasis; at 12 months, patients continued to experience statistically significant improvement in symptoms. In published literature, patients treated with Soriatane had PASI 50 scores of 85% (85% percent of the patients improved their PASI score by at least 50%) and PASI 75 scores of 52%, both at 12 weeks. Additionally, 59% of patients treated for 12 weeks were relapse-free from psoriasis at six months post treatment, and at 12 months Soriatane patients had PASI 75 scores of 78%. Since Soriatane is neither immunosuppressive nor cytotoxic, it can be used without the risk of reducing a patient’s resistance to common infections.
      In women of childbearing potential, Soriatane should be reserved for non-pregnant patients who have not responded to other therapies or whose clinical condition makes other treatments inappropriate, because the drug may cause serious birth defects. Women who are pregnant or might become pregnant during therapy or within three years after stopping therapy should not take Soriatane. Less frequent but potentially serious adverse events that have been reported include liver toxicity, pancreatitis and increased intracranial pressure, as well as bone spurs, alteration in lipid levels, possible cardiovascular effects and eye problems.
Evoclin Foam
      Evoclin is a foam formulation of 1% clindamycin for the treatment of acne vulgaris. Evoclin is Connetics’ first commercial product that addresses the acne market. According to the National Institute of Arthritis, Musculoskeletal and Skin Disorders, in the U.S. an estimated 17 million people are affected by acne annually, and an estimated 5.6 million people visited a physician for treatment during the 12 months ended October 2004. Prescriptions for the entire topical U.S. acne market in 2004 were approximately $1.2 billion, making it the largest segment of the dermatology market. In the U.S., acne products containing clindamycin generated approximately $416 million in revenue in the 12 month period ended October 2004, making this active ingredient one of the most widely prescribed for acne. Evoclin will compete primarily in the topical antibiotic market, representing approximately $535 million in U.S. prescriptions in the 12 months ended October 2004. We received FDA approval to market Evoclin in October 2004 and began selling the product in December 2004 in 50g and 100g trade unit sizes. Net product revenues for Evoclin through June 30, 2005 were $13 million. Evoclin is indicated for topical application in the treatment of acne vulgaris. Evoclin is contraindicated in individuals with a history of hypersensitivity to preparations containing clindamycin or lincomycin, a history of regional enteritis or ulcerative colitis, or a history of antibiotic-associated colitis.
Product Candidates And Clinical Trials
      Our product candidates require extensive clinical evaluation and clearance by the FDA before we can sell them commercially. Our 4:2:1 development model anticipates that we will conduct simultaneous studies on several products at a given time. However, we regularly re-evaluate our product development efforts. On the basis of these re-evaluations, we have in the past, and may in the future, abandon development efforts for particular products. In addition, any product or technology under development may not result in the successful introduction of a new product.
Extina® Foam
      In April 2003, we announced summary results from our Phase III clinical trial with Extina, a foam formulation of a 2% concentration of the antifungal drug ketoconazole for the treatment of seborrheic dermatitis. Ketoconazole is used to treat a variety of fungal infections, including seborrheic dermatitis. Seborrheic dermatitis is a chronic, recurrent skin condition that affects 3-5% of the U.S. population. It usually involves the scalp, but also can affect the skin on other parts of the body, including the face and chest. The symptoms of seborrheic dermatitis include itching, redness and scaling. In 2003 an estimated 1.1 million patients sought physician treatment for seborrheic dermatitis. Extina is intended to compete primarily in the topical antifungal market, representing approximately $752 million in U.S. prescriptions in 2004.
      The Extina clinical program consisted of a pivotal trial and two smaller supplemental clinical studies required by the FDA. In the pivotal trial, 619 patients were treated for four weeks in a double-blind, placebo- and active-controlled protocol. As designed, the trial results demonstrated that Extina was not inferior to Nizoral® (ketoconazole) 2% cream as measured by the primary endpoint of Investigator’s Static Global Assessment, or ISGA. The trial was also designed to compare Extina to placebo foam per the ISGA. The result, although in favor of Extina, did not achieve statistical significance. On all other endpoints, statistical significance was achieved; therefore, we believe that the totality of the data demonstrated that Extina was clinically superior to placebo foam. In July 2003, we submitted an NDA to the FDA for Extina.
      In November 2004, the FDA issued a non-approvable letter for Extina. The FDA’s position was based on the conclusion that, although Extina demonstrated non-inferiority to the comparator drug currently on the market, it did not demonstrate statistically significant superiority to placebo foam. We have continued discussions with the FDA and have determined to recommence development of Extina by initiating a final Phase III trial intended to demonstrate that Extina is superior to placebo foam. We expect to commence the Phase III clinical trial in the third quarter of 2005 and expect to resubmit the NDA for Extina to the FDA by the end of 2006.
Velac®
      In December 2002, we initiated the Phase III program for Velac, a first-in-class combination of 1% clindamycin and 0.025% tretinoin, for the treatment of acne. The Velac clinical program consists of two pivotal trials designed to demonstrate superiority to the individual drug products, and two smaller supplemental clinical studies required by the FDA. We completed enrollment of both pivotal trials in late 2003, enrolling over 2,200 patients. In March 2004, we announced the positive outcome of the Phase III clinical trials of Velac. The data from each trial demonstrated a consistently robust and statistically superior treatment effect for Velac compared with clindamycin gel, tretinoin gel and placebo gel on both of the primary endpoints. An analysis of the combined data from the clinical trials demonstrated similar results to the individual trials. The data from these trials also demonstrated that Velac was safe and well tolerated, with the most commonly observed adverse effects being application site reactions such as burning, dryness, redness and peeling. Following this positive clinical outcome, we submitted an NDA with the FDA for Velac in August 2004. The NDA was accepted for filing by the FDA in October 2004 with a filing date of August 23, 2004 and a user fee goal date of June 25, 2005. On June 10, 2005, the FDA issued a non-approvable letter for Velac. The FDA based its decision on the fact that “a positive carcinogenicity signal was detected in a Tg.AC mouse dermal carcinogenicity study.” We saw no signs in our clinical trials that the mouse study was predictive of human results. We expect to continue working with the FDA to determine if and how Velac may be approved at some future date.

Desiluxtm Foam
      In September 2004, we commenced the Phase III clinical program for Desilux, a low-potency topical steroid, formulated with 0.05% desonide in our proprietary emollient foam delivery vehicle. The clinical program focuses on atopic dermatitis and is designed to include infants from three months of age and children up to 17 years old. Subject to a successful Phase III trial outcome, we plan to file an NDA for Desilux in the fourth quarter of 2005.
      On August 15, 2005, we announced the positive outcome of its Phase III clinical trial evaluating Desilux. The Desilux Phase III trial included 581 patients from age three months to 17 years and was designed to demonstrate superiority of Desilux over placebo foam. In the randomized and blinded study, subjects received either Desilux or placebo foam twice-daily for four weeks, followed by three weeks of follow up. The data from the trial demonstrate a consistently robust and highly statistically significant treatment effect for Desilux compared to placebo foam on the primary trial composite endpoint evaluating improvement in the Investigator’s Static Global Assessment (ISGA), erythema and induration/papulation.
      The proportion of patients achieving treatment success on the primary endpoint was 39% for Desilux and 9% for placebo foam (p less than 0.0001). Treatment success for a given subject was defined as clear or almost clear based on ISGA with a minimum of two grade improvement in ISGA score from baseline, and absent or minimal erythema and induration/papulation. The data from the trial also demonstrated that Desilux was safe and well tolerated, with the most frequently observed side effects mild in nature and largely limited to application site reactions.
Primolux
      We initiated Phase III clinical trials for an emollient foam of OLUX, or Primolux, in the second quarter of 2005. Primolux is a super-high potency steroid in our new proprietary ethanol-free emollient VersaFoam vehicle indicated for the treatment of steroid responsive dermatological diseases. Our clinical trials will be conducted in atopic dermatitis and psoriasis.
Other Pipeline Formulations
      In addition to the product candidates described above, we are also developing the foam technology for other disease indications. As part of our 4:2:1 development model, we strive to have four product candidates in product formulation at any given time, so that we have some flexibility in determining which two to move into human clinical trials. Our most promising preclinical candidates include an emollient foam of Luxíq , a low potency steroid, as well as other formulation candidates in early stages of development. We are exploring various product formulations for Liquipatch as well, which is described in more detail below under “Royalty-Bearing Products and Licensed Technology — Liquipatch.”
Royalty-Bearing Products And Licensed Technology
      Foam Technology. In 2002 we entered into a license agreement with Pfizer, Inc. (formerly Pharmacia Corporation) pursuant to which we granted Pfizer exclusive global rights, excluding Japan, to our proprietary foam drug delivery technology for use with Pfizer’s Rogaine® hair loss treatment. The license with Pfizer will expand the reach of the foam vehicle to the non-prescription (over-the-counter) pharmaceutical market. Under the agreement, Pfizer paid us an initial licensing fee, and agreed to pay us additional fees when it achieves specified milestones, plus a royalty on product sales. We recognized $1.0 million under the agreement during 2002 related to license fees and milestone payments. During 2003, 2004 and the six months ended June 30, 2005 we recognized $86,000, $11,000 and $8,000, respectively, in license fees related to development costs. Pfizer will be responsible for most product development activities and costs. Unless terminated earlier, the agreement with Pfizer will terminate on the first date on which all of Pfizer’s obligations to pay royalties has expired or been terminated. In general, in each country (excluding Japan) where the manufacture, importation, distribution, marketing, sale or use of the product would infringe any of our issued patents covered by the agreement, Pfizer’s obligation to pay patent royalties with respect to that country will expire automatically on the expiration or revocation of the last of our patents to expire (or to be revoked) in that country. No U.S. patents have yet been issued covering the minoxidil foam technology, although we have received a Notice of Allowance of our first patent in this field.
      Before April 2001, Connetics Australia (under the name Soltec Research Pty Ltd., or Soltec) had entered into a number of other agreements for the foam technology. Connetics Australia licensed the technology of betamethasone valerate foam to Celltech plc in Europe, and Celltech has licensed the worldwide rights to their patent on the steroid foam technology to us through Connetics Australia. In 2003, we bought the rights to the U.S. patent from Celltech. In May 2004, Celltech was acquired by UCB Pharma, or UCB, a subsidiary of UCB Group. We pay UCB royalties on all sales worldwide of foam formulations containing steroids. UCB markets their product as Bettamousse®(the product equivalent of Luxíq), and UCB paid us royalties for their sales under the betamethasone valerate foam license through April 2003, at which time their royalty obligation under the contract ceased. We have license agreements with Bayer (in the U.S.) and Pfizer and Mipharm (internationally) for the use of pyrethrin foam for head lice. The head lice product is marketed as RID® in the U.S., as Banlice® in Australia, and as Milice® in Italy. We receive royalties on sales of those products. In February 2004, we entered into an agreement with Mipharm to license ketoconazole foam to them in exchange for an initial fee of $90,000, plus future milestone and royalty payments. In 2004 and the six months ended June 30, 2005, on a consolidated basis, we received $244,000 and $154,000, respectively, in royalties for foam-based technology.
      As discussed under “OLUX and Luxíq Foams,” above, we have licensed to Mipharm commercial rights to market and sell OLUX in Italy and the U.K., and we will receive milestone payments and royalties on future product sales. We have received $55,000 under the agreement thru June 30, 2005. Based on the aggregate minimum royalty provisions in the agreement and assuming the agreement stays in force through 2021, the aggregate potential minimum royalties under the contract are $975,000. Unless terminated earlier, the agreement with Mipharm will terminate on the later of September 2021 and the last expiration date of the patents covering the aerosol mousse technology, which is currently 2015. We have also granted exclusive commercial rights to Pierre Fabre to market and sell OLUX in Europe, excluding Italy and the U.K. The license agreement with Pierre Fabre also grants marketing rights for certain countries in South America and Africa. Under the terms of the license, we received an upfront license payment of $250,000 in 2004, and we will receive milestone payments and royalties on product sales.
      Aerosol Spray. We have licensed to S.C. Johnson & Son, Inc. the rights to a super-concentrated aerosol spray that is marketed in the U.S. and internationally. On January 5, 2004, we reached an agreement with S.C. Johnson to terminate the license agreement and grant them a fully paid-up, royalty-free license to the technology. We ceased recognizing royalties in connection with the agreement as of March 31, 2004. In 2002, 2003 and 2004, we received $2.4 million, $7.0 million and $1.2 million, respectively, in royalty payments under the license agreement.
      Liquipatch. We have agreements with Novartis to develop Liquipatch for various indications. Liquipatch is a multi-polymer gel-matrix delivery system that applies to the skin like a normal gel and dries to form a very thin, invisible, water-resistant film. This film enables a controlled release of the active agent, which we believe will provide a longer treatment period. In June 2001, we entered into a global licensing agreement with Novartis Consumer Health SA for the Liquipatch drug-delivery system for use in topical antifungal applications. The agreement followed successful pilot development work and gives Novartis the exclusive, worldwide right to use the Liquipatch technology in the topical antifungal field. In March 2002, Novartis paid $580,000 to exercise its then-existing option to expand the license agreement. We received no payments from Novartis under the license agreement in 2003, and in July 2004, we received a milestone payment of $81,000. Novartis has paid an aggregate of $722,000 under the contract as of June 30, 2005. Unless terminated earlier, the agreement may be terminated by either party after the expiration of one or more claims within a patent covered by the agreement with respect to the relevant country (which claim has not been declared to be invalid or unenforceable by a court of competent jurisdiction) or after the eighth anniversary of the first market introduction of the product in countries without such a claim. The expiration date of the last patent to expire is currently 2017. Novartis will be responsible for all development costs, and will be obligated to pay royalties on future product sales.
      Actimmune®. We have an agreement with InterMune, Inc. pursuant to which InterMune pays us royalties for sales of Actimmune (gamma interferon). We recorded $172,000, $358,000, $330,000 and $143,000 in royalty revenue related to Actimmune sales in 2002, 2003, 2004 and for the six months ended June 30, 2005, respectively. In August 2002, we entered into an agreement with InterMune to terminate our exclusive option for certain rights in the dermatology field in exchange for a payment of $350,000. We recognized the full amount of this revenue in 2002.
Sales And Marketing
      We have an experienced, highly productive sales and marketing organization, which is dedicated to dermatology. As of July 31, 2005, we had 171 employees in our sales and marketing organization, including 155 field sales directors and representatives. Since a relatively small number of physicians write the majority of prescriptions for dermatological indications, we believe that the size of our sales force is currently appropriate to reach our target physicians.
      Our marketing efforts are focused on assessing and meeting the needs of dermatologists, residents, dermatology nurses, and physicians’ assistants. Our sales representatives strive to cultivate relationships of trust and confidence with the healthcare professionals they call on. In 2004, our sales force called on over 11,300 U.S. dermatologists and dermatology medical professionals who were responsible for approximately 98% of all topical corticosteroid prescriptions and approximately 99% of all topical acne prescriptions written by dermatologists in the U.S. To achieve our marketing objectives, we use a variety of advertising, promotional material (including journal advertising, promotional literature, and rebate coupons), specialty publications, participation in educational conferences, support of continuing medical education activities, and advisory board meetings, as well as product internet sites to convey basic information about our products and our company. Our corporate website at www.connetics.com includes information about the company as well as descriptions of ongoing research, development and clinical work. Our product websites, at www.olux.com, www.luxiq.com, www.soriatane.com, and www.evoclin.com provide information about the products and their approved indications, as well as copies of the full prescribing information, the patient information booklet, and additional product information. On the websites for our topical products, we also offer downloadable rebate coupons.
      In March 2004, we entered into an agreement with UCB authorizing them to promote OLUX and Luxíq to a select group of U.S. primary care physicians, or PCPs. In September 2004, in connection with UCB’s acquisition of Celltech plc, UCB notified us that it intended to discontinue the co-promotion agreement, and the agreement terminated effective March 31, 2005.
      In April 2005, we entered into an agreement with Ventiv Pharma Services, LLC, or VPS, a subsidiary of Ventiv Health, Inc., under which VPS will provide sales support for certain of our products to PCPs and pediatricians. VPS began product sales activities under this agreement in mid-April. VPS will promote OLUX, Luxíq, and Evoclin. We will record 100% of the revenue from product sales generated by VPS’s promotional efforts. We will pay VPS a fee for the personnel providing the promotional efforts and bear the marketing costs for promoting the products, including product samples and marketing materials.
      In addition to traditional marketing approaches and field sales relationships with dermatologists, we sponsor several programs that support the dermatology field. We currently provide funding to sponsor one dermatology resident at Stanford University Medical School and dermatology fellows at the Harvard Medical School and Johns Hopkins Medical Center. We also provide corporate sponsorship to various dermatology groups, including the American Academy of Dermatology, the National Psoriasis Foundation, the Dermatology Foundation, the Skin Disease Education Foundation, and the Foundation for Research & Education in Dermatology. In 2004, we sponsored 34 children to attend Camp Wonder, a summer camp sponsored by the Childrens’ Skin Disease Foundation for children suffering from serious skin diseases.

Competition
      The specialty pharmaceutical industry is characterized by intense market competition, extensive product development and substantial technological change. The principal means of competition used to market our products include quality, service, price, intellectual property, and product performance.
      Each of our products competes for a share of the existing market with numerous products that have become standard treatments recommended or prescribed by dermatologists. OLUX and Luxíq compete with a number of corticosteroid brands in the super-high-, high- and mid-potency categories for the treatment of inflammatory skin conditions. In addition, both OLUX and Luxíq compete with generic (non-branded) pharmaceuticals which claim to offer similar therapeutic benefits at a lower cost. In some cases, insurers and other third-party payors seek to encourage the use of generic products, making branded products less attractive, from a cost perspective, to buyers. We are not currently aware of any generic substitutes for any of our marketed products. Competing brands for OLUX and Luxíq include Halog® and Ultravate®, marketed by Bristol-Myers Squibb Company; Elocon® and Diprolene®, marketed by Schering-Plough Corporation; Locoid®, marketed by Ferndale Labs; Temovate® and Cutivate®, which are marketed by GlaxoSmithKline; DermaSmoothe FS®, marketed by Hill Dermaceuticals; Capextm and Clobextm, marketed by Galderma; and Psorcon®, marketed by Dermik Laboratories, Inc. Soriatane competes with three systemic biologic drugs for the treatment of severe psoriasis: Enbrel®, marketed by Amgen and Wyeth Pharmaceuticals; Amevivetm, marketed by Biogen; and Raptivatm, marketed by Genentech, Inc. Evoclin competes primarily in the topical antibiotic market. Competition in this market includes generic and branded clindamycin and erythromycin including branded products Clindagel marketed by Galderma S.A., Cleocin-T marketed by Pfizer, Inc., and Clindets marketed by Stiefel Laboratories, Inc. Additional competition is posed by generic and branded combinations of clindamycin and benzoyl peroxide, such as Benzaclin marketed by Dermik and Duac marketed by Stiefel, and erythromycin and benzoyl peroxide such as Benzamycin marketed by Dermik.
      Many of our existing or potential competitors, particularly large pharmaceutical companies, have substantially greater financial, marketing, sales, technical and human resources than we do. In addition, many of these competitors have more collective experience than we do in performing preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products, and have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Furthermore, many of our competitors are private companies or divisions of much larger companies that do not have the same disclosure obligations regarding their product development and marketing strategies and plans that we do as a public company, which puts us at a distinct competitive disadvantage relative to these competitors. Our products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Moreover, our competitors may succeed in obtaining FDA approval for products more rapidly or successfully than we do.
      Our philosophy is to compete on the basis of the quality and efficacy of our products and unique drug delivery vehicles, combined with the effectiveness of our marketing, sales and other product support efforts.
      Whether we are competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify, secure the rights to, and develop pharmaceutical products and compounds, and to exploit these products and compounds commercially before others are able to develop competitive products.
Customers
      We sell our products directly to distributors, who in turn sell the products into the retail marketplace. Our customers include the nation’s leading wholesale pharmaceutical distributors, such as Cardinal Health, Inc., McKesson HBOC, Inc., and AmerisourceBergen Corporation, and one national retail pharmacy chain, Walgreens. In December 2004 we entered into a distribution agreement with each of Cardinal Health, Inc. and McKesson Corporation under which we agreed to pay a fee to each of these distributors in exchange for certain product distribution, inventory information, return goods processing, and administrative services. While these agreements will provide us with inventory level reports from these distributors beginning in 2005, we must also rely on historical prescription information to estimate future demand for our products. Patients have their prescriptions filled by pharmacies that buy our products from the wholesale distributors. Because sources available to us track prescriptions filled but do not track the total prescriptions written, and because pharmacies sometimes substitute other drugs for our products when prescriptions are presented, the number of prescriptions written for our products only indirectly affects our product revenues.
Research And Development And Product Pipeline
      Innovation by our research and development operations contributes to the success of our business. Our research and development expenses were $14.9 million for the six months ended June 30, 2005, $21.5 million in 2004, $30.1 million in 2003, and $25.8 million in 2002. Our goal is to develop and bring to market innovative products that address unmet healthcare needs. Our substantial investment in research and development supports this goal. We also have an active in-licensing strategy. We have a variety of pharmaceutical agents in various stages of preclinical and clinical development in several novel delivery technologies.
      Our development activities involve work related to product formulation, preclinical and clinical study coordination, regulatory administration, manufacturing, and quality control and assurance. Many pharmaceutical companies conduct early stage research and drug discovery, but to obtain the most value from our development portfolio, we are focusing on later-stage development. This approach helps to minimize the risk and time requirements for us to get a product on the market. Our strategy involves targeting product candidates that we believe have attractive market potential, and then rapidly evaluating and formulating new therapeutics by using previously approved active ingredients reformulated in our proprietary delivery system. This product development strategy allows us to conduct limited preclinical safety trials, and to move rapidly into safety and efficacy testing in humans with products that offer significant improvements over existing products. A secondary strategy is to evaluate the acquisition of products from other companies.
      We have developed a variety of aerosol foams similar to our foam delivery system for OLUX and Luxíq, including water- and petrolatum-based foams. We have also developed Liquipatch, a multi-polymer gel-matrix delivery system that applies to the skin like a normal gel and dries to form a very thin, invisible, water-resistant film. This film enables a controlled release of the active agent, which we believe provides a longer treatment period. We anticipate developing one or more new products in the aerosol foam or gel matrix formulations, by incorporating leading dermatologic agents in formulations that are tailored to treat specific diseases or different areas of the body.
      All of our products and technologies under development require us to make significant commitments of personnel and financial resources. In addition to our in-house staff and resources, we contract a portion of development work to outside parties. For example, we typically engage contract research organizations to manage our clinical trials. We have contracts with vendors to conduct product analysis and stability studies, and we outsource all of our manufacturing scale-up and production activities. We also use collaborative relationships with pharmaceutical partners and academic researchers to augment our product development activities, and from time to time we enter into agreements with academic or university-based researchers to conduct various studies for us.
Patents And Proprietary Rights
      Our success will depend in part on our ability and our licensors’ ability to obtain and retain patent protection for our products and processes, to preserve our trade secrets, and to operate without infringing the proprietary rights of third parties. We are pursuing a number of U.S. and international patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights by assignment to patents and patent applications from certain of our consultants and officers. These patents and patent applications may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient to allow us to market and distribute products covered by the patent or application.
      The U.S. and worldwide issued patents and pending applications we are developing and pursuing in our intellectual property portfolio relate to novel drug delivery vehicles for the topical administration of active pharmaceutical ingredients, for use in both human and veterinary applications. We own or are exclusively licensed under pending applications and/or issued patents worldwide relating to OLUX and Luxíq, and other products in development. Of the 33 U.S. or worldwide issued patents relating to our technologies, one relates to corticosteroid foam formulations, three relate to our emollient foam formulation, one relates to a foam formulation for the treatment of head lice, three relate to an antibacterial foam formulation, one relates to ketoconazole foam, 23 relate to Liquipatch, and one relates to minoxidil. Of the additional 19 issued patents related to the technologies developed by Connetics Australia, three relate to the aerosol technology licensed to S. C. Johnson, one relates to an acne treatment and 15 relate to an ectoparasiticidal formulation that has veterinary applications. We also have an exclusive license under two patents covering stable retinoid compositions. The patents discussed above expire between 2005 and 2019.
      In May 2004, the U.S. Patent and Trademark Office, or USPTO, issued to us a patent covering a pharmaceutical aerosol foam composition having occlusive capability; that patent will expire in 2019. The delivery technology that is the basis for OLUX and Luxíq is covered by a U.S. patent on methods of treating various skin diseases using a foam pharmaceutical composition comprising a corticosteroid active substance, a propellant and a buffering agent. That patent will expire in 2016. The Liquipatch technology is covered by one U.S. patent, which will also expire in 2016. The technology contained in Evoclin is the subject of a pending U.S. patent application, as is the technology contained in Extina.
      Even though we or our licensors have filed patent applications and we hold issued patents, our or our licensors’ patent applications may not issue as patents, any issued patents may not provide competitive advantage to us, and our competitors may successfully challenge or circumvent any issued patents. In November 2004 we announced that Medicis Pharmaceutical Corporation, or Medicis, had informed us that it believed a patent to which it holds certain rights will be infringed by our product candidate Velac. While we are not aware of any legal filings related to Medicis’ assertion, we believe, based on information publicly available on the USPTO website, that the inventor named on the patent has filed a Reissue Patent Application with the USPTO. To our knowledge, the USPTO has not formally announced the filing of the reissue application in the Official Gazette as of the date of this prospectus. The cost of responding to this and other similar challenges that may arise and the inherent costs to defend the validity of our licensed technology and issued patents, including the prosecution of infringements and the related litigation, could be substantial whether or not we are successful. Such litigation also could require a substantial commitment of our management’s time. Our business could suffer materially if Medicis or any third party were to be awarded a judgment adverse to us in any patent litigation or other proceeding arising in connection with Velac or any of our other products or patent applications.
      We rely on and expect to continue to rely on unpatented proprietary know-how and continuing technological innovation in the development and manufacture of many of our principal products. We require all our employees, consultants, manufacturing partners, and advisors to enter into confidentiality agreements with us. These agreements, however, may not provide adequate protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such information. In addition, others may obtain access to or independently develop similar or equivalent trade secrets or know-how.
Trademarks
      We believe that trademark protection is an important part of establishing product and brand recognition. We own 10 U.S. and 10 non-U.S. registered trademarks, several trademark applications and common law trademarks, and servicemarks and domain names related to our dermatology business. U.S. federal registrations for trademarks remain in force for 10 years and may be renewed every 10 years after issuance, provided the mark is still being used in commerce. However, any such trademark or service mark registrations may not afford us adequate protection, and we may not have the financial resources to enforce our rights under any such trademark or service mark registrations. If we are unable to protect our trademarks or service marks from infringement, any goodwill developed in such trademarks or service marks could be impaired.
Manufacturing
      We do not operate manufacturing or distribution facilities for any of our products. Instead, we contract with third parties to manufacture our products for us. Our company policy and the FDA require that we contract only with manufacturers that comply with current Good Manufacturing Practice, or cGMP, regulations and other applicable laws and regulations. Currently, DPT Laboratories, Ltd., or DPT, and Accra Pac Group, Inc., or Accra Pac, manufacture commercial supplies of OLUX, Luxíq as well as physician samples of those products for us. DPT also manufactures Evoclin and clinical supplies for our various clinical trial programs. We are currently qualifying Accra Pac to manufacture Evoclin. We previously entered into agreements with DPT under which they constructed an aerosol filling line at their plant in Texas. This line is used to manufacture and fill our commercial aerosol products. Roche manufactures commercial supplies of Soriatane. We have agreements with Roche to fill and finish Soriatane through 2005, and to provide active pharmaceutical ingredient through 2007. We believe that these agreements will allow us to maintain supplies of Soriatane finished product through 2012 due to the five-year shelf life of the combination of the active pharmaceutical ingredient and finished product.
Warehousing And Distribution
      All of our product distribution activities are handled by Cardinal Health Specialty Pharmaceutical Services, or SPS. SPS is a division of Cardinal Health, which was our second largest customer in 2004. For more information about our customers, see “Customers” above, and Note 2 of Notes to Consolidated Financial Statements. SPS stores and distributes products to our customers from a warehouse in Tennessee. When SPS receives a purchase order, it processes the order into a computerized distribution database. Generally, SPS ships our customers’ orders within 24 hours after their order is received. Once the order has shipped, SPS generates and mails invoices on our behalf. Any delay or interruption in the distribution process or in payment by our customers could have a material adverse effect on our business.
Government Regulation
      Generally — Product Development. The pharmaceutical industry is subject to regulation by the FDA under the Food, Drug and Cosmetic Act, by the states under state food and drug laws, and by similar agencies outside of the United States. In order to clinically test, manufacture, and market products for therapeutic use, we must satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. We have provided a more detailed explanation of the standards we are subject to under “Factors Affecting Our Business and Prospects — We may spend a significant amount of money to obtain FDA and other regulatory approvals, which may never be granted” and “— We cannot sell our current products and product candidates if we do not obtain and maintain governmental approvals” below.
      We expect that all of our prescription pharmaceutical products will require regulatory approval by governmental agencies before we can commercialize them. The nature and extent of the review process for our potential products will vary depending on the regulatory categorization of particular products. Federal, state, and international regulatory bodies govern or influence, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our products on a product-by-product basis. Failure to comply with applicable requirements can result in, among other things, warning letters, fines, injunctions, penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of approval, and criminal prosecution. Accordingly, initial and ongoing regulation by governmental entities in the United States and other countries is a significant factor in the production and marketing of any pharmaceutical products that we have or may develop.
      Product development and approval within this regulatory framework, and the subsequent compliance with appropriate federal and foreign statutes and regulations, takes a number of years and involves the expenditure of substantial resources.
      FDA Approval. The general process for approval by the FDA is as follows:

•	Preclinical Testing. Generally, a company must conduct preclinical studies before it can obtain FDA approval for a new therapeutic agent. The basic purpose of preclinical investigation is to gather enough evidence on the potential new agent through laboratory experimentation and animal testing, to determine if it is reasonably safe to begin preliminary trials in humans. The sponsor of these studies submits the results to the FDA as a part of an investigational new drug application, which the FDA must review before human clinical trials of an investigational drug can start. We have filed and will continue to be required to sponsor and file investigational new drug applications, and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of our product candidates.

•	Clinical Trials. Clinical trials are normally done in three distinct phases and generally take two to five years, but may take longer, to complete:

•	Phase I trials generally involve administration of a product to a small number of patients to determine safety, tolerance and the metabolic and pharmacologic actions of the agent in humans and the side effects associated with increasing doses.

•	Phase II trials generally involve administration of a product to a larger group of patients with a particular disease to obtain evidence of the agent’s effectiveness against the targeted disease, to further explore risk and side effect issues, and to confirm preliminary data regarding optimal dosage ranges.

•	Phase III trials involve more patients, and often more locations and clinical investigators than the earlier trials. At least one such trial is required for FDA approval to market a branded, or non-generic, drug.

•	The rate of completion of our clinical trials depends upon, among other factors, the rate at which patients enroll in the study. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, and the sometimes seasonal nature of certain dermatological conditions. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on our business. In addition, side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing approval.

•	Regulatory Submissions. The Food, Drug and Cosmetic Act outlines the process by which a company can request approval to commercialize a new product. After we complete the clinical trials of a new drug product, we must file an NDA with the FDA. We used the so-called 505(b)(2) application process for OLUX, Luxíq, and Evoclin, which permitted us in each case to satisfy the requirements for a full NDA by relying on published studies or the FDA’s findings of safety and effectiveness based on studies in a previously-approved NDA sponsored by another applicant, together with the studies generated on our products. Generally, although the FDA evaluation of safety and efficacy is the same, the number of clinical trials required to support a 505(b)(2) application, and the amount of information in the application itself, may be substantially less than that required to support a traditional NDA application. The 505(b)(2) process will not be available for all of our other product candidates, and as a result the FDA process may be longer for our future product candidates than it has been for our products to date.
      We must receive FDA clearance before we can commercialize any product, and the FDA may not grant approval on a timely basis or at all. The FDA can take between one and two years to review an

NDA, and can take longer if significant questions arise during the review process. In addition, if there are changes in FDA policy while we are in product development, we may encounter delays or rejections that we did not anticipate when we submitted the NDA for that product. We may not obtain regulatory approval for any products that we develop, even after committing such time and expenditures to the process. Even if regulatory approval of a product is granted, it may entail limitations on the indicated uses for which the product may be marketed.
      Our products will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement are similar, but not identical, to FDA requirements, and they vary widely from country to country.
      Manufacturing. The FDA regulates and inspects equipment, facilities, and processes used in the manufacturing of pharmaceutical products before providing approval to market a product. If after receiving clearance from the FDA, we make a material change in manufacturing equipment, location, or process, we may have to undergo additional regulatory review. We must apply to the FDA to change the manufacturer we use to produce any of our products. We and our contract manufacturers must adhere to GMP and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes after the initial approval. If, as a result of these inspections, the FDA determines that our (or our contract manufacturers’) equipment, facilities, or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek sanctions and/or remedies against us, including suspension of our manufacturing operations.
      Post-Approval Regulation. The FDA continues to review marketed products even after granting regulatory clearances, and if previously unknown problems are discovered or if we fail to comply with the applicable regulatory requirements, the FDA may restrict the marketing of a product or impose the withdrawal of the product from the market, recalls, seizures, injunctions or criminal sanctions. In its regulation of advertising, the FDA from time to time issues correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices.
      Pharmacy Boards. We are required in most states to be licensed with the state pharmacy board as either a manufacturer, wholesaler, or wholesale distributor. Many of the states allow exemptions from licensure if our products are distributed through a licensed wholesale distributor. The regulations of each state are different, and the fact that we are licensed in one state does not authorize us to sell our products in other states. Accordingly, we undertake an annual review of our license status and that of SPS to ensure continued compliance with the state pharmacy board requirements.
      Fraud and Abuse Regulations. We are subject to various federal and state laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. The Office of Inspector General, or OIG, of the U.S. Department of Health and Human Services has provided guidance that outlines several considerations for pharmaceutical manufacturers to be aware of in the context of marketing and promotion of products reimbursable by the federal health care programs. Effective July 1, 2005, pursuant to a new California law, all pharmaceutical companies doing business in California will be required to certify that they are in compliance with the OIG guidance.
      The federal anti-kickback statute places constraints on business activities in the health care sector that are common business activities in other industries, including sales, marketing, discounting, and purchase relations. Practices that may be common or longstanding in other businesses are not necessarily acceptable or lawful when soliciting federal health care program business. Specifically, anti-kickback laws make it illegal for a prescription drug manufacturer to solicit or to offer or pay anything of value for patient referrals, or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease or ordering of, any item or service that is reimbursable in whole or part by a federal health care program, including the purchase or prescription of a particular drug. The federal government has published regulations that identify “safe harbors” or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws.
      False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws.
      Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).
      Medicaid and State Rebate Programs. We participate in the Federal Medicaid rebate program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs. Under the Medicaid rebate program, we pay a rebate to each state Medicaid program for our products that are reimbursed by those programs. As a manufacturer currently of single source products only, the amount of the rebate for each of our products is set by law as the greater of 15.1% of the average manufacturer price of that product, or the difference between the average manufacturer price and the best price available from the company to any customer, with the final rebate amount adjusted upward if increases in average manufacturer price since product launch have outpaced inflation. The Medicaid rebate amount is computed each quarter based on our submission to the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services of our current average manufacturer price and best price for each of our products. As part of our revenue recognition policy, we provide reserves on this potential exposure at the time of product shipment.
      Federal law also requires that any company that participates in the Medicaid program must extend comparable discounts to qualified purchasers under the Public Health Services, or PHS, pharmaceutical pricing program. The PHS pricing program extends discounts comparable to the Medicaid rebate to a variety of community health clinics and other entities that receive health services grants from the PHS, as well as hospitals that serve a disproportionate share of poor Medicare and Medicaid beneficiaries.
      We also make our products available to authorized users of the Federal Supply Schedule, or FSS, of the General Services Administration under an FSS contract negotiated by the Department of Veterans Affairs. The Veterans Health Care Act of 1992, or VHCA, imposes a requirement that the prices a company such as Connetics charges the Veterans Administration, the Department of Defense, the Coast Guard, and the PHS be discounted by a minimum of 24% off the average manufacturer price charged to non-federal customers. Our computation of the average price to non-federal customers is used in establishing the FSS price for these four purchasers. The government maintains the right to audit the accuracy of our computations. Among the remedies available to the government for failure to accurately calculate FSS pricing and the average manufacturer price charged to non-federal customers is recoupment of any overpayments made by FSS purchasers as a result of errors in computations that affect the FSS price.
      The Medicaid rebate statute and the VHCA also provide that, in addition to penalties that may be applicable under other federal statutes, civil monetary penalties may be assessed for knowingly providing false information in connection with the pricing and reporting requirements under the laws. The amount that may be assessed is up to $100,000 for each item of false information. We have provided additional information about the risks associated with participation in the Medicaid and similar programs, under “Factors Affecting Our Business and Prospects — Our sales depend on payment and reimbursement from third party payors, and if they reduce or refuse payment or reimbursement, the use and sales of our products will suffer, we may not increase our market share, and our revenues and profitability will suffer” and “— The growth of managed care organizations and other third-party reimbursement policies may have an adverse effect on our pricing policies and our margins” below.

Marketing To Healthcare Professionals
      We intend for our relationships with doctors to benefit patients and to enhance the practice of medicine, and at the same time represent the interests of our stockholders in maintaining and growing our company. We have adopted internal policies that emphasize to our employees that all interactions with healthcare professionals should be focused on informing them about FDA-approved uses of our products, providing scientific and educational information consistent with FDA regulations and guidance, or supporting medical research and education. We believe that effective marketing of our products is necessary to ensure that patients have access to the products they need, and that the products are correctly used for maximum patient benefit. Our marketing and sales organizations are critical to achieving these goals, because they foster relationships that enable us to inform healthcare professionals about the benefits and risks of our products, provide scientific and educational information, support medical research and education, and obtain feedback and advice about our products through consultation with medical experts.
Marketing Exclusivity
      The FDA has the power to grant pharmaceutical companies new drug product exclusivity for a drug, independent of any orphan drug or patent term exclusivity accorded to that drug. This marketing exclusivity essentially prevents competition from other manufacturers who wish to put generic versions of the product into U.S. commerce. The FDA has granted us marketing exclusivity for foam-based products incorporating clobetasol propionate until December 20, 2005, for the short-term topical treatment of mild to moderate plaque-type psoriasis of non-scalp regions. The exclusivity prevents other parties from submitting or getting approval for any comparable application before the exclusive period expires. The FDA determines whether a drug is eligible for exclusivity on a case-by-case basis. The FDA may grant three-year exclusivity provided that the application included at least one new clinical investigation other than bioavailability studies, the investigation was conducted or sponsored by the drug company, and the reports of the clinical investigation were essential to the approval of the application. At the time we submitted the NDA for the expanded label for OLUX, we requested exclusivity for the new indication. As an antibiotic, Evoclin is not eligible for marketing exclusivity.
Environmental Regulation
      Our research and development activities involve the controlled use of hazardous materials including biohazardous material, organic solvents, potent pharmaceutical agents, compressed flammable gases, and certain radioactive materials, such as tritium, and carbon-14. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although, to the best of our knowledge, our safety procedures and equipment for handling and disposing of hazardous materials comply with all applicable prudent industry standards and all applicable state, federal, and local laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials.
      We are committed to conducting our operations in a manner that protects the health and safety of our employees, the environment and the communities in which we operate. Maintaining a clean environment and a safe and healthy workplace is an integral part of our daily activities and business decisions. Our environmental health and safety programs are developed and continually improved to ensure the protection of our business, assets, employees, customers, and the surrounding community.
      Compliance with federal, state and local laws regarding the discharge of materials into the environment or otherwise relating to the protection of the environment has not had, and is not expected to have, any adverse effect on our capital expenditures, earnings or competitive position. We are not presently a party to any litigation or administrative proceeding with respect to our compliance with such environmental standards. In addition, we do not anticipate being required to expend any funds in the near future for environmental protection in connection with our operations other than those funds required for our ordinary course environmental health and safety compliance programs.

Employees
      As of July 31, 2005, we had 318 full-time employees, including 18 in Connetics Australia. Of the full-time employees, 171 were engaged in sales and marketing, 77 were in research and development and 52 were in general and administrative positions. We believe our relations with our employees are good.
Properties
      We currently sublease from Incyte Corporation 96,025 square feet of laboratory and office space at 3160 Porter Drive also in Palo Alto. We occupied this space as our new headquarters facility on February 28, 2005. In March 2005, we received approval from the Board of Trustees of the Leland Stanford Junior University, the landlord, for a sublease with Incyte Corporation signed in August 2004 for 19,447 square feet of office space at 1841 Page Mill Road also in Palo Alto. Payment under this sublease will commence on January 1, 2006. Our subsidiary, Connetics Australia Pty Ltd., owns land and real property consisting of laboratory and office space at 8 Macro Court, Rowville, Victoria, Australia. In addition, we make rental payments to DPT Laboratories, Ltd. for the floor space occupied by our 12,000 square foot aerosol filling line in DPT’s Texas facility. We believe that our existing facilities are adequate to meet our requirements for the foreseeable future.
Legal Proceedings
      We are not a party to any material legal proceedings.
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure
      We have had no changes in or disagreements with, our independent public accountants on accounting and financial disclosure.

MANAGEMENT
Executive Officers
      The following table shows information about our executive officers as of July 31, 2005:

Name	Age	Position

Thomas G. Wiggans	53	Chief Executive Officer and Director
C. Gregory Vontz	44	President and Chief Operating Officer
John L. Higgins	34	Chief Financial Officer; Executive Vice President, Finance and Corporate Development
Katrina J. Church	44	Executive Vice President, Legal Affairs; General Counsel and Secretary
Lincoln Krochmal, M.D.	58	Executive Vice President, Research and Product Development
Matthew W. Foehr	32	Senior Vice President, Technical Operations
Michael Miller	47	Senior Vice President, Sales and Marketing and Chief Commercial Officer
Rebecca Sunshine	42	Senior Vice President, Human Resources and Organizational Dynamics

      Thomas Wiggans has served as Chief Executive Officer and as a director of Connetics since July 1994. He served as President of Connetics from July 1994 to February 2005. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and a member of its Executive Committee, and its Emerging Company Section. He is also Chairman of the Biotechnology Institute, a non-profit educational organization and a member of the Board of Overseers of the Hoover Institution at Stanford University. Mr. Wiggans also serves as a director of Abgenix Corporation, Tercica, Inc., and Onyx Pharmaceuticals, Inc. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.
      Gregory Vontz joined Connetics as Executive Vice President, Chief Commercial Officer in December 1999. He has served as Chief Operating Officer since January 2001 and President since February 2005. Before joining Connetics, Mr. Vontz served 12 years with Genentech, Inc., most recently as Director of New Markets and Healthcare Policy. Before joining Genentech, Inc. in 1987, Mr. Vontz worked for Merck & Co., Inc. Mr. Vontz received his B.S. in Chemistry from the University of Florida and his M.B.A. from the Haas School of Business at University of California at Berkeley.
      John Higgins joined Connetics as Chief Financial Officer in 1997, and has served as Executive Vice President, Finance and Administration and Corporate Development since January 2002. He served as Executive Vice President, Finance and Administration, from January 2000 to December 2001, and as Vice President, Finance and Administration from September 1997 through December 1999. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals, Inc. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. He currently serves as a director of BioCryst and a private company. He received his A.B. from Colgate University.
      Katrina Church joined Connetics in 1998, and has served as Executive Vice President, Legal Affairs since January 2002 and as Secretary since September 1998. She served as Senior Vice President, Legal Affairs and General Counsel from January 2000 through December 2001, and as Vice President, Legal Affairs and Corporate Counsel from June 1998 through December 1999. Before joining Connetics,

Ms. Church served in various positions at VISX, Incorporated, most recently as Vice President, General Counsel. Before joining VISX in 1991, Ms. Church practiced law with the firm Hopkins & Carley in San Jose, California. Ms. Church received her J.D. from the New York University School of Law, and her A.B. from Duke University.
      Lincoln Krochmal, M.D. joined Connetics in October 2003 as Executive Vice President, Research and Product Development. Dr. Krochmal joined Unilever PLC, where he worked since 1993, mostly recently as Senior Vice President, Worldwide Research and Development for the Home and Personal Care Division. Prior to Unilever, Dr. Krochmal held various senior management positions in dermatology research and development at Bristol-Myers Squibb and Westwood Pharmaceuticals, Inc. Before joining Westwood he spent seven years in his own private dermatology practice. Dr. Krochmal received his Bachelor of Medical Sciences degree from the University of Wisconsin, his Doctor of Medicine from the Medical College of Wisconsin, and his board certification in dermatology following successful completion of the residency training program at the University of Missouri Medical Center. In 2005 Dr. Krochmal was appointed to the Board of Directors of the International Academy of Cosmetic Dermatology. He is a fellow of the American Academy of Dermatology, a Diplomat of the American Board of Dermatology and a member of the International Society of Dermatology and the Dermatology Foundation.
      Matthew Foehr joined Connetics in 1999, and has served as Senior Vice President, Technical Operations, since January 2003. He served as Vice President, Manufacturing, from November 2001 through December 2002, and in various director and manager-level manufacturing positions from July 1999 to November 2001. Before joining Connetics, Mr. Foehr worked for over five years at LXR Biotechnology, Inc., most recently serving as Associate Director, Manufacturing and Process Development. Before joining LXR, Mr. Foehr worked for Berlex Biosciences in the Department of Process Development and Biochemistry/ Biophysics. Mr. Foehr received his B.S. in Biology from Santa Clara University.
      Michael Miller joined Connetics in February 2003 as Senior Vice President of Sales and Marketing and Chief Commercial Officer. Mr. Miller most recently served as Vice President of Commercial Operations at Cellegy Pharmaceuticals. Before Cellegy, Mr. Miller spent four years with ALZA Corporation, most recently as Vice President of the Urology Business Unit, three years with VIVUS, Inc. as Marketing Director, and 14 years with Syntex/ Roche in marketing and sales management. Mr. Miller received his B.S. in Finance from University of San Francisco and his M.B.A. in Information Systems from San Francisco State University.
      Rebecca Sunshine joined Connetics in 1996, and has served as Senior Vice President Human Resources and Organizational Dynamics since January 2002. Ms. Sunshine served as Vice President of Human Resources from December 1999 to December 2002, and as Director of Human Resources from 1996 through November 1999. She worked at COR Therapeutics from 1990 to 1996 in the positions of Manager of Research Administration, Manager of Human Resources, and Senior Manager of Human Resources. Ms. Sunshine also worked at Genelabs as Manager of Research Administration from 1988 to 1990, at Genentech in 1987, and in various hospital administration positions from 1984 to 1987. Ms. Sunshine received her B.A. from UC Santa Barbara and her M.P.A. in Health Services from the University of San Francisco.
Directors
      Eugene A. Bauer, M.D., 62, has served as a director since 1996 and previously served as a Director from 1993 to 1995. Dr. Bauer is Chief Executive Officer of Neosil, Incorporated, a privately held biotechnology company. From 2002 to 2004 he was a Senior Client Partner with Korn/ Ferry International. He served as Vice President for the Stanford University Medical Center from 1997 to 2001, and as Dean of the Stanford University School of Medicine from 1995 through 2001. Dr. Bauer was a founder of Connetics. Since 1988 he has been Professor, Department of Dermatology, Stanford University School of Medicine, and was Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. From 1982 to 1988, he was a professor at Washington University School of Medicine. He has served as Chairman of two National Institutes of Health study sections of the National Institute of Arthritis and

Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer also serves as a director of Protalex, Inc. and three private companies and one non-profit dermatological association. Dr. Bauer holds B.S. and M.D. degrees from Northwestern University.
      R. Andrew Eckert, 44, has served as a director since 2002. Mr. Eckert is the Chief Executive Officer of Sum Total Systems, Inc., a business software company created by the March 2004 merger of Docent, Inc. and Click2learn, Inc. He served as Chief Executive Officer of Docent from April 2002. From 1997 to 2000, Mr. Eckert served as Chief Executive Officer of ADAC Laboratories, a $400 million medical products company. Mr. Eckert also served as a director of ADAC Laboratories from 1996 to 2000 and as Chairman of the Board from 1999 to 2000. Mr. Eckert holds a B.S. in industrial engineering and an M.B.A. from Stanford University. He currently serves on the boards of Sum Total Systems, Inc. and Varian Medical Systems, Inc.
      Carl B. Feldbaum, 61, has served as a director since May, 2005. Mr. Feldbaum comes to the board with extensive experience in the biotechnology industry including serving as President of the Washington, D.C.-based Biotechnology Industry Organization (BIO) from its founding 1993 until January 2005. Prior to his appointment as President of BIO, Mr. Feldbaum was Chief of Staff to Senator Arlen Specter of Pennsylvania. He also was President and Founder of the Palomar Corporation, a national security think tank in Washington D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy, and served as Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum is also a director of Actelion Pharmaceuticals Ltd. Mr. Feldbaum holds a B.S. in Biology from Princeton University and a J.D. from University of Pennsylvania Law School.
      Denise M. Gilbert, PH.D., 47, has served as a director since 2003. Dr. Gilbert is an independent consultant and strategic advisor to life science companies. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax, Inc. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham, and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert is also a director of Dynavax Technologies Corporation and a private life science company. Dr. Gilbert holds a B.A. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.
      John C. Kane, 65, has served as a director since 1997. Mr. Kane was President and Chief Operating Officer of Cardinal Health, Inc., a healthcare services provider, from March 1993 until his retirement in December 2000. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of the Ross Laboratories Division. Mr. Kane is also a director of two private companies. Mr. Kane holds a B.S. from West Chester University.
      Thomas D. Kiley, 61, has served as a director since 1993. Mr. Kiley has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech Inc., serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon, where he was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and of four private companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.
      Leon E. Panetta, 66, has served as a director since 2000. Mr. Panetta is the Director, along with his wife Sylvia, of the Panetta Institute for Public Policy at California State University, Monterey Bay, and is a member of the international advisory board of Fleishman-Hillard, Inc. From 1994 to 1997, he served as White House Chief of Staff. Before his appointment as White House Chief of Staff, Mr. Panetta served as Director of the White House Office of Management and Budget, having been confirmed by the Senate for that position on January 21, 1993. Prior to 1993, Mr. Panetta was a member of the U.S. House of Representatives for eight full terms. Mr. Panetta is also a director of Zenith Insurance Company, IDT Telecom, Inc. and Blue Shield of California. Mr. Panetta holds a B.A. from Santa Clara University, and a J.D. from Santa Clara University Law School.
      G. Kirk Raab, 69, has served as a director since 1995. Mr. Raab was the President, Chief Executive Officer and a director of Genentech, Inc. from January 1990 to July 1995, and President, Chief Operating Officer and a director of Genentech from 1985 to January 1990. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins Company, Inc. and Pfizer, Inc. He is currently Chairman of Applied Imaging, Inc. and Protalex, Inc.; he is also Chairman of one private company, and a board member of another two private companies. Mr. Raab is a Trustee Emeritus of Colgate University, and an honorary fellow of Exeter College, of Oxford University, England. Mr. Raab holds an A.B. degree from Colgate University.
      Thomas G. Wiggans, 53, has served as a director since 1994. Mr. Wiggans has served as Chief Executive Officer and as a director of Connetics since July 1994. He served as President of Connetics from July 1994 to February 2005. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, Inc., a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and a member of its Executive Committee and its Emerging Company Section. He is also Chairman of the Biotechnology Institute, a non-profit educational organization, and a member of the Board of Overseers of the Hoover Institution at Stanford University. Mr. Wiggans also serves as a director of Abgenix Corporation, Tercica, Inc., and Onyx Pharmaceuticals, Inc. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.
Audit Committee
      The Audit Committee of our Board of Directors reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is composed of Dr. Gilbert, Mr. Eckert, and Mr. Kiley, all of whom are independent directors within the meaning of the Nasdaq listing standards. Dr. Gilbert serves as the chair of the Audit Committee, and our Board has determined that Dr. Gilbert qualifies as the “audit committee financial expert” as that term is defined by the SEC. The charter of the Audit Committee was included as Appendix A to our proxy statement for our 2004 Annual Meeting of Stockholders and is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table Long-Term

				Long Term
				Compensation

		Annual Compensation		Number of Shares
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Thomas G. Wiggans(2)	2004	$514,000	$425,000	200,000	$62,149
Chief Executive Officer	2003	$490,000	$338,100	225,000	$64,867
	2002	$490,000	$270,000	300,000	$70,154
C. Gregory Vontz(3)	2004	$353,000	$233,000	112,000	$4,037
President and Chief Operating	2003	$325,000	$172,250	125,000	$5,218
Officer	2002	$325,000	$143,325	85,000	$3,807
Lincoln Krochmal(4)	2004	$375,000	$192,000	25,000	$156,862
Exec. Vice President, Research &	2003	$93,750	$37,500	125,000	$263,059
Product Development	2002	$—	$—	—	$—
John L. Higgins	2004	$315,000	$208,000	90,000	$3,807
Chief Financial Officer	2003	$300,000	$153,000	100,000	$3,528
Exec. Vice President, Finance &	2002	$300,000	$128,100	75,000	$3,615
Corporate Development
Katrina J. Church	2004	$288,000	$138,000	72,000	$3,881
Exec. Vice President, Legal Affairs	2003	$275,000	$120,000	80,000	$3,600
General Counsel and Secretary	2002	$275,000	$105,875	70,000	$3,687

Note:	Bonus amounts reflect compensation paid in a later year for work performed in the stated year. Option numbers reflect options granted in the stated year.

(1)	Except as otherwise indicated, “other compensation” for each individual represents (a) premiums paid by Connetics for group term life insurance, and (b) a company match for 401(k) contributions of $3,250 in 2004 $3,000 in 2003, and $3,087 in 2002.

(2)	“All Other Compensation” also includes the following: loan forgiveness of $56,200 in 2004, $59,300 in 2003, and $62,400 in 2002; $3,367 for 401(k) match in 2002; and premiums paid on life insurance for the benefit of Mr. Wiggans’ family of $1,820 in 2002.

(3)	Mr. Vontz was appointed President of Connetics in February 2005. “All Other Compensation” also includes airfare paid for Mr. Vontz’s wife of $1,498 in 2003.

(4)	“All Other Compensation” includes relocation payments of $150,000 in 2004 and $263,059 in 2003. Dr. Krochmal joined Connetics in 2003.
Option Grants in Last Fiscal Year
      The following table provides certain information with respect to stock options granted to the Named Officers in 2004.
Option Grants in 2004

		Percentage			Potential Realizable Value at
		of Total			Assumed Annual Rates of
	Number of	Options			Stock Price Appreciation for
	Securities	Granted to			Option Terms(2)
	Underlying	Employees	Exercise
	Options	in Fiscal	Price Per	Expiration
Name	Granted(1)	Year	Share	Date	5%	10%

Thomas G. Wiggans	200,000	11.3%	$18.05	Jan. 5, 2014	$2,270,309	$5,753,410
C. Gregory Vontz	112,000	6.3%	$18.05	Jan. 5, 2014	$1,271,373	$3,221,910
Lincoln Krochmal	25,000	1.4%	$18.05	Jan. 5, 2014	$283,789	$719,176
John L. Higgins	90,000	5.1%	$18.05	Jan. 5, 2014	$1,021,639	$2,589,035
Katrina J. Church	72,000	4.1%	$18.05	Jan. 5, 2014	$817,312	$2,071,228

(1)	These stock options generally become exercisable at a rate of one-fourth of the shares of common stock subject to the option at the end of the first 12 month period after the date of grant and monthly thereafter until the fourth anniversary of grant, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. The hypothetical value for the options is calculated based on 5% and 10% assumed rates of annual compound stock price appreciation during the option term, as mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
2004 Year-End Option Values
      The following table provides certain information with respect to each Named Officer’s unexercised stock options at December 31, 2004.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at 12/31/2004		Options at 12/31/2004(1)
	Acquired
	On	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Wiggans	75,085	$1,357,998	818,231	401,045	$12,517,628	$3,693,608
C. Gregory Vontz	30,000	$569,257	340,309	201,691	$5,193,127	$1,785,820
Lincoln Krochmal	—	$—	39,062	110,938	$282,028	$776,472
John L. Higgins	106,957	$2,130,607	282,479	163,753	$4,600,370	$1,456,695
Katrina J. Church	10,000	$183,360	200,570	133,983	$3,113,013	$1,204,274

(1)	In accordance with SEC rules, values are calculated by multiplying the number of shares times the difference between the exercise price and the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $24.29 per share, the closing price of our common stock on December 31, 2004 as reported on the Nasdaq National Market.
Compensation of Directors
      Cash Compensation. For 2004, we paid non-employee directors an annual retainer of $30,000 when they were re-elected to the Board. The annual retainer is payable, at the director’s election, in cash or Connetics common stock. We paid each non-employee director $2,000 for each Board meeting attended in person or $500 for each Board meeting attended by telephone. These amounts remain unchanged for 2005.
      Effective April 1, 2005, we increased the annual retainer paid to the Audit Committee chair from $10,000 to $15,000 paid in quarterly installments, and we increased the annual retainer paid to the Governance and Compensation Committee chairs from $5,000 to $7,500 paid in quarterly installments. We pay committee members $1,000 for each committee meeting attended in person and increased amounts paid for committee meetings attended by telephone from $250 to $500. We reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings.
      Stock Options. Non-employee directors automatically receive options to purchase shares of our common stock pursuant to the terms of our 1995 Directors’ Stock Option Plan. The initial option to purchase 30,000 shares of common stock (the “First Option”) is granted on the date on which the individual first becomes a director. In each year that the director is re-elected, the director receives an option to purchase 15,000 shares of common stock (a “Subsequent Option”) if, on such date, the director has served on our Board of Directors for at least six months.
      The First Option is exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the

1995 Directors’ Stock Option Plan is equal to the fair market value of our common stock on the date of grant.
      Consulting Agreements. We have consulting agreements with Mr. Raab and Dr. Bauer pursuant to which we pay them for certain consulting services in addition to the compensation they receive as directors of Connetics. For more information regarding both consulting agreements, see “Certain Relationships and Related Transactions — Employment and Consulting Agreements,” below.
Compensation Committee Interlocks and Insider Participation
      Dr. Bauer, Mr. Eckert and Mr. Kane are members of the Compensation Committee. Mr. Kane serves as the chair of the Compensation Committee. None of the members of the Committee was at any time during the year ended December 31, 2004 or at any other time an officer or employee of Connetics. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Certain Relationships and Related Transactions
Employment and Consulting Agreements
      We have a consulting agreement with G. Kirk Raab pursuant to which Mr. Raab serves as a director, consultant and the Chairman of our Board of Directors. Pursuant to that agreement, we paid Mr. Raab a base annual fee of $270,000 in 2004. That amount has been increased to $300,000 for 2005. In addition to shares and stock options awarded to Mr. Raab as a director of Connetics, we have awarded shares and stock options to him in connection with the consulting agreement. Since 1995, in addition to awards made in connection with his service as a director, we have awarded Mr. Raab 50,000 restricted shares and granted him options to purchase 564,950 shares of our common stock with exercise prices ranging from $0.45 to $18.92 per share.
      We have a consulting agreement with Eugene A. Bauer, M.D. pursuant to which he provides certain dermatology research and market advisory services to Connetics. We paid Dr. Bauer $54,000 under that agreement in 2004. The consulting agreement was amended in December 2004 to extend its term until December 31, 2005 and to set the annual retainer payable to Dr. Bauer at $36,000.
      Mr. Wiggans serves as our Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to that agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. The employment agreement provides for Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by Mr. Wiggans for nine months following the termination of his employment from Connetics other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000 for the benefit of Mr. Wiggans’ family. Effective in 2003 Connetics ceased paying the insurance policy premiums on Mr. Wiggans’ behalf.
Loans to Certain Employees and Consultants
      In February 2000, the Board authorized a loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan is to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan on which Mr. Wiggans is still employed by Connetics. As of May 31, 2005 Mr. Wiggans’ repayment obligation had no further repayment obligation under the loan.
Other Arrangements
      We have agreed to pay Mr. Panetta a speaker’s fee when he speaks to a group on behalf of Connetics other than in his capacity as a Connetics director. In 2004 we paid speaker fees of $10,000 to Mr. Panetta.

      We have entered into Change of Control agreements with each of our directors and executive officers and certain other key employees. The Change of Control agreements provide that in the event of a change of control (as defined in the agreements), all stock options held by those persons will automatically vest in full.
      The Change of Control agreements with our executive officers other than Mr. Wiggans also provide that under certain circumstances that would constitute involuntary termination of employment within 24 months following a change of control, each executive officer will receive an amount equal to 2 times that executive officer’s annual base salary and bonus at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 24 months following termination, and outplacement and administrative support for a period of 6 months following termination.
      The Change of Control agreement with Mr. Wiggans provides that under certain circumstances that would constitute involuntary termination of his employment within 24 months following a change of control, Mr. Wiggans will receive an amount equal to 2.99 times his annual base salary and bonus at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 36 months following such termination, and outplacement and administrative support for a period of 6 months following such termination. The Change of Control agreement with Mr. Raab provides that under certain circumstances that would constitute involuntary termination of his services as a consultant within 24 months following a change of control, Mr. Raab will receive an amount equal to 2.99 times his annual consulting fee at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 36 months following such termination, and outplacement and administrative support for a period of 6 months following such termination.
      We have entered into indemnification agreements with our officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of July 31, 2005 by (a) all persons who are beneficial owners of more than five percent of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Summary Compensation Table below, and (d) all director nominees, current directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 34,972,877 shares of common stock outstanding at July 31, 2005. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by them that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Percentage of
	Number of	Shares
Name	Shares	Outstanding	Footnote(s)

FMR Corp	5,107,000	14.61%	(1)
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street Boston, Massachusetts 02109
Wellington Management Company, LLP	2,788,663	7.99%	(2)
75 State Street Boston, Massachusetts 02109
Longwood Investment Advisors, Inc.	2,224,200	6.37%	(3)
1275 Drummers Lane Suite 207 Wayne, Pennsylvania 19087
Barclays Global Investors, N.A	2,039,830	5.85%	(4)
Barclays Global Fund Advisors
Barclays Bank PLC
Barclays Capital Securities Limited
45 Fremont Street San Francisco, CA 94105
Thomas G. Wiggans	1,109,649	3.10%	(5)
G. Kirk Raab	502,790	1.42%	(6)
C. Gregory Vontz	450,298	1.27%	(8)
John L. Higgins	401,348	1.14%	(7)
Katrina J. Church	254,496	*	(9)
Thomas D. Kiley	242,653	*	(10)
Eugene A. Bauer, M.D.	142,083	*	(11)
John C. Kane	134,939	*	(12)
Lincoln Krochmal, M.D.	72,916	*	(13)
Leon E. Panetta	70,964	*	(14)
R. Andrew Eckert	31,111	*	(15)
Denise M. Gilbert, Ph.D.	31,111	*	(16)
All directors and officers as a group (29 persons)	4,177,579	10.86%	(17)

*	Less than 1%.

(1)	As reported on a Schedule 13G/A filed with the SEC on or about February 14, 2005. Represents 5,107,000 shares held by FMR Corp and as to which FMR Corp, Edward C. Johnson 3d and Abigail P. Johnson have shared dispositive power with the beneficial owners, and 1,574,500 shares as to which FMR Corp has sole voting power. Includes 70,058 shares of common stock issuable upon the assumed conversion of $1.5 million principal amount of our 2.25% convertible senior notes due May 30, 2008. The notes are convertible at any time at the option of the holder at a conversion rate of 46.705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances.

(2)	As reported on a Schedule 13G/A filed with the SEC on or about December 10, 2004. Represents 2,788,663 shares as to which Wellington Management Company, LLP has shared dispositive power, and 2,467,363 shares as to which Wellington Management Company, LLP has shared voting power, with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.

(3)	As reported on a Schedule 13G/ A filed with the SEC on or about February 15, 2005. Represents 2,224,200 shares as to which Longwood Investment Advisors, Inc. have sole dispositive power and sole voting power.

(4)	As reported on a Schedule 13G/ A filed with the SEC on or about December 31, 2004 by Barclays Global Investor, N.A. and a group of affiliated entities. According to the Schedule 13G/ A, the following entities have sole voting power with respect to an aggregate of 1,885,547 shares and dispositive power with respect to an aggregate of 2,039,830 shares held in Trust accounts for the economic benefit of the beneficiaries of those accounts: Barclays Global Investors, N.A., (828,606 shares, voting power and 982,889 shares, dispositive power); Barclays Global Fund Advisors (707,844 shares); Barclays Bank PLC (338,611 shares); and Barclays Capital Securities Limited (10,486 shares).

(5)	Mr. Wiggans’ total includes options to purchase 952,607 shares of common stock that will be exercisable on or before September 29, 2005. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 12,486 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(6)	Mr. Raab’s total includes options to purchase 484,950 shares of common stock that will be exercisable on or before September 29, 2005.

(7)	Mr. Higgins’ total includes options to purchase 332,647 shares of common stock that will be exercisable on or before September 29, 2005. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(8)	Mr. Vontz’s total includes options to purchase 425,635 shares of common stock that will be exercisable on or before September 29, 2005.

(9)	Ms. Church’s total includes options to purchase 240,051 shares of common stock that will be exercisable on or before September 29, 2005.

(10)	Mr. Kiley’s total includes options to purchase 62,500 shares of common stock that will be exercisable on or before September 29, 2005. Also includes 167,365 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee, and as to 7,500 of which Mr. Kiley disclaims beneficial ownership.

(11)	Dr. Bauer’s total includes options to purchase 90,000 shares of common stock that will be exercisable on or before September 29, 2005. Also includes 300 shares held in trust for Dr. Bauer’s grandchildren. Dr. Bauer disclaims beneficial ownership of the shares held in trust.

(12)	Mr. Kane’s total includes options to purchase 107,500 shares of common stock that will be exercisable on or before September 29, 2005.

(13)	Dr. Krochmal’s total includes options to purchase 72,916 shares of common stock that will be exercisable on or before September 29, 2005.

(14)	Mr. Panetta’s total includes options to purchase 62,700 shares of common stock that will be exercisable on or before September 29, 2005.

(15)	Mr. Eckert’s total includes options to purchase 30,000 shares of common stock that will be exercisable on or before July 30, 2005.

(16)	Dr. Gilbert’s total includes options to purchase 30,000 shares of common stock that will be exercisable on or before July 30, 2005.

(17)	See footnotes 5 through 17. The total includes options to purchase an aggregate of 3,576,839 shares of common stock that will be exercisable on or before September 29, 2005 by all of the officers and directors as a group.

DESCRIPTION OF THE NOTES
      We issued the notes under an indenture dated as of March 23, 2005 between us, as issuer, and J.P. Morgan Trust Company, National Association, as trustee. The notes and the common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.
      The following description is a summary of selected provisions of the indenture, the notes and the registration rights agreement. It does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, those provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the notes.
      In this section, references to “Connetics,” “we,” “our” or “us” refer solely to Connetics Corporation and not to its subsidiaries.
General
      We have issued $200 million aggregate principal amount of notes, and the notes are limited to an aggregate principal amount of $200 million.
      The notes are convertible into cash and, under some circumstances, common stock as described in the sections titled “— Exchange in Lieu of Conversion” and “— Conversion Rights.”
      The notes are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, including our unsecured 2.25% Convertible Senior Notes due 2008. At December 31, 2004, our senior unsecured indebtedness totaled $90 million and we had no senior secured indebtedness. The indenture pursuant to which the notes were issued does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee in the future.
      The notes were issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. The notes will mature on March 30, 2015, unless we redeem them earlier at our option, or we repurchase them at a holder’s option as described in this prospectus or they are exchanged as described in this prospectus or converted at a holder’s option into shares of our common stock as described under “— Conversion Rights.”
      We will not be required to make any sinking fund payments with respect to the notes.
Interest
      The notes bear interest at a rate of 2.00% per annum from the date of the original issuance expected on March 23, 2005 through March 29, 2010. We will pay interest semi-annually in arrears on March 30 and September 30 of each year beginning September 30, 2005 and ending on March 30, 2010, to the holders of record at the close of business on the preceding March 15 and September 15, respectively.
      There are three exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any notes that are converted into shares of our common stock. However, interest amounts will be payable if specified defaults under the registration rights agreement occur. See “— Registration Rights” and “— Conversion Procedures.”

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes, or the holder elects to require us to repurchase the notes, on a date that is after a record date but on or before the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

•	We will not pay interest upon conversion except as described under the heading “— Conversion Procedures.”
      Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds; and

•	any definitive notes by check mailed to the holders of those notes.
      At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth under “— Trustee.”
      Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date is not a business day at a place of payment, payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period. If the stated maturity date, redemption date or repurchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or repurchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.
      In addition, we will pay contingent interest on the notes under the circumstances described below under “— Contingent Interest.” References in this prospectus to “interest” include regular interest, contingent interest and liquidated damages, unless the context requires otherwise.
Accretion
      Commencing on March 30, 2010 the principal amount of the notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 2.00% (computed on a semi-annual bond equivalent yield basis). When we refer in this description of the notes to the “accreted principal amount” of notes, we mean the initial principal amount at any time before March 30, 2010 and the principal amount as adjusted upwards for accretion at any time on or after March 30, 2010.
      The following table sets forth the accreted principal amounts as of the accretion dates during the period from March 30, 2010 through the maturity date:

Accretion Date	Accreted Principal Amount

March 30, 2010	$1,000.00
September 30, 2010	$1,010.00
March 30, 2011	$1,020.10
September 30, 2011	$1,030.30
March 30, 2012	$1,040.60
September 30, 2012	$1,051.01
March 30, 2013	$1,061.52
September 30, 2013	$1,072.14
March 30, 2014	$1,082.86
September 30, 2014	$1,093.69
March 30, 2015	$1,104.62

Contingent Interest
      We will pay contingent interest to the holders of notes for any six-month interest period from March 30 to September 29 or from September 30 to March 29, beginning with the six-month interest period commencing on March 30, 2010, if the average trading price per note for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the last day of such five trading day reference period. The “five trading day reference period” means the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month interest period.
      The amount of contingent interest payable per note in respect of any six-month interest period will be equal to 0.30% of the average trading price per note for the applicable five trading day reference period.
      The record date and payment date for contingent interest, if any, will be determined in the same manner as the regular record date and payment date for the semi-annual interest payments on the notes as described under “— Interest.”
      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the Initial Purchasers. If the trustee cannot reasonably obtain at least two such bids, but can reasonably obtain one such bid, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, or if in our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal 98% of (1) the applicable conversion rate of the notes multiplied by (2) the closing sale price of our common stock on such determination date.
      The “closing sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by The Nasdaq National Market or, if our common stock is not then quoted on The Nasdaq National Market, as reported by the principal U.S. securities exchange on which our common stock is traded. The closing sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq National Market on the relevant date, the “closing sale price” will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “closing sale price” will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms we select for this purpose.
      We will notify the holders of the notes upon a determination that they will be entitled to receive contingent interest with respect to a semi-annual interest period. In connection with providing such notice, we will issue a press release containing information regarding the contingent interest determination and publish the information through a public medium customary for such press releases.
      The indenture provides that by accepting a note, each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 7.00%, compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain U.S. Federal Income Tax Consequences.”
Conversion Rights
      Subject to the conditions described below, you may convert your notes, in denominations of $1,000 principal amount or integral multiples thereof, into cash and, under certain circumstances, shares of our common stock, as set forth more fully below, initially at a conversion rate of 28.1972 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $35.46 per share). The conversion rate in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustment as described under “— Anti-dilution Adjustments” and “— Adjustment to Conversion Rate upon a Fundamental Change” below, but it will not be adjusted for accrued interest. The “applicable conversion price” at any given time is equal to the principal amount of a note divided by the applicable conversion rate.
      You may surrender your notes for conversion at the applicable conversion rate before the stated maturity of the notes under any of the following circumstances:

•	before March 30, 2009, during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period,

•	before March 30, 2009, during the five consecutive business day period following any five consecutive trading day period in which the trading price (as defined below) for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate,

•	at any time on or after March 30, 2009, or

•	upon the occurrence of specified corporate transactions discussed below.
      “Trading day” means a day during which trading in securities generally occurs on The Nasdaq National Market or, if our common stock is not then quoted on The Nasdaq National Market, on another national or regional securities exchange on which our common stock is then listed or quoted or, if our common stock is not listed on The Nasdaq National Market or a national or regional securities exchange, on the principal other market on which our common stock is then traded or quoted.

Conversion Upon Satisfaction of Sale Price Condition
      Before March 30, 2009, you may surrender any of your notes for conversion during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period. A “conversion period” will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.
      The conversion agent, which initially will be J.P. Morgan Trust Company, National Association, will, on our behalf, determine daily if the notes are convertible as a result of the sale price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition
      Before March 30, 2009, you may surrender any of your notes for conversion during the five consecutive business day period following any five consecutive trading day period in which the trading price for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate. We will pay you cash and deliver shares of our common stock, as applicable, no later than the third business day following the specified five trading day averaging period.
      The conversion agent will, on our behalf, determine if the notes are convertible as a result of the trading price of the notes and notify us; provided, however, that the conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination and we shall have no obligation to make such request unless requested to do so by a holder of the notes. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate.

Conversion After March 30, 2009
      You may surrender any of your notes for conversion at any time on or after March 30, 2009.

Conversion Upon Specified Corporate Transactions
      Even if none of the conditions described above has occurred, if we elect to:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the declaration date for such distribution, our common stock at less than the current market price (as defined below), or

•	distribute to all holders of our common stock our assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify you at least 20 days before the ex-dividend date for such distribution. Once we have given that notice, even if your notes are not otherwise convertible at that time, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day before the ex-dividend date or our announcement that such distribution will not take place. You may not exercise this right to convert if you may participate in the distribution without conversion.
      In addition, if a fundamental change occurs, subject to certain exceptions described in this prospectus, you may surrender any of your notes for conversion during the period starting on the effective date of the fundamental change and ending at the close of business on the second business day preceding the fundamental change repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”). Upon such a conversion in connection with a fundamental change, you will receive any increase in the conversion rate described in “— Adjustment to Conversion Rate Upon a Fundamental Change” (subject to our rights described under “— Public Acquirer Change of Control”). If a fundamental change occurs, you may also have the right, at your option, to require us to repurchase all or a portion of your notes as described under “— Repurchase at Option of the Holder Upon a Fundamental Change.”
      When we or the trustee determine that you are or will be entitled to convert your notes into cash and shares of our common stock in accordance with the foregoing provisions, we will issue a press release and publish the information on our website.
Conversion Consideration
      If you surrender your notes for conversion, you will receive, in respect of each $1,000 principal amount of notes, cash in an amount equal to the lesser of (1) the accreted principal amount of each note or (2) the conversion value (as described below); and a number of shares of our common stock equal to the sum of the daily share amounts (calculated as described below) for each of the 10 consecutive trading days in the applicable conversion reference period (as described below), provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.
      The “applicable conversion reference period” means:

•	for notes that are converted after we have specified a redemption date, the 10 consecutive trading days beginning on the third trading day following the redemption date (in the case of a partial redemption, this clause applies only to those notes which would be actually redeemed), or

•	in all other cases, the 10 consecutive trading days beginning on the third trading day following the conversion date.

      The “conversion value” is equal to (1) the applicable conversion rate, multiplied by (2) the average of the closing sale price of our common stock for each of the 10 consecutive trading days in the applicable conversion reference period.
      The “daily share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	zero, or

•	a number of shares determined by the following formula:
(Closing Sale Price on That Trading Day * Applicable Conversion Rate) - Accreted Principal Amount

10 * Closing Sale Price on That Trading Day
      Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 38.0662 per $1,000 initial principal amount of the notes or (ii) the total number of shares issuable upon conversion of a note exceed 35.9100 per $1,000 initial principal amount of the notes, in each case, after giving effect to the make whole adjustment described below and any related increase in the conversion rate, subject to anti-dilution adjustments described under “— Anti-dilution Adjustments.”
Conversion Procedures
      If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice to the conversion agent. If the notes are in certificated form, you must also deliver the certificated security to the conversion agent. The date of such delivery of notice and on which all other requirements for conversion have been satisfied is the “conversion date.” The conversion agent will, on your behalf, convert the notes into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Upon conversion, we will satisfy our conversion obligation with respect to the accreted principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock, as described under “— Conversion Consideration.” Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the applicable conversion reference period (except as described under “— Adjustment to Conversion Rate Upon a Fundamental Change”).
      We will not issue fractional shares of our common stock upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash in an amount equal to the value of such fractional shares, based on the applicable stock price.
      Upon conversion of notes, you generally will not receive any cash payment of interest. By delivering to the holder the cash payment and the number of shares of our common stock issuable upon conversion, we will satisfy all of our obligations with respect to the notes through the conversion date. That is, accrued but unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.
      Notwithstanding the foregoing, if you convert after a record date for an interest payment but before the corresponding interest payment date, you will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid with respect to the notes being converted on the related interest payment date. The preceding sentence does not apply, however, to notes that are converted after we have specified a redemption date that is after a record date for an interest payment but on or before the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for an interest payment but on or before the corresponding interest payment date, and you choose to convert your notes, you will not be required to pay us, at the time you surrender your notes for conversion, the amount of interest you will receive on the date that has been fixed for redemption.

      If you convert notes, we will pay any documentary stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax. Certificates representing our common stock will be issued or delivered only after you have paid all applicable taxes and duties payable by you, if any.
Exchange in Lieu of Conversion
      When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution we designate for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the cash payment, including cash for any fractional shares, and the number of shares of our common stock issuable upon conversion. If the designated institution accepts any such notes, it will deliver the appropriate consideration to the conversion agent and the conversion agent will deliver that consideration to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following the conversion date, convert the notes and deliver the cash payment and the number of shares of our common stock, if any, issuable upon conversion.
      Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into the cash payment and the number of shares of our common stock, if any, issuable upon conversion, as described under “— Conversion Consideration.”
      We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Anti-dilution Adjustments
      The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	stock dividends in common stock: we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock or our other capital stock,

(2)	issuance of rights or warrants: we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised on or before their expiration,

(3)	stock splits and combinations: we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares,

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares, or

•	issue by reclassification of the shares of our common stock any shares of our capital stock,

(4)	distribution of indebtedness, securities or assets: we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities, but excluding:

•	dividends or distributions described in paragraph (1) above,

•	rights or warrants described in paragraph (2) above,

•	dividends or distributions paid exclusively in cash described in paragraph (5), (6) or (7) below, (the “distributed assets”), in which event (other than in the case of a “spin-off” as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the “current market price” of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this section (unless otherwise stated), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day before the ex-dividend trading day for such distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to cash and shares of our common stock, if any, the distributed assets you would have received if you had converted your notes immediately before the record date.

In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and the denominator of which is the current market price of our common stock.

The adjustment to the conversion rate in the event of a spin-off will occur at the earlier of:

•	the tenth trading day from, and including, the effective date of the spin-off, and

•	the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the 10 consecutive trading days following the effective date of the spin-off. Also, for this purpose, the current market price of our common stock means the average of the closing sale prices of our common stock over the 10 consecutive trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

(5)	cash distributions: we make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to cash and shares of our common stock, if any, such distribution you would have received if you had converted your notes immediately prior to the record date. For purposes of this section, the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

(6)	tender or exchange offers: we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer.

(7)	repurchases: we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeded the then-prevailing market price of our common stock (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, resulted in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (A) the current market price of our common stock, minus (B) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors, provided that if the above calculation does not increase the conversion rate, no adjustment to the conversion rate shall be made, and provided further that the repurchases of our common stock that we or our agent effect in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (7). For purposes of this clause (7), (i) the market capitalization will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment, and (ii) the current market price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment, and (iii) in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

      In the event of a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain U.S. Federal Income Tax Consequences.” In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that an increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days’ notice of an increase in the conversion rate. Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 38.0662 per $1,000 initial principal amount of the notes, or (ii) the total number of shares issuable upon conversion of a note exceed 35.9100 per $1,000 initial principal amount of the notes, in each case after giving effect to the make whole adjustment described below and any related increase in the conversion rate, subject to anti-dilution adjustments described under “— Anti-dilution Adjustments.”
      No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.
      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of ours or any of our subsidiaries including plans or programs assumed by us,

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued,

•	for a change in the par value of the common stock, or

•	for accrued and unpaid interest, including liquidated damages and contingent interest, if any.
      You will receive, upon conversion of your notes, in addition to cash and common stock, if any, the rights under our stockholder rights plan or any other plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, before conversion, the rights have expired, terminated or been redeemed or exchanged. For a description of our existing rights plan, see “Description of Capital Stock — Series B Preferred Stock.”
      Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information.
Redemption Rights
      We must repay the notes in cash at their stated maturity on March 30, 2015, unless earlier converted, repurchased, redeemed or exchanged in accordance with the indenture. The circumstances in which we may redeem the notes prior to their stated maturity are described below.
      We will have the right to redeem the notes, in whole or in part, for cash at any time or from time to time, on or after April 4, 2010 at a redemption price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the redemption date.
      We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of the notes. If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in initial principal amounts of $1,000 or integral multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will, to the fullest extent possible, be deemed to be from the portion selected for redemption by lot, on a pro rata basis, or any other method that the trustee considers fair and appropriate.
      In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of that mailing, or

•	register the transfer or exchange of any note selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
      If we exercise our right to redeem the notes, in whole or in part, we will disseminate a press release containing information regarding the redemption and publish the information through a public medium that is customary for such press release.
Repurchase Rights
      You have the right to require us to repurchase the notes on March 30, 2010, which we refer to as the “repurchase date.” The repurchase price payable will be equal to 100% of the principal amount of notes to be repurchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 21 business days before the relevant repurchase date until the close of business on the last business day before the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes.
      We will pay the repurchase price for any notes submitted for repurchase solely in cash.
      We are required to give notice at least 20 business days before each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

      Each holder electing to require us to repurchase notes shall give the repurchase notice so that the paying agent receives it no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase,

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000, and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
      If notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.
      You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the repurchase date. The notice of withdrawal must state:

•	the principal amount of notes being withdrawn,

•	if certificated, the certificate numbers of the notes being withdrawn, and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.
      If notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures. In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, which may then be applicable, and

•	file Schedule TO or any other required schedule under the Exchange Act.
      Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes if the notes are in certificated form, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.
      If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.
      Our ability to repurchase notes for cash may be limited by (i) restrictions on our ability to obtain funds from our subsidiaries through dividends, loans or other distributions, and (ii) the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors — Risks Relating to an Investment in the Notes — We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change.”
Exchange in Lieu of Repurchase
      If you exercise your right to require us to repurchase notes, we may cause the notes first to be offered to a financial institution we choose for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for such notes, the repurchase price you otherwise would receive if we exercised the repurchase. If the designated institution accepts any such notes for repurchase, it will deliver the repurchase price to the paying agent. Any notes that the designated institution purchases will remain outstanding. If the designated institution agrees to accept any notes for repurchase but does not timely deliver the related repurchase price payment, we will, as promptly as practical thereafter, but not later than one business day following the repurchase date, cause the repurchase price for the notes to be paid.
      Our designation of an institution to which the notes may be submitted for repurchase does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for repurchase, we will repurchase the notes on the terms provided in the indenture.
      We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Repurchase at Option of the Holder Upon a Fundamental Change
      If a fundamental change (as defined below) occurs at any time before maturity, you will have the right (subject to our rights described under “— Public Acquirer Change of Control”) to require us to repurchase any or all of your notes for cash, or any portion of the principal amount of your notes that is equal to $1,000 or an integral multiple of $1,000. We are required to pay cash equal to 100% of the accreted principal amount of the notes to be purchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or before the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, including liquidated damages and contingent interest, payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Certain U.S. Federal Income Tax Consequences.”
      A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	our common stock or other common stock into which the notes are convertible is neither quoted on The Nasdaq Stock Market nor another established automated over-the-counter trading market in the United States nor approved for trading on the New York Stock Exchange or another U.S. national securities exchange, or

(2)	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (3) below, or

(3)	we merge or consolidate with or into any other person (other than a subsidiary of Connetics), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock,

•	pursuant to which the holders of our common stock immediately before the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction,

•	where our continuing directors (as defined below) constitute a majority of the board of directors of the continuing or surviving corporation immediately after the transaction,

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity, or

(4)	at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).
      However, notwithstanding the foregoing, noteholders will not have the right to require us to repurchase any notes under clause (2) or (3) (and we will not be required to deliver the notice incidental to the occurrence of the fundamental change), if either:

•	the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above, equals or exceeds 105% of the applicable conversion price of the notes in effect on each of those five trading days, or

•	at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of capital stock quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States or traded on the New York Stock Exchange or another U.S. national securities exchange (or will be so quoted or traded immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such capital stock.
      For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
      “Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) becomes a member of our board of directors after that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.
      For purposes of the above, the term “capital stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person, and American Depository Receipts.
      On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change,

•	the date of the fundamental change,

•	the last date on which a holder may exercise the repurchase right,

•	the fundamental change repurchase price,

•	the fundamental change repurchase date,

•	the name and address of the paying agent and the conversion agent,

•	the conversion rate and any adjustments to the conversion rate,

•	that the notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture, and

•	the procedures that holders must follow to require us to repurchase their notes.
      Simultaneously with providing such notice, we will issue a press release and publish the information through a public medium customary for such press releases.
      To exercise the repurchase right, you must deliver, before the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice shall state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase,

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000, and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.
      You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes,

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, and

•	the principal amount, if any, that remains subject to the repurchase notice.
      If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.
      We will be required to repurchase the notes no less than 20 and no more than 35 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent), and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).
      The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that certain of the Initial Purchasers have marketed. The terms of the fundamental change repurchase feature resulted from negotiations between the Initial Purchasers and us.
      The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      Our ability to repurchase notes for cash may be limited by (i) restrictions on our ability to obtain funds from our subsidiaries through dividends, loans or other distributions, and (ii) the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors — Risks Relating to an Investment in the Notes — We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change.” In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
Adjustment to Conversion Rate Upon a Fundamental Change
      If and only to the extent that you convert your notes in connection with a fundamental change (and subject to our rights described under “— Public Acquirer Change of Control”), we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States or traded on the New York Stock Exchange or another U.S. national securities exchange (or that will be so quoted or traded immediately following the transaction).
      The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change transaction.
      A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion agent receives the conversion notice after the effective date of the fundamental change but before the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”). Holders will not receive the conversion consideration for the notes surrendered for conversion in connection with such fundamental change before the date on which we send to holders the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change.”

      The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “— Anti-dilution Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately before such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Anti-dilution Adjustments.”
      The following table sets forth the hypothetical stock price and number of additional shares issuable per $1,000 initial principal amount of notes:

	Stock Price
Effective Date of
Fundamental Change	$26.27	$27.00	$28.00	$29.00	$30.00	$32.50	$35.00	$40.00	$50.00	$75.00	$100.00	$150.00

March 23, 2005	9.8709	9.3732	8.7601	8.1824	7.6542	6.5102	5.6219	4.2457	2.6194	1.0121	0.4762	0.1300
March 30, 2006	9.6338	9.1601	8.5532	7.9821	7.4669	6.3585	5.4782	4.1429	2.5524	0.9843	0.4625	0.1255
March 30, 2007	9.4396	8.9737	8.3703	7.8124	7.3029	6.2258	5.3562	4.0530	2.4925	0.9600	0.4508	0.1218
March 30, 2008	9.2083	8.7481	8.1492	7.6071	7.1046	6.0656	5.2111	3.9441	2.4201	0.9317	0.4368	0.1180
March 30, 2009	8.8681	8.4114	7.8328	7.3050	6.8228	5.8267	4.9975	3.7801	2.3171	0.8917	0.4196	0.1124
April 4, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

      The stock prices and additional share amounts set forth above are based upon a common stock price of $26.27 at March 17, 2005 and an initial conversion price of $35.46.
      The exact stock price and conversion dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year,

•	more than $150.00 per share (subject to adjustment), no additional shares will be issued in conversion, and

•	less than $26.27 per share (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 38.0662 per $1,000 initial principal amount of the notes, or (ii) the total number of shares issuable upon conversion of a note exceed 35.9100 per $1,000 initial principal amount of the notes, in each case after giving effect to the make whole adjustment described above and any related increase in the conversion rate, subject to anti-dilution adjustments described under “— Anti-dilution Adjustments.”
Public Acquirer Change of Control
      Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of permitting a repurchase at the holder’s option or adjusting the conversion rate as described under “— Adjustment to Conversion Rate Upon a Fundamental Change,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock (as defined below) at an adjusted conversion rate equal to the conversion rate in effect immediately before the public acquirer change of control multiplied by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock, or (ii) in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

      A “public acquirer change of control” means any event constituting a fundamental change that would otherwise give holders the right to cause us to repurchase the notes as described above under “— Repurchase at the Option of the Holder Upon a Fundamental Change” where the acquirer has a class of common stock (or American Depository Receipts representing such common stock) traded on a U.S. national securities exchange or quoted on The Nasdaq Stock Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer, or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority-owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      If we elect to adjust the conversion rate and conversion obligations as described above in connection with a public acquirer change of control, we will, at least 15 trading days before the anticipated effective date of such public acquirer change of control and again upon the effective date of such public acquirer change of control, (1) provide to all holders of the notes and the trustee and paying agent notice by mail of such election, including in the notice the information on the adjustment, and (2) disseminate a press release containing information regarding the adjustment and publish the information through a public medium that is customary for such press release.
      If we elect to adjust the conversion rate and conversion obligation as described above in connection with a public acquirer change of control, holders of the notes will not have the right to require us to repurchase their notes as described under “— Repurchase at Option of the Holder Upon a Fundamental Change” or to convert at an adjusted conversion rate as described under “— Adjustment to Conversion Rate Upon a Fundamental Change” in connection with the fundamental change that is also the public acquirer change of control.
Merger and Sales of Assets
      We may not (1) consolidate with or merge with or into any other person or convey, sell, transfer or lease or otherwise dispose of all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•	in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest, if any, on the notes and the performance of each of our other covenants under the notes and the indenture, and

•	in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.
      In the case of a merger or consolidation pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, or any sale, transfer or lease of all or substantially all of our assets, the right to convert a note into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction. Upon any such merger, consolidation, sale, transfer or lease, there shall be an adjustment to the applicable conversion rate.
Events of Default
      The following are events of default with respect to the notes:

•	failure for 30 days to pay of any interest, contingent interest or liquidated damages due and payable on the notes,

•	failure to pay of accreted principal of the notes at maturity, upon redemption, repurchase or following a fundamental change, when the same becomes due and payable,

•	failure by us or any of our subsidiaries to pay of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $10 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment,

•	default in our conversion obligations upon exercise of a holder’s conversion right, unless such default is cured within five days after the trustee or the holder of such note gives us written notice of default,

•	default in our obligations to give notice of your right to require us to repurchase notes after a fundamental change occurs, within the time required to give such notice,

•	acceleration of any of our indebtedness or the indebtedness of any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an aggregate outstanding principal amount of $10 million (or its equivalent in any other currency or currencies) or more unless such acceleration has been rescinded or annulled within 30 days after we receive written notice of such acceleration,

•	default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after the trustee or the holders of at least 25% in aggregate principal amount of the notes gives us written notice, and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our subsidiaries.
      The indenture requires us to file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days after any default under the indenture that could mature into an event of default described in the seventh bullet point above.
      The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate accreted principal amount of the notes then outstanding may declare the principal amount, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, on the notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the accreted principal amount plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, on the notes automatically will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of accreted principal of or interest on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.
      A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the notes,

•	the holders of at least 25% in aggregate accreted principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy,

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity, and

•	during that 60-day period, the holders of a majority in aggregate accreted principal amount of the then outstanding notes do not give the trustee a direction inconsistent with the request.
      This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the accreted principal of, or interest on, the holder’s note on or after the respective due dates expressed in its notes or the holder’s right to convert its notes in accordance with the indenture.
      The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified to its reasonable satisfaction before proceeding to exercise any right or power under the indenture at the direction of the holders of the notes. The indenture also provides that the holders of a majority in aggregate accreted principal amount of the then outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is prejudicial to the rights of other holders of the notes, or would involve the trustee in personal liability.
      The indenture provides that while the trustee generally must mail notice of a default or event of default to the holders of the notes within 90 days after it occurs, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that withholding notice is in the interests of the registered holders of the notes.
Modification and Waiver
      We may amend or supplement the indenture if the holders of a majority in accreted principal amount of the then outstanding notes consent to it. Without the consent of the holder of each note affected, however, no amendment, supplement or waiver may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of accrual of interest or modify the method for calculating interest or change the time for payment of interest on the notes,

•	modify the provisions with respect to holders’ rights upon a fundamental change in a manner adverse to the holders of the notes, including our obligations to repurchase the notes following a fundamental change,

•	reduce the initial or accreted principal amount of the notes or change the final stated maturity of the notes,

•	reduce the redemption or repurchase price of the notes or change the time at which the notes may or must be redeemed or repurchased,

•	make payments on the notes payable in currency other than as originally stated in the notes,

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes,

•	make any change in the percentage of principal amount of notes necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification,

•	waive a continuing default or event of default regarding any payment on the notes (except a rescission of acceleration of the notes as provided in the indenture and a waiver of the payment default that resulted from such acceleration), or

•	adversely affect the conversion or repurchase provisions of the notes.

      We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture,

•	to provide for exchange rights of holders of notes in certain events such as our consolidation or merger or the sale or all or substantially all of our assets,

•	to provide for uncertificated notes in addition to or in place of certificated notes,

•	to secure the notes or to provide guarantees of the notes,

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939,

•	to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee,

•	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture,

•	to add events of default with respect to the notes, or

•	to make any change that does not adversely affect any outstanding notes in any material respect.
      The holders of a majority in aggregate principal amount of the then outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Registration Rights
      We have entered into a registration rights agreement with the Initial Purchasers. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares into which the notes are convertible, commonly referred to as the registrable securities, that we will, at our expense:

•	file with the SEC, within 90 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities,

•	use our commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued, and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Connetics, and (iii) two years after the effective date of the shelf registration statement.
      We will be permitted to suspend the use of the prospectus that is part of the effective shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

      We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest referred to as “liquidated damages” will accrue on the notes if either of the following registration defaults occurs:

•	on or before the 90th day following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC, or

•	on or before the 180th day following the date the notes were originally issued, the shelf registration statement is not declared effective.
      In either case, liquidated damages will accrue on any notes which are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages began to accrue on any notes.
      The rates at which liquidated damages will accrue on any notes will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default, and

•	0.50% of the principal amount per annum from and after the 91st day after the registration default.
      In addition, liquidated damages will accrue on any notes if the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for:

•	more than 30 days, whether or not consecutive, during any 90 day period, or

•	more than 90 days, whether or not consecutive, during any 12-month period.
      In either event, liquidated damages will accrue on any notes at a rate of 0.5% per annum from the 31st day of the 90 day period or the 91st day of the 12-month period until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the liquidated damages, or

•	the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Connetics, and (iii) two years after the effective date of the shelf registration statement.
      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus,

•	may be required to deliver a prospectus to purchasers,

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales, and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.
      We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days before the effective time of the shelf registration statement.

      No holder of registrable securities will be entitled:

•	to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective, or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.
      Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. After we receive a completed and signed notice and questionnaire, we will include the registrable securities covered by the questionnaire in the shelf registration statement.
      We agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted on The Nasdaq National Market. However, if our common stock is not then quoted on The Nasdaq National Market, we will use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.
      This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.
Calculations in Respect of Notes
      We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the trading prices of the notes and the sale prices of our common stock, any accrued interest payable on the notes, the conversion rate of the notes and the projected payment schedule. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the request of that holder.
Governing Law
      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee
      J.P. Morgan Trust Company, National Association is the trustee, registrar, conversion agent and paying agent. The trustee maintains an office in New York, New York.
      If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the noteholders only after those holders have offered the trustee indemnity reasonably satisfactory to it.
      If the trustee becomes one of our creditors, it may become subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. Lf, however, it acquires any conflicting interest, it must eliminate that conflict or resign as trustee under the indenture.
Form, Exchange, Registration and Transfer
      We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.
      Notes will be exchangeable for other notes for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.
      Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
      We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.
Payment and Paying Agents
      Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.
      The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
      We will maintain an office in the Borough of Manhattan, the City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.
      Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money they hold for payments on the notes that remain unclaimed for two years after the date on which that payment became due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.
Notices
      Except as otherwise described in this prospectus, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
Replacement of Notes
      We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Book-Entry System
      The notes will be represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
      Except in the limited circumstances described below, holders of notes represented by interests in the global notes will not be entitled to receive notes in definitive form.
      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a “clearing corporation” with the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
      Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the respective initial principal amount of the individual beneficial interests represented by the global notes to the accounts of participants. The Initial Purchasers shall designate the accounts to be credited. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global notes other than participants).
      Except as set forth below and in the indenture, owners of beneficial interests in the global notes will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global notes. We understand that under existing industry practice, if an owner of a beneficial interest in the global notes desires to take any actions that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, and the procedures provided for under the indenture.
      Payments of the principal of and interest on the notes represented by the global notes registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global notes.
      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global notes.
      Unless and until they are exchanged in whole or in part for notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
      DTC may grant proxies and otherwise authorize any person, including agent members and persons that may hold interests through agent members, to take any action that a holder is entitled to take. We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, the global notes may be exchanged for notes in definitive form.
      Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      If DTC is at any time unwilling to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or under other circumstances described in the indenture, we will issue notes in fully registered, definitive form in exchange for the global notes.

DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which no shares are designated as series A preferred stock, 90,000 shares are designated series B preferred stock and no shares are designated as series C preferred stock. As of May 31, 2005, there were:

•	34,972,877 shares of our common stock outstanding that were held of record by approximately 129 stockholders, and

•	no shares of preferred stock issued or outstanding.
      In addition, as of July 31, 2005, there were outstanding options to purchase 7,626,250 shares of common stock, and we have reserved an additional 353,051 shares for sales pursuant to our Employee Stock Purchase Plan.
      We have a commitment to a third party to issue a warrant to purchase 30,000 shares of our common stock when and if Relaxin is approved for a commercial indication. As of July 31, 2005, the warrant had not been issued. Although we sold the Relaxin program to BAS Medical in 2003, the warrant obligation was not transferred.
      In addition, as of July 31, 2005, 4,203,450 shares of common stock were reserved for issuance upon conversion of our existing 2.25% Convertible Series Notes due 2008.
Common Stock
      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of Connetics, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
      As of the date of this offering memorandum, there were no shares of preferred stock outstanding and we have no current plans to issue any shares of such stock. The board of directors will have the authority to issue the preferred stock in one or more additional series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Connetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.
Series A Preferred Stock
      No shares of preferred stock have been designated as series A preferred stock.
Series B Preferred Stock
      In November 2001, we adopted an Amended and Restated Preferred Stock Rights Agreement, which entitles existing holders of common stock to certain rights (including the right to purchase shares of series B participating preferred stock) in the event of an acquisition of fifteen percent (15%) or more of our outstanding common stock or a tender offer for such shares resulting in the beneficial ownership by a person or group of fifteen percent (15%) or more of the outstanding common stock. These rights expire on

November 19, 2011 if not redeemed earlier by us or expired pursuant to the consummation of certain mergers, consolidations or sales of assets, or unless the final expiration date is extended.
      To date, no shares of series B preferred stock have been issued. If issued, the holders of series B Participating preferred stock would have the right, subject to the rights of any holder of preferred stock with superior rights, to receive cumulative quarterly dividends when, as and if declared by the board of directors. These quarterly dividends are payable in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock. If a required dividend payment on the series B participating preferred stock is in arrears, then the corporation may not declare or pay dividends on, make any other distributions on or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior to the series B participating preferred stock. The series B participating preferred stock holders have a preference upon any liquidation, dissolution, winding up, consolidation or merger of Connetics. In the event of a liquidation, dissolution or winding up, no distribution shall be made to the holders of the shares of stock ranking junior to the series B participating preferred stock unless the holders of the series B participating preferred stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event there are not sufficient assets available to permit such payment, then the payment will be equal to the value of the amount of the available assets divided by the number of outstanding shares of series B participating preferred stock or (2) 1,000 times the aggregate per share amount to be distributed to the holders of the common stock. In the event of a consolidation or merger, the series B participating preferred stock shall be exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of consideration received for each share of common stock. Each share of series B participating preferred stock entitles the holder thereof to 1,000 votes on all matters submitted to the vote of the stockholders, voting together with the common stock as one class.
Series C Preferred Stock
      No shares of preferred stock have been designated as series C preferred stock.
Anti-Takeover Provisions
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Connetics without further action by the stockholders. In addition, certain provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of Connetics, which could have an adverse effect on the market price of our common stock. Our stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of our board of directors, exercise of some or all of the stock options, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.
      Our board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The issuance of series B preferred stock or any preferred stock subsequently issued by our board of directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Connetics. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of our common stock.
      Some provisions contained in our Amended and Restated Preferred Stock Rights Plan may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Computershare. Its telephone number is (781) 575-2394.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership, conversion, and other disposition of the notes by an initial purchaser of the notes that purchases the notes for their issue price (as defined below) and of the shares received upon a conversion of the notes. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that (A) is engaged in the conduct of a U.S. trade or business and acquires or holds the notes in connection therewith or (B) is a nonresident alien individual and is present in the United States for 183 or more days during the taxable year and (ii) foreign, state, or local tax considerations. This summary assumes that investors will hold their notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and shares received upon a conversion of the notes.
      For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a United States person for U.S. federal income tax purposes is referred to in this summary as a “Non-U.S. Holder.”
Classification of the Notes
      Pursuant to the terms of the indenture, each holder of notes agrees to treat the notes, for U.S. federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations.
      No authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. The Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the U.S. federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character, and/or treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the “comparable yield” rate described below.
U.S. Holders
Interest Income
      Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the “adjusted issue price” (as defined below) of the notes and the “comparable yield” (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.
      The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments scheduled to be made with respect to the notes.
      Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual rate of interest we would be subject to, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined the comparable yield to be 7.00% compounded semi-annually.
      We are required to provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at: Connetics Corporation, Chief Financial Officer, 3160 Porter Drive, Palo Alto, CA 94304.
      The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.
Adjustments to Interest Accruals on the Notes
      If a U.S. Holder receives actual payments with respect to the notes in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of any property received in that year.
      If a U.S. Holder receives actual payments with respect to the notes in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes that accrued during prior taxable years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and

(b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase, or redemption of the notes.
Notes Purchased at other than the Adjusted Issue Price
      A U.S. Holder acquiring a note for an amount other than its “adjusted issue price,” as defined above under “— Interest Income” will generally accrue original issue discount and make adjustments to such accruals in accordance with the rules described above under “— Interest Income.” To the extent that a U.S. Holder’s adjusted tax basis in the note differs from the note’s adjusted issue price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of original issue discount accruing over the remaining term of the note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder’s adjusted tax basis in the note will be increase or decreased, as the case may be, to reflect such adjustment.
Sale, Exchange, Conversion, Repurchase, or Redemption
      Generally, the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of our shares upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of our shares to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our shares received, reduced by any negative adjustment carryforward as described above and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).
      Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital loss is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that claims a loss in excess of certain thresholds upon the sale, exchange, conversion, repurchase, or redemption of a note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.
      A U.S. Holder’s tax basis in our shares received upon a conversion of a note will equal the fair market value of such shares at the time of conversion. The U.S. Holder’s holding period for our shares received will commence on the day immediately following the date of conversion.
Constructive Dividends
      If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets or an increase in the event of an ordinary cash dividend paid on our shares will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our shares will generally not.
Dividends on Shares
      If we make cash distributions on our shares, the distributions will generally be treated as dividends to a U.S. Holder of our shares, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the taxable year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the shares, and thereafter as capital gain from the sale or exchange of those shares. Under recently enacted tax legislation, eligible dividends received in taxable years beginning on or before December 31, 2008, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.
Disposition of Shares
      Upon the sale or other disposition of our shares received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. The deductibility of capital loss is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that claims a loss in excess of certain thresholds upon the sale or exchange of our shares may have to comply with certain disclosure requirements and is urged to consult its tax advisor.
Non-U.S. Holders
Notes
      All payments on the notes (except in the case of the payment of liquidated damages as described below) made to a Non-U.S. Holder, including a payment in our shares pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non- U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN that it is not a United States person and provides its name, address, and certain other required information or certain other certification requirements are satisfied, and (v) with respect only to gain realized on a sale, exchange, or conversion of the notes, our shares continue to be actively traded within the meaning of section 871(h)(4)(v)(I) of the Code and we have not been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for such shares, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a United States real property holding corporation. If a Non-U.S. Holder does not satisfy the preceding requirements, payments of interest on the notes held by such holder would generally be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).
      If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders — Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to U.S. withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction under an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits.
      We intend to treat payments of liquidated damages made to Non-U.S. Holders as subject to U.S. federal withholding tax at a rate of 30%, subject to reduction under an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits.
Shares
      Dividends paid to a Non-U.S. Holder of shares will generally be subject to withholding tax at a 30% rate subject to reduction under an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits.
      A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on the sale or exchange of the shares received upon a conversion of notes unless we will have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period for such shares. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a United States real property holding corporation.
Information Reporting and Backup Withholding
      Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or our shares may be subject to information reporting and U.S. federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Service.

SELLING SECURITYHOLDERS
      Goldman, Sachs & Co., CIBC World Markets Corp., Lazard Frères & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC were the initial purchasers for the original offering of the notes in private placements. We were advised that the initial purchasers sold the notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act.
      The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the common stock offered by this prospectus, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.
      For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)(3)

	Beneficially
	Owned Prior
	to the		Beneficially
	Offering and	Percentage of	Owned Prior	Percentage of
	Offered	Notes	to the	Common Stock	Offered
Selling Security Holder	Hereby	Outstanding	Offering(4)	Outstanding(5)	Hereby

Akela Capital Master Fund, Ltd.(6)	8,500,000	4.25%	239,676	0.69%	239,676
Allstate Insurance Company(7)(49)	1,000,000	0.50%	43,797	0.13%	28,197
Barnet Partners Ltd.(8)	6,000,000	3.00%	169,183	0.48%	169,183
Calamos® Market Neutral Fund — Calamos® Investment Trust(9)	5,600,000	2.80%	157,904	0.45%	157,904
Canadian Imperial Holdings Inc. (10)(49)	4,000,000	2.00%	112,789	0.32%	112,789
CBARB, a Segregated Account of Geode Capital Master Fund, Ltd.(11)	2,250,000	1.13%	63,444	0.18%	63,444
Century Park Trust(12)	1,000,000	0.50%	28,197	0.08%	28,197
CIBC World Markets(13)(48)	4,250,000	2.13%	119,838	0.34%	119,838
CNH CA Master Account, L.P.(14)	1,000,000	0.50%	28,197	0.08%	28,197
D.E. Shaw Investment Group, L.L.C.(15)(49)	2,017,000	1.01%	56,874	0.16%	56,874
D.E. Shaw Valence Portfolios, L.L.C.(16)(49)	18,158,000	9.08%	512,005	1.47%	512,005
DBAG London(17)(48)	2,500,000	1.25%	70,493	0.20%	70,493
DKR SoundShore Opportunity Holding Funding Ltd.(18)	4,500,000	2.25%	126,887	0.36%	126,887
Drawbridge Global Macro Master Fund Ltd(19)	1,000,000	0.50%	28,197	0.08%	28,197
Excelsior Master Fund L.P.(20)	500,000	0.25%	14,099	0.04%	14,099

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)(3)

	Beneficially
	Owned Prior
	to the		Beneficially
	Offering and	Percentage of	Owned Prior		Percentage of
	Offered	Notes	to the		Common Stock	Offered
Selling Security Holder	Hereby	Outstanding	Offering(4)		Outstanding(5)	Hereby

Fore Convertible Master Fund, Ltd.(21)	15,000,000	7.50%	422,958		1.21%	422,958
Fore Erisa Fund, Ltd.(22)	2,500,000	1.25%	70,493		0.20%	70,493
Fore Multi Strategy Master Fund, Ltd.(23)	4,500,000	2.25%	126,887		0.36%	126,887
FrontPoint Convertible Arbitrage Fund LP(24)	4,000,000	2.00%	112,789		0.32%	112,789
Grace Convertible Arbitrage Fund, Ltd.(25)	2,500,000	1.25%	70,493		0.20%	70,493
Guggenheim Portfolio Company VIII (Cayman), Ltd.(26)(49)	500,000	0.25%	14,099		0.04%	14,099
Highbridge International LLC(27)	7,500,000	3.75%	211,479		0.61%	211,479
Institutional Benchmark Management Fund c/o Quattro Fund(28)	500,000	0.25%	14,099		0.04%	14,099
KBC Financial Products USA Inc.(29)(48)	2,775,000	1.39%	78,247		0.22%	78,247
Man Mac I Limited(30)(49)	3,000,000	1.50%	84,592		0.24%	84,592
Mohican VCA Master Fund, Ltd.(31)	1,000,000	0.50%	28,197		0.08%	28,197
OZ Master Fund(32)	12,000,000	6.00%	338,366		0.97%	338,366
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund(33)	300,000	0.15%	8,459		0.02%	8,459
Peoples Benefit Life Insurance Company Teamsters(34)	3,000,000	1.50%	84,592		0.24%	84,592
PIMCO Convertible Fund(35)	550,000	0.28%	15,509		0.04%	15,509
Putnam Convertible Income-Growth Trust(36)(49)	4,000,000	2.00%	112,789		0.32%	112,789
Quattro Fund Ltd.(37)	8,700,000	4.35%	245,316		0.70%	245,316
Quattro Multistrategy Fund LP(38)	500,000	0.25%	14,099		0.04%	14,099
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio(39)	10,500,000	5.25%	296,071		0.85%	296,071
Redbourn Partners Ltd.(40)	5,500,000	2.75%	155,085		0.44%	155,085
Retail Clerks Pension Trust #1(41)	1,000,000	0.50%	28,197		0.08%	28,197
Silverback Life Sciences(42)	1,000,000	0.50%	28,197		0.08%	28,197
Silverback Master, Ltd.(43)	10,000,000	5.00%	281,972		0.81%	281,972
TCW Group, Inc.(44)	9,295,000	4.65%	262,093		0.75%	262,093
The Northwestern Mutual Life Insurance Company(45)(49)	3,000,000	1.50%	84,592		0.24%	84,592
UBS AG London F/B/O HFS(46)(49)	2,000,000	1.00%	59,394		0.17%	59,394
Wachovia Securities International Ltd.(47)(48)	6,000,000	3.00%	169,183		0.48%	169,183
All other holders of notes of future transferees, pledgees, donees, assignees, or successors of any such holders(50)	16,605,000	8.30%	468,213	(51)	1.34%	468,213

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in prospectus supplements or post-effective amendments to the shelf registration statement. From time to time, however, the notes and the underlying shares of common stock may be used by persons not named in the table and of whom we are unaware. The amount of notes and the number of shares of our common stock indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such common stock.

(2)	For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion rate of 28.1972 shares of common stock per each $1,000 principal amount of notes (the initial conversion rate), which is equivalent to a conversion price of approximately $35.46 per share of common stock, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)	Does not include the conversion of all the notes and the 2.25% Convertible Senior Notes due May 30, 2008.

(4)	Does not include beneficial ownership of the 2.25% Convertible Senior Notes due May 30, 2008.

(5)	Does not include beneficial ownership of the 2.25% Convertible Senior Notes due May 30, 2008. Percentages based on 34,897,027 shares outstanding as of May 31, 2005.

(6)	Anthony B. Bosco has voting and investment power with respect to the securities listed for Akela Capital Master Fund, Ltd.

(7)	Allstate Insurance Company is a wholly owned Subsidiary of the Allstate Corporation (a publicly reporting company).

(8)	Alex Lach has voting and investment power with respect to the securities listed for Barnet Partners Ltd.

(9)	Nick Calamos has voting and investment power with respect to the securities listed for Calamos® Market Neutral Fund — Calamos® Investment Trust.

(10)	Canadian Imperial Bank of Commerce (a publicly reporting company), has voting and investment power with respect to the securities listed for Canadian Imperial Holdings Inc.

(11)	Vincent Gubitsi has voting and investment power with respect to the securities listed for CBARB, a Segre gated Account of Geode Capital Master Fund, Ltd.

(12)	Alex Lach has voting and investment power with respect to the securities listed for Century Park Trust.

(13)	Canadian Imperial Bank of Commerce (a publicly reporting company), has voting and investment power with respect to the securities listed for CIBC World Markets.

(14)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and investment powers with respect to the securities listed for CNH CA Master Account, L.P. Robert Krail, Mark Mitchell and Todd Pulvino have voting and investment power with respect to the securities listed for CNH CA Master Account, L.P.

(15)	D.E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment power over the securities listed for D.E. Shaw Investment Group, L.L.C. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees have voting and investment power with respect to the securities listed for D.E. Shaw Investment Group, L.L.C.

(16)	D.E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment power over the securities listed for D.E. Shaw Valence Portfolios, L.L.C. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees have voting and investment power with respect to the securities listed for D.E. Shaw Valence Portfolios, L.L.C.

(17)	Deutsche Bank Securities Inc. is the investment advisor of DBAG London. Tom Sullivan has voting and investment power with respect to the securities listed for DBAG London.

(18)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the SEC and as such, is the investment manager to DKR SoundShore Opportunity Holding Fund Ltd. (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the

Fund managed by DKR LP. As such DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. Tom Kirvaitis has trading authority over such securities.

(19)	Fortress Investment Group (a publicly reporting company), has voting and investment power with respect to the securities listed for Drawbridge Global Macro Master Fund Ltd.

(20)	Ed Lees, James White, Jr. and Robert Jordan have voting and investment power with respect to the securities listed for Excelsior Master Fund L.P.

(21)	David Egglishaw has voting and investment power with respect to the securities listed for Fore Convertible Master Fund, Ltd.

(22)	David Egglishaw has voting and investment power with respect to the securities listed for Fore Erisa Fund, Ltd.

(23)	David Egglishaw has voting and investment power with respect to the securities listed for Fore Multi Strategy Master Fund, Ltd.

(24)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and investment power over the securities listed for FrontPoint Convertible Arbitrage Fund, L.P. (“Fund”). Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the Fund except for their pecuniary interest therein.

(25)	Bradford Whitmore and Michael Brailov have voting and investment power with respect to the securities listed for Grace Convertible Arbitrage Fund, Ltd.

(26)	The sole shareholder of Guggenheim Portfolio Company VII (Cayman) Ltd. is Guggenheim Portfolio Company VIII, LLC. The manager of Guggenheim Portfolio Company VIII, LLC is Guggenheim Advisors, LLC. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers. Matthew Li has voting and investment power with respect to the securities listed for Guggenheim Portfolio Company VIII (Cayman) Ltd.

(27)	Highbridge Capital Management LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(28)	Gary Crowder has voting and investment power with respect to the securities listed for Institutional Benchmark Management c/o Quattro Fund.

(29)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly reporting company.

(30)	Man-Diversified Fund II Ltd. Has been identified as the controlling entity of Man Mac I Ltd., the beneficial owners of the securities listed. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, a publicly reporting company on the London Stock Exchange.

(31)	Eric C. Hage and Daniel C. Hage have voting and investment power with respect to the securities listed for Mohican VCA MasterFund, Ltd.

(32)	Daniel S. Och has voting and investment power with respect to the securities listed for OZ Master Fund, Ltd.

(33)	Mark Rowe, Felix Hardner, Michael Fitchet and Denis O’Mailey have voting and investment power with respect to the securities listed for Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund.

(34)	Alex Lach has voting and investment power with respect to the securities listed for Peoples Benefit Life Insurance Company Teamsters.

(35)	Mark Hudoff has voting and investment power with respect to the securities listed for PIMCO Convertible Fund.

(36)	Putnam Investment Management, LLC, a wholly owned subsidiary of Marsh & McLennan (a publicly reporting company), has voting and investment power with respect to the securities listed for Putnam Convertible Income-Growth Trust.

(37)	Andrew Kaplan, Louis Napoli and Brian Swain have voting and investment power with respect to the securities listed for Quattro Fund Ltd.

(38)	Andrew Kaplan, Louis Napoli and Brian Swain have voting and investment power with respect to the securities listed for Quattro Multistrategy Masterfund LP.

(39)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(40)	Alex Lach has voting and investment power with respect to the securities listed for Redbourn Partners Ltd.

(41)	Alex Lach has voting and investment power with respect to the securities listed for Retail Clerks Pension Trust #1.

(42)	Elliot Bossen has voting and investment power with respect to the securities listed for Silverback Life Sciences.

(43)	Elliot Bossen has voting and investment power with respect to the securities listed for Silverback Master, Ltd.

(44)	Thomas Lyon has voting and investment power with respect to the securities listed for TCW Group, Inc.

(45)	Northwestern Investment Management Company, LLC (“NMIC”) is one of the investment advisors to Northwestern Mutual and is the investment advisor for Northwestern Mutual with respect to the securities listed for The Northwestern Mutual Life Insurance Company. NMIC therefore may be deemed to be an indirect beneficial owner with shared voting and investment power. Jerome R. Baier is a portfolio manager for NMIC and manages the portfolio which holds the securities listed for The Northwestern Mutual Life Insurance Company.

(46)	UBS AG (a publicly reporting company), has voting and investment power with respect to the securities listed for UBS AG London F/B/O HFS.

(47)	Wachovia Corporation (a publicly reporting company), has voting and investment power with respect to the securities listed for Wachovia Securities International Ltd.

(48)	Selling securityholder has identified itself as a broker-dealer. Selling security holders who are broker-dealers are deemed to be underwriters under the Securities Act. Each such selling securityholder has informed us that: (a) such selling securityholder purchased its notes in the ordinary course of business, and (b) at the time the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(49)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (a) such selling securityholder purchased its notes in the ordinary course of business, and (b) at the time the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(50)	We are unable to provide the names of certain holders of notes and/or common shares issuable upon conversion of the notes at this time, because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in post-effective amendments from time to time, if and when required.

(51)	Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any of our common shares other than the shares issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION
      We are registering the notes and shares on behalf of the selling securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of securities will be borne by the selling securityholders. Unless otherwise permitted by law, if the securities are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b) of the Securities Act or other applicable provision of the Securities Act, amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.
      Sales of notes and shares may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the PORTAL, Nasdaq National Market or on any other market or quotation system on which our securities may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling securityholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling securityholders, however, the selling securityholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.
      The selling securityholders may effect sales by selling securities directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.
      The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of securities offered hereby, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
      The selling securityholders and any broker-dealers or underwriters that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
      Because selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
      The following Selling Securityholders have identified themselves as broker-dealers and are, therefore, deemed to be underwriters: CIBC World Markets, DBAG London, KBC Financial Products USA Inc. and Wachovia Securities International Ltd.
      Selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of that rule.
      All or any part of the shares offered hereby may or may not be sold by the selling securityholders.
      We will file a post effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      We have agreed to maintain the effectiveness of this registration statement until all remaining shares may be sold within any three-month period under Rule 144 of the Securities Act. We may suspend sales under the registration statement upon notice to the selling securityholders in order to update the registration statement or otherwise comply with federal securities laws.
LEGAL MATTERS
      The validity of the shares of the notes and common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.
EXPERTS
      The consolidated financial statements of Connetics Corporation at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-1 under the Securities Act with respect to the shares of our notes and common stock issuable upon conversion of the notes offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the notes and common stock issuable upon conversion of the notes offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and web site of the SEC referred to above. Our common stock is quoted on the Nasdaq National Market, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20549. You should rely only on the information provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

CONNETICS CORPORATION

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Connetics Corporation
      We have audited the accompanying consolidated balance sheets of Connetics Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of Connetics Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connetics Corporation as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Palo Alto, California
March 11, 2005

CONNETICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,

	2004	2003

Assets
Current assets:
Cash and cash equivalents	$18,261	$17,946
Marketable securities	54,122	96,716
Restricted cash — current	1,000	304
Accounts receivable, net of allowances of $18,256 and $5,033 in 2004 and 2003, respectively	10,642	2,594
Inventory	4,605	1,035
Prepaid expenses	7,776	2,892
Other current assets	2,076	887

Total current assets	98,482	122,374
Property and equipment, net	11,830	5,628
Restricted cash — long term	2,963	—
Debt issuance costs, deposits and other assets	3,794	5,418
Goodwill	6,271	6,271
Other intangible assets, net	122,388	6,206

Total assets	$245,728	$145,897

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$14,531	$3,884
Accrued liabilities related to acquisition of product rights	2,710	—
Accrued payroll and related expenses	5,746	3,792
Accrued clinical trial costs	751	857
Other accrued liabilities	3,650	1,594

Total current liabilities	27,388	10,127
Convertible senior notes	90,000	90,000
Other non-current liabilities	420	16
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 35,792,730 and 31,885,404 shares issued and outstanding at December 31, 2004 and 2003, respectively	36	32
Additional paid-in capital	237,666	174,080
Deferred stock compensation	(13)	(31)
Accumulated deficit	(111,173)	(130,188)
Accumulated other comprehensive income	1,404	1,861

Total stockholders’ equity	127,920	45,754

Total liabilities and stockholders’ equity	$245,728	$145,897

See accompanying Notes to Consolidated Financial Statements.

CONNETICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,

	2004	2003	2002

Revenues:
Product	$142,059	$66,606	$47,573
Royalty and contract	2,296	8,725	5,190

Total revenues	144,355	75,331	52,763
Operating costs and expenses:
Cost of product revenues	12,656	5,129	4,190
Amortization of intangible assets	11,471	819	805
Research and development	21,539	30,109	25,821
Selling, general and administrative	73,206	41,781	36,819
In-process research and development and milestone payments	3,500	—	4,350
Loss on program termination	—	—	312

Total operating costs and expenses	122,372	77,838	72,297

Income (loss) from operations	21,983	(2,507)	(19,534)
Interest and other income (expense):
Interest income	1,194	972	823
Gain on sale of investment	—	—	2,086
Interest expense	(2,778)	(1,632)	(11)
Other income (expense), net	109	234	227

Income (loss) before income taxes	20,508	(2,933)	(16,409)
Income tax provision	1,493	1,167	181

Net income (loss)	$19,015	$(4,100)	$(16,590)

Net income (loss) per share
Basic	$0.54	$(0.13)	$(0.54)
Diluted	$0.51	$(0.13)	$(0.54)

Shares used to compute basic and diluted net loss per share
Basic	35,036	31,559	30,757
Diluted	37,443	31,559	30,757

See accompanying Notes to Consolidated Financial Statements.

CONNETICS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Number of					Accumulated
	Common	Common	Additional	Deferred		Other	Total
	Shares	Stock	Paid-In	Stock	Accumulated	Comprehensive	Stockholders’
	Outstanding	Amount	Capital	Compensation	Deficit	Income	Equity

Balance at December 31, 2001	30,257	$30	$164,270	$(69)	$(109,498)	$6,621	$61,354
Common stock issued under stock option and purchase plans	659	1	3,449	—	—	—	3,450
Issuance of common stock pursuant to license agreements	1	—	12	—	—	—	12
Exercise of warrants	263	—	1,683	—	—	—	1,683
Stock compensation expense	—	—	355	21	—	—	376
Comprehensive loss:
Net loss	—	—	—	—	(16,590)	—	(16,590)
Reclassification adjustment for realized gain on sale of equity security	—	—	—	—	—	(2,086)	(2,086)
Unrealized gain on investments	—	—	—	—	—	(3,532)	(3,532)
Foreign currency translation adjustment	—	—	—	—	—	76	76

Total comprehensive loss							(22,132)

Balance at December 31, 2002	31,180	31	169,769	(48)	(126,088)	1,079	44,743
Common stock issued under stock option and purchase plans	674	1	4,158	—	—	—	4,159
Exercise of warrants	31	—	153	—	—	—	153
Stock compensation expense	—	—	—	17	—	—	17
Comprehensive loss:
Net loss	—	—	—	—	(4,100)	—	(4,100)
Unrealized loss on investments	—	—	—	—	—	(167)	(167)
Foreign currency translation adjustment	—	—	—	—	—	949	949

Total comprehensive loss							(3,318)

Balance at December 31, 2003	31,885	32	174,080	(31)	(130,188)	1,861	45,754
Common stock issued under stock option and purchase plans	858	1	6,347	—	—	—	6,348
Tax benefit on stock options	—	—	213	—	—	—	213
Issuance of common stock through private placement	3,000	3	56,901	—	—	—	56,904
Exercise of warrants	50	—	125	—	—	—	125
Stock compensation expense	—	—	—	18	—	—	18
Comprehensive income:
Net income	—	—	—	—	19,015	—	19,015
Unrealized loss on investments	—	—	—	—	—	(583)	(583)
Foreign currency translation adjustment	—	—	—	—	—	126	126

Total comprehensive income							18,558

Balance at December 31, 2004	35,793	$36	$237,666	$(13)	$(111,173)	$1,404	$127,920

See accompanying Notes to Consolidated Financial Statements.

CONNETICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,

	2004	2003	2002

Cash flows from operating activities:
Net income (loss)	$19,015	$(4,100)	$(16,590)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,433	1,422	1,285
Amortization of intangible assets	11,471	819	810
Amortization of debt issuance costs	708	430	—
Allowances for discounts, returns, rebates and chargebacks	12,725	2,994	1,173
Gain on sale of investment	—	—	(2,086)
Stock compensation expense	18	17	388
Changes in assets and liabilities:
Accounts receivable	(21,179)	(1,236)	(70)
Inventory	(3,526)	(334)	29
Other assets	(4,810)	(3,439)	(960)
Accounts payable	10,740	(4,199)	4,119
Accrued and other current liabilities	2,633	(146)	(3)
Deferred revenue	89	(739)	(600)
Other non-current liabilities	404	—	—

Net cash provided by (used in) operating activities	29,721	(8,511)	(12,505)

Cash flows from investing activities:
Purchases of marketable securities	(62,472)	(135,352)	(32,573)
Sales and maturities of marketable securities	104,483	62,909	47,335
Purchases of property and equipment	(7,638)	(959)	(3,907)
Acquisition of patent and product rights	(123,529)	(200)	—

Net cash provided by (used in) investing activities	(89,156)	(73,602)	10,855

Cash flows from financing activities:
Transfer from (to) restricted cash	(3,659)	420	1,415
Proceeds from issuance of convertible senior notes, net of issuance costs	—	86,316	—
Proceeds from issuance of common stock in private placement, net of issuance costs	56,901	—	—
Proceeds from issuance of common stock from the exercise of stock options and employee stock purchase plan, net of repurchases of unvested shares	6,476	4,312	5,133

Net cash provided by financing activities	59,718	91,048	6,548
Effect of foreign currency exchange rates on cash and cash equivalents	32	387	123

Net change in cash and cash equivalents	315	9,322	5,021
Cash and cash equivalents at beginning of year	17,946	8,624	3,603

Cash and cash equivalents at end of year	$18,261	$17,946	$8,624

Supplementary information:
Interest paid	$2,030	$1,028	$11
Income taxes paid	$1,061	$1,541	$654

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Note 1.	Organization and Development of the Company
      Connetics Corporation, or Connetics, was incorporated in the State of Delaware on February 8, 1993. Connetics is a specialty pharmaceutical company focusing exclusively on the treatment of dermatological conditions. We currently market four pharmaceutical products in the United States, OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq®(betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules, and Evoclintm (clindamycin) Foam, 1%. We acquired exclusive U.S. rights to Soriatane effective March 4, 2004 (see Note 4). We also have several product candidates under development. Our commercial business is focused on the dermatology marketplace, which is characterized by a large patient population that is served by a relatively small number of treating physicians. We cannot assure you that any of our other potential products will be successfully developed, receive the necessary regulatory approvals, or be successfully commercialized.

Note 2.	Summary of Significant Accounting Policies
Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of Connetics, as well as its subsidiaries, Connetics Holdings Pty Ltd. and Connetics Australia Pty Ltd. We have eliminated all intercompany accounts and transactions in consolidation. We reclassified certain amounts in our prior year consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows to conform to the current period presentation. On the consolidated balance sheets, inventory was reclassified from prepaid and other current assets and shown separately for the year ended December 31, 2003. On the consolidated statements of operations, amortization of intangible assets was reclassified from selling, general and administrative expense and shown separately for the years ended December 31, 2003 and 2002. On the consolidated statements of cash flows, the amortization of debt issuance costs and amortization of intangible assets, which had been combined, were shown separately for the year ended December 31, 2003, and inventory was reclassified from other assets and shown separately for the years ended December 31, 2003 and 2002.
Use of Estimates
      To prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Future events could cause our actual results to differ.
      We evaluate our estimates on an on-going basis. In particular, we regularly evaluate estimates related to recoverability of accounts receivable and inventory, revenue reserves, assumed liabilities related to acquired product rights and accrued liabilities for clinical trial activities and indirect promotional expenses. We base our estimates on historical experience and on various other specific assumptions that we believe to be reasonable under the circumstances. Those estimates and assumptions form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Revenue Recognition
      Product Revenues. We recognize revenue from product sales when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable. We recognize product revenues net of revenue reserves which consist of allowances for discounts, returns, rebates, and chargebacks. We accept from customers the return of pharmaceuticals that are within six months before their expiration date. We authorize returns for damaged products and exchanges for expired products in accordance with our return goods policy and procedures, and we establish reserves for such amounts at the time of sale. To date we have not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
experienced significant returns of damaged or expired product. We include product shipping and handling costs in the cost of product revenues. We also recognize revenue net of fees paid to wholesalers under distribution service agreements in exchange for certain product distribution, inventory, information, return goods processing, and administrative services. We record accounts receivable net of allowances for discounts, returns, rebates and chargebacks.
      During the first half of 2004, we made a decision to bring in house the function of Contract Administration responsibility for the calculation and related reporting of all allowances and discounts for which Managed care plans and Medicaid programs are eligible. Previously we utilized third parties to perform the allowance calculation and related reporting. In connection with this change we performed a comprehensive review of our calculation for Medicaid product pricing allowances, which resulted in an adjustment to reserves recorded in prior periods. As a result, we recorded a one-time reduction of product revenues in the amount of $564,000 in the second quarter of 2004. We have determined that the effect of this change in estimate would not have had a material impact on our previously issued financial statements.
      Royalty Revenues. We collect royalties from our third-party licensees based on their sales. We recognize royalties either in the quarter in which we receive the royalty payment from the licensee or in which we can reasonably estimate the royalty, which is typically one quarter following the related sale by the licensee.
      Contract Revenues. We record contract revenue for research and development, or R&D, and milestone payments as earned based on the performance requirements of the contract. We recognize non-refundable contract fees for which no further performance obligations exist, and for which Connetics has no continuing involvement, on the date we receive the payments or the date when collection is assured, whichever is earlier.
      If, at the time an agreement is executed, there remains significant risk due to the incomplete state of the product’s development, we recognize revenue from non-refundable upfront license fees ratably over the period in which we have continuing development obligations. We recognize revenue associated with substantial “at risk” performance milestones, as defined in the respective agreements, based upon the achievement of the milestones. When we receive advance payments in excess of amounts earned, we classify them as deferred revenue until they are earned.
Cash Equivalents and Marketable Securities
      Cash and cash equivalents consist of cash on deposit with banks, money market and other debt instruments with original maturities of 90 days or less. Investments with maturities beyond 90 days are included in marketable securities. We classify marketable securities as available for sale at the time of purchase and we carry them at fair value. We report unrealized gains and losses on marketable securities as a component of other comprehensive income (loss) in stockholders’ equity. We use the specific identification method to determine the cost of securities sold.
      Cash, cash equivalents and marketable securities are financial instruments that potentially subject us to concentration of risk to the extent we record them on our balance sheet. We believe we have established guidelines for investing our excess cash in a way that will maintain safety and liquidity with respect to diversification and maturities. We invest our excess cash in debt instruments of the U.S. Government and its agencies, and high-quality corporate issuers. By policy, we restrict our exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, we maintain investments at an average maturity of generally less than one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
Restricted Cash
      Restricted cash reflects certificates of deposit used to secure letter of credit arrangements. Restricted cash — current includes deposits of $1.0 million as required by our insurance policy and restricted cash — long term includes deposits of $3.0 million as required by two office facility leases and two vehicle fleet services leases.
Foreign Currency
      Connetics Australia’s functional currency is the Australian dollar. We translate Connetics Australia’s local currency balance sheet into U.S. dollars using the exchange rates in effect at the balance sheet date. For revenue and expense accounts, we use a weighted average exchange rate during the period. We record foreign currency translation adjustments in other comprehensive income (loss). Net gains and losses that result from foreign exchange transactions are included in the consolidated statements of operations and were immaterial for all periods presented.
Income Taxes
      We account for income taxes using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between (1) the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and (2) operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates that are expected to apply to taxable income in the years in which we anticipate those temporary differences will be recovered or settled. When the timing of the realization is uncertain, we establish a valuation allowance for the net deferred tax assets. Historically, our income tax provision related primarily to the operations of our Australian subsidiary. In 2004, however, the income tax provision is primarily related to the profitability of our domestic operations.
Property and Equipment
      We state property and equipment at cost less accumulated depreciation. We calculate depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. We are depreciating equipment we have purchased on behalf of our contract manufacturer using the units of production method based on contractual minimum quantities to be produced over the term of the agreement. We amortize leasehold improvements over the shorter of the estimated useful lives of the assets or the lease term.
Inventory
      Inventory consists primarily of finished goods. We state inventory at the lower of cost (determined on a first-in first-out method) or market.
      Before January 1, 2004, inventory and cost of goods sold only captured third party product manufacturing costs, depreciation on Connetics-owned equipment at our third-party manufacturers, product freight and distribution costs from the third party that handles all of our product distribution activities and royalties. Effective January 1, 2004, we began including certain manufacturing support and quality assurance costs in the cost of finished goods inventory and samples inventory which had previously been classified as research and development expense. Those activities include overseeing third party manufacturing, process development, quality assurance and quality control activities. We have determined that the effect of this change in accounting would not have had a material impact on our financial statements in any prior quarterly or annual period. For the year ended December 31, 2004, we allocated $4.6 million of costs which in previous years would have been included in R&D expense as follows: (1) $1.1 million to cost of goods sold; (2) $1.0 million to selling expense; (3) $2.1 million to the value of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
commercial inventory; and, (4) $324,000 to the value of samples inventory, which is a component of prepaid expenses.
Goodwill and Other Intangible Assets
      We have in the past made acquisitions of products and businesses that include goodwill, license agreements, product rights, and other identifiable intangible assets. We assess goodwill for impairment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets”, or SFAS 142, which requires that goodwill be tested for impairment at the “reporting unit level” (“reporting unit”) at least annually and more frequently upon the occurrence of certain events, as defined by SFAS 142. We have determined that there is only one reporting unit, specifically the sale of specialty pharmaceutical products for dermatological diseases. We test goodwill for impairment in the annual impairment test on October 1 using the two-step process required by SFAS 142. First, we review the carrying amount of the reporting unit compared to the “fair value” of the reporting unit based on quoted market prices of our common stock and, if necessary, the cash flows based on analyses prepared by management. An excess carrying value compared to fair value would indicate that goodwill may be impaired. Second, if we determine that goodwill may be impaired, then we compare the “implied fair value” of the goodwill, as defined by SFAS 142, to its carrying amount to determine the impairment loss, if any. Based on these estimates, we determined that as of October 1, 2004 there was no impairment of goodwill. Since October 1, 2004, there have been no indications of impairment and the next annual impairment test will occur as of October 1, 2005.
      In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” or SFAS 144, we evaluate purchased intangibles and other long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. We have not recorded any impairment charges for long-lived intangible assets for the three years ended December 31, 2004.
Fair Value of Financial Instruments
      The fair value of our cash equivalents and marketable securities is based on quoted market prices. The carrying amount of cash equivalents and marketable securities are equal to their respective fair values at December 31, 2004 and 2003.
      Other financial instruments, including accounts receivable, accounts payable and accrued liabilities, are carried at cost, which we believe approximates fair value because of the short-term maturity of these instruments. The fair value of our convertible subordinated debt was $113.3 million at December 31, 2004, which we determined using available market information.
Research and Development
      Research and development expenses include related salaries and benefits, laboratory supplies, external research programs, clinical studies and allocated overhead costs such as rent, supplies and utilities. All such costs are charged to research and development expense as incurred. Beginning in 2004, certain costs related to internal manufacturing support and quality assurance are allocated to commercial and samples and inventory.
Certain Concentrations
      Financial instruments that potentially subject us to concentration of credit risk consist principally of investments in debt securities and trade receivables. Management believes the financial risks associated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
with these financial instruments are minimal. We maintain our cash, cash equivalents and investments with high-quality financial institutions. We perform credit evaluations of our customers’ financial condition and limit the amount of credit extended when necessary, but generally we do not require collateral on accounts receivable.
      We contract with independent sources to manufacture our products. We currently rely on three vendors to manufacture our products. If these manufacturers are unable to fulfill our supply requirements, our future results could be negatively impacted.
      We promote our products to dermatologists, but we sell our products primarily to wholesalers and retail chain drug stores, and our product revenues and trade accounts receivable are concentrated with a few customers. In December 2004 we entered into a distribution agreement with each of Cardinal Health, Inc. and McKesson Corporation under which we agreed to pay a fee to each of these distributors in exchange for certain product distribution, inventory management, return goods processing, and administrative services. The following tables detail our customer concentrations in gross product sales and trade accounts receivable that are greater than 10% of the relative total, for each of the years ended December 31, 2004, 2003 and 2002.

	Percentage of Product Revenues
	Years Ended December 31,

Customer	2004	2003	2002

McKesson	29%	30%	26%
Cardinal Health	27%	36%	43%
AmerisourceBergen	16%	15%	23%
Walgreens	*	11%	*

*	less than 10%

	Percentage of Outstanding Accounts
	Receivable as of December 31,

Customer	2004	2003	2002

McKesson	36%	28%	6%
Cardinal Health	21%	36%	54%
AmerisourceBergen	22%	17%	37%
Walgreens	15%	*	*

*	less than 10%
Comprehensive Income (Loss)
      Comprehensive income (loss) represents net income (loss), unrealized gains (losses) on our available-for-sale securities, and foreign currency translation adjustments, all net of taxes. Accumulated other comprehensive income included $276,000 of net unrealized gains on investments and $1.1 million of foreign currency translation adjustments as of December 31, 2004 and $859,000 of net unrealized gains on investments and $1.0 million of foreign currency translation adjustments as of December 31, 2003. Comprehensive income (loss) is disclosed in the Consolidated Statement of Stockholders’ Equity.
Advertising
      We expense advertising costs as we incur them. Advertising costs were $2.1 million, $380,000 and $362,000 in the years ended December 31, 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
Stock-Based Compensation
      At December 31, 2004, we had six stock-based compensation plans, which are more fully described in Note 11. We use the intrinsic-value method of accounting for stock-based awards granted to employees, as allowed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25, and related interpretations. Accordingly, we do not recognize any compensation in our financial statements in connection with stock options granted to employees when those options have exercise prices equal to or greater than fair market value of our common stock on the date of grant. We also do not record any compensation expense in connection with our Employee Stock Purchase Plan as long as the purchase price is not less than 85% of the fair market value at the beginning or end of each offering period, whichever is lower.
      For options granted to non-employees, we have recorded compensation expense in accordance with SFAS No. 123 “Accounting for Stock-Based Compensation,” or SFAS 123, as amended, and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” By those criteria, we quantify compensation expense as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.
      Although SFAS 123 allows us to continue to follow the APB 25 guidelines, we are required to disclose pro forma net income (loss) and basic and diluted income (loss) per share as if we had applied the fair value based method to all awards. Because the estimated value is determined as of the date of grant, the actual value ultimately realized by the employee may be significantly different.

	Years Ended December 31,

(In thousands except per share amounts):	2004	2003	2002

Net income (loss), as reported	$19,015	$(4,100)	$(16,590)
Add: stock-based employee compensation expense, net of tax	17	17	21
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(11,355)	(9,834)	(4,535)

Pro forma net income (loss)	$7,677	$(13,917)	$(21,104)

Net income (loss per) share:
Basic — as reported	$0.54	$(0.13)	$(0.54)
Diluted — as reported	$0.51	$(0.13)	$(0.54)
Basic — pro forma	$0.22	$(0.44)	$(0.69)
Diluted — pro forma	$0.21	$(0.44)	$(0.69)

      For purposes of this analysis, we estimate the fair value of each option on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	Stock Option Plans			Stock Purchase Plan

	2004	2003	2002	2004	2003	2002

Expected stock volatility	57.2%	60.6%	65.3%	54.7%	57.5%	77.3%
Risk-free interest rate	3.2%	4.1%	4.6%	1.1%	4.4%	5.6%
Expected life (in years)	3.4	3.2	3.5	1.5	1.4	1.3
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. This model also requires us to make highly subjective assumptions, including the expected volatility of our stock. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we do not believe that the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
existing models necessarily provide a reliable single measure of the fair value of our options. The weighted average fair value of options granted, determined using the Black-Scholes model, was $8.64, $5.83 and $5.74 in the years ended December 31, 2004, 2003 and 2002, respectively.
      The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on reported results of future years.
Net Income (Loss) Per Share
      We compute basic net income (loss) per common share by dividing net income (loss) by the weighted average number of common shares outstanding during the period. We compute diluted net income (loss) per share using the weighted average of all potential shares of common stock outstanding during the period. We included all stock options and warrants in the calculation of diluted loss per common share for the year ended December 31, 2004, but excluded them for the years ended December 31, 2003 and 2002 because these securities were anti-dilutive in those years. We excluded convertible debt for the years ended December 31, 2003 and 2004 because its effect is also anti-dilutive.
      The calculation of basic and diluted net income (loss) per share is as follows:

	Years Ended December 31,

(In thousands except per share amounts):	2004	2003	2002

Net income (loss)	$19,015	$(4,100)	$(16,590)
Weighted average shares outstanding
Basic common shares	35,036	31,559	30,757
Effect of dilutive options	2,383	—	—
Effect of dilutive warrants	24	—	—

Total weighted average diluted common shares	37,443	31,559	30,757

Net income (loss) per share:
Basic	$0.54	$(0.13)	$(0.54)
Diluted	$0.51	$(0.13)	$(0.54)

      Warrants, options and convertible debt excluded from the calculation of diluted net income (loss) per share are as follows:

	Years Ended December 31,

	2004	2003	2002

Warrants	—	59,177	90,427
Options	262,750	5,986,257	4,883,966
Convertible Debt	4,203,450	4,203,450	—

Disclosure about Segments of an Enterprise and Related Information
      SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires us to identify the segment or segments we operate in. Based on the standards set forth in SFAS 131, we operate in one segment: the development and commercialization of specialty pharmaceuticals in the field of dermatology. For each of the years ended December 31, 2004 and 2003, approximately 99% of our total revenues were derived from customers in the United States. For the year ended December 31, 2002, approximately 98% of our total revenues were derived from customers in the United States.
      We do not have a material amount of long-lived assets outside of the United States.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Stock-based payments include grants of employee stock options. SFAS 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires companies to recognize all stock-based payments to employees in the financial statements based on their fair values. SFAS 123R is effective for all interim or annual periods beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. We are required to adopt SFAS 123R in our third quarter of fiscal 2005, beginning July 1, 2005. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, we may restate prior periods either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that we record compensation expense for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS 123R and we expect that the adoption of SFAS 123R will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

Note 3.	Cash Equivalents and Marketable Securities
      The following tables summarize our available-for-sale investments (in thousands):

	December 31, 2004

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Corporate debt	$32,971	$3	$(72)	$32,902
Government securities	13,318	—	(23)	13,295
Asset backed securities	7,268	1	(24)	7,245
Equity securities	289	391	—	680
Money market funds	1,114	—	—	1,114

Total	54,960	395	(119)	55,236
Less amount classified as cash equivalents	(1,114)	—	—	(1,114)

Total marketable securities	$53,846	$395	$(119)	$54,122

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

	December 31, 2003

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Corporate debt	$53,165	$17	$(41)	$53,141
Government securities	35,387	7	(11)	35,383
Asset backed securities	7,016	7	(2)	7,021
Equity securities	289	882	—	1,171
Money market funds	12,894	—	—	12,894

Total	108,751	913	(54)	109,610
Less amount classified as cash equivalents	(12,894)	—	—	(12,894)

Total marketable securities	$95,857	$913	$(54)	$96,716

      The following table summarizes the amortized cost of the estimated fair value of available-for-sale debt securities at December 31, by contract maturity (in thousands):

	2004		2003

	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

Mature in less than one year	$21,076	$21,013	$50,550	$50,971
Mature in one to three years	19,264	19,221	20,590	20,746
Mature in over three years	13,217	13,208	23,797	23,828

Total	$53,557	$53,442	$94,937	$95,545

      The table above also includes amounts related to asset-backed and mortgage-backed securities that are allocated between maturity groupings based on their final maturities. The gross realized gains and losses on sales of available-for-sale investments were immaterial for all periods presented except for 2002 in which we recognized a gain of $2.1 million related to the sale of an equity security we had been holding.
      We monitor our investment portfolio for impairment on a periodic basis in accordance with Emerging Issues Task Force Issue No. 03-1. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. In order to determine whether a decline in value is other-than-temporary, we evaluate, among other factors: the duration and extent to which the fair value has been less than the carrying value; our financial condition and business outlook, including key operational and cash flow metrics, current market conditions and future trends in the our industry; our relative competitive position within the industry; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. The decline in value of these investments, shown in the table above as “Gross Unrealized Losses”, is primarily related to changes in interest rates and is considered to be temporary in nature.

Note 4.	Soriatane® Product Line Acquisition and Distribution Agreement
      On February 6, 2004, we entered into a binding agreement with Hoffmann-La Roche Inc., or Roche, to acquire exclusive U.S. rights to Soriatane-brand acitretin, an approved oral therapy for the treatment of severe psoriasis in adults. The transaction closed on March 4, 2004, and we have recognized revenue, net of applicable reserves, for all sales of the product from that date. Under the terms of the purchase agreement, we paid Roche a total of $123.0 million in cash at the closing to acquire Soriatane. We also assumed certain liabilities in connection with returns, rebates and chargebacks associated with prior sales of Soriatane by Roche totaling $4.1 million, and purchased Roche’s existing inventory of Soriatane at a cost of approximately $1.5 million. In addition, we incurred transaction costs of $529,000 during the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
second quarter of 2004. Including the cash paid to acquire the rights, liabilities assumed and transactions costs, the total value of the acquired product rights for accounting purposes is $127.7 million. We are amortizing this amount over the ten-year estimated useful life of the Soriatane asset. As of December 31, 2004, the balance of the returns, rebates, and chargebacks reserve assumed at acquisition was $2.1 million.
      In July 2004, we entered into a multi-year consent with Roche to sell Soriatane to a U.S.-based distributor that exports branded pharmaceutical products to select international markets. Product sold to this distributor is not permitted to be resold in the U.S. Under the terms of the agreement, we will pay a royalty to Roche on Soriatane sales made during the term of the agreement to this distributor.

Note 5.	Yamanouchi License Agreement
      In 2002, we entered into an agreement with Yamanouchi Europe B.V. to license Velac (a first in class combination of 1% clindamycin, and 0.025% tretinoin). We have licensed exclusive rights to develop and commercialize the product in the U.S. and Canada, and have licensed non-exclusive rights in Mexico. Under the terms of the agreement, we paid Yamanouchi an initial $2.0 million licensing fee and an additional $2.0 million when we reached a milestone by initiating a Phase III trial for Velac, both paid and recorded in 2002.
      In August 2004, we reached a third milestone when we submitted a New Drug Application (NDA) for Velac with the Food and Drug Administration, or FDA, and received notification that the FDA had accepted the NDA for filing. We recorded a $3.5 million milestone payment due to the licensor upon the filing of the NDA. All payments were recorded as in-process research and development and milestone expense as the product has not yet been approved and has no alternative future use.

Note 6.	Royalty-Bearing Agreements
Pfizer License Agreement
      In December 2001, we entered into an agreement granting Pharmacia Corporation (now Pfizer) exclusive global rights, excluding Japan, to our proprietary foam drug-delivery technology for use with Pfizer’s Rogaine® hair loss treatment. Under the agreement, Pfizer paid us an initial licensing fee, and agreed to pay us additional amounts when it achieves specified milestones, plus a royalty on product sales. We recognized $1.0 million under the agreement related to license fees, milestone payments and contract revenue through December 31, 2002. Our obligation to incur development expenses in connection with the agreement ended in 2002. We provided additional development support to Pfizer at their request in 2004 and 2003 and we recognized $11,000 and $86,000, respectively, in related fees.
Other Licenses for Foam Technology
      We have entered into a number of agreements for our foam drug delivery technology. We have licensed the technology to betamethasone valerate foam to Celltech Group plc in Europe, and Celltech has licensed the worldwide rights to their patent on the technology to us. We pay Celltech royalties on all sales worldwide of foam formulations containing steroids. Celltech markets their product as Bettamousse (the product equivalent of Luxíq). We also have license agreements with Bayer (in the U.S.) and Pfizer and Mipharm (internationally) for the use of pyrethrin foam for head lice. That product is marketed in the U.S. as RID®, as Banlice® in Australia, and as Milice® in Italy. We receive royalties on sales of those products.
      For the years ended December 31, 2004, 2003 and 2002, we recorded royalty revenues of $244,000, $267,000, and $305,000, respectively, for our foam-based technology. We have also entered into development agreements with other companies to develop the foam for specific indications.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
Licenses for Liquipatch Technology
      In June 2001, we entered into a global licensing agreement with Novartis Consumer Health SA for the Liquipatch drug-delivery system for use in topical antifungal applications. The agreement gives Novartis the exclusive, worldwide rights to use the Liquipatch technology in the topical antifungal field. In March 2002, Novartis paid us $580,000 to exercise its then-existing option to expand the license agreement. Novartis will be responsible for all development costs, and will be obligated to pay license fees, milestone payments and royalties on future product sales. In 2004, we received a milestone payment from Novartis of $81,000.
S.C. Johnson License Agreement
      We have licensed to S.C. Johnson & Son, Inc. the rights to a super-concentrated aerosol spray that is marketed in the U.S. and internationally. In 2002 and 2003, we received $2.4 million and $7.0 million, respectively, in royalties in connection with this agreement, which included a one-time royalty payment of $2.9 million in 2003. On January 5, 2004, we reached an agreement with S.C. Johnson to terminate the license agreement. We received an additional $1.2 million under the agreement in 2004, after which S.C. Johnson had a fully paid-up, royalty-free license to the technology.
InterMune
      We have an agreement with InterMune, Inc. pursuant to which we receive royalties for sales of Actimmune. In addition, we have retained the product rights to Actimmune for certain potential dermatological applications. For the years ended December 31, 2004, 2003 and 2002, we received $330,000, $358,000 and $172,000, respectively, for our foam-based technology. We recorded gains on the sale of InterMune stock totaling $2.1 million in 2002. We did not sell any InterMune stock in 2004 or 2003. As of December 31, 2004, we owned 50,000 shares of common stock of InterMune.
Relaxin Agreement
      On July 15, 2003, we assigned our rights to recombinant human relaxin to BAS Medical, Inc. (BAS Medical), a private, development-stage company focused on the development and marketing of novel medical treatments. As part of the transaction, we may receive up to $1.0 million in licensing and milestone fees, plus royalties on future product sales. Upon the execution of the definitive agreement, we received a $100,000 upfront assignment fee that we recognized as license revenue in the third quarter of 2003. We will receive the remaining $900,000 if BAS Medical achieves various milestones. BAS Medical assumed the rights to develop and commercialize relaxin for all indications of use. All of our obligations under existing contracts related to relaxin, including those with Paladin Labs, Inc., and F.H. Faulding & Co. Ltd., were also transferred to BAS Medical as part of this transaction, and as a result, in the third quarter of 2003, we recognized $661,000 in deferred revenue relating to previous relaxin license agreements.

Note 7.	UCB Pharma Agreement
      In March 2004, we entered into an agreement with UCB Pharma, or UCB, a subsidiary of UCB Group, pursuant to which we authorized UCB to promote OLUX and Luxíq to a segment of U.S. primary care physicians, or(PCP’s. In July 2004, UCB acquired Celltech plc, and in connection with the other post-acquisition changes, UCB notified us that it intended to discontinue the co-promotion agreement effective March 31, 2005. UCB will continue to promote OLUX and Luxíq until then. Through the end of the promotion period, UCB’s focus will be on the approximately 10% of PCP’s who are active prescribers of dermatology products, including OLUX and Luxíq. The purpose of the co-promotion agreement is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
ensure appropriate use of OLUX and Luxíq with the current PCP users and to build value for the OLUX and Luxíq brands.
      We record 100% of the revenue from sales generated by promotional efforts of UCB and pay UCB a portion of revenue as a promotion expense, which is included in selling, general and administrative expense. UCB bears the marketing costs for promoting the products (including product samples, marketing materials, etc.). We will not have any financial obligation to UCB on prescriptions generated by PCP’s after March 31, 2005.

Note 8.	Property and Equipment
      Property and equipment consist of the following (in thousands):

	December 31,

	2004	2003

Laboratory and manufacturing equipment	$5,952	$5,073
Leasehold improvements	7,705	2,982
Computer equipment	2,324	2,250
Furniture, fixtures and office equipment	1,333	1,284
Land, building and building improvements	785	736

Total	18,099	12,325
Less accumulated depreciation and amortization	(6,269)	(6,697)

Property and equipment, net	$11,830	$5,628

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $1.4 million, $1.4 million, and $1.3 million, respectively.

Note 9.	Goodwill and Other Intangible Assets
      There was no change in the carrying amount of goodwill for the years ended December 31, 2004 and 2003. The components of our other intangible assets at December 31 are as follows (in thousands):

		December 31, 2004			December 31, 2003

		Gross			Gross
	Useful Life	Carrying	Accumulated		Carrying	Accumulated
	in Years	Amount	Amortization	Net	Amount	Amortization	Net

Acquired product rights	10	$127,652	$(10,638)	$117,014	$—	$—	$—
Existing technology	10	6,810	(2,525)	4,285	6,810	(1,844)	4,966
Patents	10-13	1,661	(572)	1,089	1,590	(350)	1,240

Total		$136,123	$(13,735)	$122,388	$8,400	$(2,194)	$6,206

      Amortization expense for our other intangible assets was $11.5 million, $819,000 and $810,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
      The expected future amortization expense of our other intangible assets is as follows (in thousands):

For the year ending December 31, 2005	$13,598
For the year ending December 31, 2006	13,598
For the year ending December 31, 2007	13,598
For the year ending December 31, 2008	13,598
For the year ending December 31, 2009	13,598
Thereafter	54,398

Total	$122,388

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Note 10.	Convertible Senior Notes
      On May 28, 2003, we issued $90 million of 2.25% convertible senior notes due May 30, 2008 in a private placement exempt from registration under the Securities Act of 1933. The notes are senior, unsecured obligations and rank equal in right of payment with any of our existing and future unsecured and unsubordinated debt. The notes are convertible into our shares of common stock at any time at the option of the note holder at a conversion rate of 46.705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to a conversion price of approximately $21.41 per share of common stock. This conversion price is higher than the price of our common stock on the date the notes were issued. The notes bear interest at a rate of 2.25% per annum, which is payable semi-annually in arrears on May 30 and November 30 of each year, beginning November 30, 2003. As of December 31, 2004, the fair value of these notes was approximately $113.3 million.
      The notes cannot be redeemed before May 30, 2005. On or after May 30, 2005 and before May 30, 2007, we may redeem all or a portion of the notes at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice. We may redeem all or a portion of the notes at any time on or after May 30, 2007 at a redemption price equal to 100.45% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Holders of the notes may require us to repurchase all or a portion of their notes upon a change in control, as defined in the indenture governing the notes, at 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest.
      Offering expenses of $3.7 million related to the issuance of these notes have been included in other assets and are amortized on a straight-line basis to interest expense over the contractual term of the notes. Amortization expense for the years ended December 31, 2004 and 2003 was $737,000 and $430,000, respectively.

Note 11.	Stockholders’ Equity
Equity Issuance
      On February 13, 2004, we completed a private placement of 3.0 million shares of our common stock to accredited institutional investors at a price of $20.25 per share, for net proceeds of approximately $56.9 million.
Warrants
      In July 1999, we issued a warrant to a third party to purchase 15,000 shares of common stock as partial compensation for financial advice pertaining to investor and media relations. The warrant had an exercise price of $6.063 and was exercised in the year ended December 31, 2004.
      In connection with an equity line arrangement, we issued warrants in December 1999 for 25,000 shares at a purchase price of $6.875, and in December 2000 for 25,427 shares at a purchase price of $5.3625, both of which were exercised in the year ended December 31, 2004.
      We have a commitment to a third party to issue a warrant to purchase 30,000 shares of our common stock when and if relaxin is approved for a commercial indication. As of December 31, 2004, the warrant had not been issued. Although we sold the relaxin program to BAS Medical in 2003, the warrant obligation was not transferred. We have not reserved any shares for issuance of common stock pursuant to this commitment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
1995 Director Stock Option Plan
      The Board adopted the 1995 Director Stock Option Plan, or the Directors’ Plan, in December 1995, and amended the Plan in 1999, 2001 and 2003. We have reserved a total of 850,000 shares of common stock for issuance under the Directors’ Plan. The Directors’ Plan provides for the grant of non-statutory stock options to non-employee directors of Connetics.
      The Directors’ Plan provides that each person who first becomes a non-employee director is granted a non-statutory stock option to purchase 30,000 shares of common stock (the First Option) on the date on which he or she first becomes a non-employee director. Thereafter, on the date of each annual meeting of our stockholders, each non-employee director is granted an additional option to purchase 15,000 shares of common stock (a Subsequent Option) if he or she has served on the Board for at least six months as of the annual meeting date.
      Under the Directors’ Plan, the First Option is exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option becomes exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors’ Plan is equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the Directors’ Plan have a term of ten years.
Employee Stock Plans
      We have six plans pursuant to which we have granted stock options to employees, directors, and consultants. In general, all of the plans authorize the grant of stock options vesting at a rate to be set by the Board or the Compensation Committee. Generally, stock options under all of our employee stock plans become exercisable at a rate of 25% per year for a period of four (4) years from date of grant. The plans require that the options be exercisable at a rate no less than 20% per year. The exercise price of stock options under the employee stock plans generally meets the following criteria: exercise price of incentive stock options must be at least 100% of the fair market value on the grant date, exercise price of non-statutory stock options must be at least 85% of the fair market value on the grant date, and exercise price of options granted to 10% (or greater) stockholders must be at least 110% of the fair market value on the grant date. The 2000 Non-Officer Plan, the 2002 Employee Stock Plan and the International Plan do not permit the grant of incentive stock options. Stock options under all of our employee stock plans have a term of ten years from date of grant. Below is a general description of the plans from which we are still granting stock options.
      2000 Stock Plan. Our 2000 Stock Plan (the 2000 Plan) was approved by the Board and our stockholders in 1999. The 2000 Plan became available on January 1, 2000, and was initially funded with 808,512 shares. On the first day of each new calendar year during the term of the 2000 Plan, the number of shares available will be increased (with no further action needed by the Board or the stockholders) by a number of shares equal to the lesser of three percent (3%) of the number of shares of common stock outstanding on the last preceding business day, or an amount determined by the Board. In 2004, the increase in authorized shares was 958,501.
      Non-Officer Stock Option Plans. The 2000 Non-Officer Stock Plan was funded with 500,000 shares. No additional shares will be added to this plan, although shares may be granted if they become available through cancellation. The 2002 Employee Stock Plan was initially funded with 500,000 shares. In 2003, the 2002 Employee Stock Plan was amended to increase the shares available for issuance by 750,000 shares, for a total of 1,250,000 shares, and to permit the issuance of options under the plan to officers of Connetics who are not executive officers within the meaning of Section 16 of the Securities Exchange Act of 1934. Our stockholders approved those amendments in 2003. The options granted under both plans are nonstatutory stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
      International Stock Incentive Plan. In 2001, the Board approved an International Stock Incentive Plan, which provided for the grant of Connetics’ stock options to employees of Connetics or its subsidiaries where the employees are based outside of the United States. The plan was funded with 250,000 shares. The options granted under the plan are nonstatutory stock options.
      Summary of All Option Plans. The following table summarizes information concerning stock options outstanding under all of our stock option plans and certain grants of options outside of our plans. Options canceled under terminated plans are no longer available for grant.

		Outstanding Options

			Weighted
	Shares		Average
	Available for	Number of	Exercise
	Grant	Shares	Price

Balance, December 31, 2001	981,846	4,221,556	$6.10

Additional shares authorized	909,312	—	—
Options granted	(1,400,378)	1,400,378	11.71
Options exercised	—	(469,246)	5.20
Options canceled	248,411	(268,722)	7.60

Balance, December 31, 2002	739,191	4,883,966	7.72

Additional shares authorized	1,937,016	—	—
Options granted	(1,759,888)	1,759,888	14.20
Options exercised	—	(554,274)	5.69
Options canceled	102,260	(103,323)	9.97

Balance, December 31, 2003	1,018,579	5,986,257	9.77

Additional shares authorized	958,501	—	—
Options granted	(1,777,968)	1,777,968	19.98
Options exercised	—	(753,346)	6.83
Options canceled	172,970	(172,970)	14.01

Balance, December 31, 2004	372,082	6,837,909	$12.64

      The following table summarizes information concerning outstanding and exercisable options at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range		Remaining	Average		Average
of	Number of	Life (in	Exercise	Number of	Exercise
Exercise Prices	Shares	years)	Price	Shares	Price

$ 0.44 — $ 5.84	880,350	5.4	$4.40	866,412	$4.40
$ 5.85 — $11.67	1,693,297	5.0	$8.29	1,543,329	$8.21
$11.68 — $17.51	2,312,224	7.7	$12.94	1,236,021	$12.66
$17.52 — $23.34	1,691,788	9.0	$18.71	153,636	$18.38
$23.35 — $29.18	260,250	9.8	$26.74	—	—

$ 0.44 — $29.18	6,837,909	7.1	$12.64	3,799,398	$9.20

      1995 Employee Stock Purchase Plan. The Board adopted the 1995 Employee Stock Purchase Plan (the Purchase Plan) in December 1995, and amended the Purchase Plan in February and November 2000 and December 2002. We have reserved 1,593,683 shares of common stock for issuance under the Purchase Plan. The Purchase Plan has an evergreen feature pursuant to which, on November 30 of each year, the number of shares available is increased automatically by a number of shares equal to the lesser of one half of one percent (0.5%) of the number of shares of common stock outstanding on that date, or an amount

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
determined by the Board of Directors. The Compensation Committee of the Board administers the Purchase Plan. Employees (including officers and employee directors) of Connetics are eligible to participate if they are employed for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning or end of the offering period. We issued 131,742 shares under the Purchase Plan in 2004.
Common Shares Reserved for Future Issuance
      We have reserved shares of common stock for issuance as follows:

	December 31,

	2004	2003

1994 Stock Plan	721,042	980,617
1995 Employee Stock Purchase Plan	423,251	216,320
1995 Directors Stock Option Plan	757,800	815,000
1998 Supplemental Stock Plan	39,883	52,383
2000 Stock Plan	3,994,623	3,285,396
2000 Non-Officer Stock Plan	293,856	367,612
International Stock Incentive Plan	229,010	246,155
2002 Employee Stock Plan	1,144,281	1,228,177
Non-plan stock options	29,496	29,496
Common stock warrants	—	59,177
Convertible senior notes	4,203,450	4,203,450

Total	11,836,692	11,483,783

Stockholder Rights Plan
      We adopted a stockholder rights plan (the Rights Plan) in May 1997, as amended and restated in November 2001. The Rights Plan entitles existing stockholders to purchase from Connetics one preferred share purchase right, or Right, for each share of common stock they own. If the Rights become exercisable, each Right entitles the holder to buy one one-thousandth of a share of Series B Participating Preferred stock for $80.00. The Rights attach to and trade only together with our common stock and do not have voting rights. Rights Certificates will be issued and the Rights will become exercisable on the “Distribution Date,” which is defined as the earlier of the tenth business day (or such later date as may be determined by our Board of Directors) after a person or group of affiliated or associated persons (“Acquiring Person”) (a) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common shares then outstanding or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our then outstanding common shares. Unless the Rights are earlier redeemed, if an Acquiring Person obtains 15% or more of our then outstanding common shares, then any Rights held by the Acquiring Person are void, and each other holder of a Right which has not been exercised will have the right to receive, upon exercise, common shares having a value equal to two times the purchase price. The Rights are redeemable for $0.001 per Right at the direction of our Board. The purchase price payable, the number of Rights, and the number of Series B Participating Preferred Stock or common shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by Connetics as set forth in the Rights Plan. At December 31, 2004, a total of 90,000 shares were designated as Series B Participating Preferred Stock and no shares were issued and outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Note 12.	Income Taxes
      The provision for income taxes consists of the following (in thousands):

	Years Ended December 31,

	2004	2003	2002

Current
Foreign	$150	$1,017	$467
Federal	1,171	330	(211)
State	426	—	(75)

Total Current	1,747	1,347	181

Deferred
Foreign	(254)	(180)	—
Federal	—	—	—
State	—	—	—

Total Deferred	(254)	(180)	—

Total	$1,493	$1,167	$181

      The provision for income taxes differs from the federal statutory rate as follows (in thousands):

	Years Ended December 31,

	2004	2003	2002

Provision (benefit) at U.S. federal statutory rate	$7,108	$(960)	$(5,600)
Unbenefited losses (utilization of net operating losses)	(14,066)	450	4,900
Timing differences not currently benefited	6,814	—	—
State taxes, net of federal benefit	281	—	(75)
Non-deductible stock based compensation	6	10	100
Non-deductible amortization	274	270	300
Alternative minimum tax	827	—	(542)
Foreign taxes	(104)	837	467
US withholding tax	334	330	331
Other	19	230	300

Total	$1,493	$1,167	$181

      Pretax income from foreign operations was approximately $600,000, $4.0 million, and $2.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets for federal, state and foreign income taxes as of December 31 are approximately as follows (in thousands):

	December 31,

	2004	2003

Deferred tax assets:
Net operating loss carryforwards	$24,200	$38,200
Research and other tax credits	6,400	5,200
Capitalized research expenses	4,000	5,200
Capitalized license and acquired technology	4,700	2,100
Accruals and reserves	8,800	2,600
Foreign currency translation	700	485
Other	800	1,100

Total deferred tax assets	49,600	54,885
Valuation allowance	(46,800)	(53,600)

Net deferred tax assets	2,800	1,285

Deferred tax liabilities:
Prepaid expenses	(400)	(200)
Soriatane property acquisition	(1,100)	—
Unrealized gain on marketable securities	(100)	(300)

Net deferred tax liabilities	(1,600)	(500)

Total net deferred tax assets	$1,200	$785

      The net U.S. deferred tax assets have been fully offset by a valuation allowance. The valuation allowance decreased by $6.8 million during the year ended December 31, 2004, decreased by $0.8 million during the year ended December 31, 2003 and increased by $13.6 million during the year ended December 31, 2002. Due to a history of earnings in Australia, the foreign deferred tax assets of $1.2 million have not been offset with a valuation allowance.
      As of December 31, 2004, we had federal net operating loss carryforwards of approximately $71.3 million. We also had federal and California research and other tax credit carryforwards of approximately $6.4 million. The federal net operating loss and credit carryforwards will expire in the years 2008 through 2024 if not utilized. State tax credit carryforwards may be carried forward indefinitely.
      The annual utilization of the federal and state net operating loss and tax credit carryforwards is limited for tax purposes under the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before we are able to utilize them.
      Tax benefits associated with employee stock options provide a deferred benefit of approximately $7.4 million, which has been offset by the valuation allowance. The deferred tax benefit associated with the employee stock options will be credited to additional paid-in capital when realized.

Note 13.	Commitments
      We lease two facilities under non-cancelable operating leases, the last of which expires in April 2005. One of the operating leases required an irrevocable standby letter of credit that was secured by a certificate of deposit with our bank. The amount of the letter of credit included an automatic annual reduction feature and expired on January 1, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
      In June 2004, we signed a series of non-cancelable facility lease agreements with Incyte Corporation and The Board of Trustees of the Leland Stanford Junior University, or Stanford, in Palo Alto, California. The leases collectively expire in ten years and the lease with Stanford includes two three-year optional renewal periods. We moved into the new facility in February 2005. In accordance with the new facility lease agreement, we entered into a $2.0 million letter of credit arrangement, which is secured by certificates of deposit. The certificates of deposit are classified as restricted cash, non-current, at December 31, 2004.
      We also lease automobiles under two operating leases in which we guarantee certain residual values for the vehicles. In accordance with the automobile lease agreements, in 2004 we entered into two letters of credit arrangements, which are secured by certificates of deposit, totaling $300,000. The certificates of deposit are classified as restricted cash, non-current, at December 31, 2004. We also lease office equipment under various operating leases that expire in 2009.
      In March 2002 we entered into a manufacturing and supply agreement with DPT that requires minimum purchase commitments, beginning in August 2003 and continuing for 10 years. Additionally in 2002 we entered into a license agreement that requires minimum royalty payments beginning in 2005 and continuing for 15 years, unless the agreement is terminated earlier at the discretion of either party. In 2003, we entered into a five-year service agreement for prescription information that requires minimum fees.
      The future minimum rental payments under non-cancelable operating leases and contractual commitments as of December 31, 2004 are as follows (in thousands):

Years Ending		Contractual
December 31:	Operating Leases	Commitments	Total

2005	$4,965	$1,875	$6,840
2006	2,788	2,172	4,960
2007	2,476	2,172	4,648
2008	1,402	850	2,252
2009	1,383	850	2,233
Thereafter	8,175	2,225	10,400

	$21,189	$10,144	$31,333

      We recognize facilities rent expense on a straight-line basis over the term of each lease. Facilities rent expense under operating leases was approximately $1.7 million (net of sublease income of $376,000), $1.4 million (net of sublease income of $490,000) and $1.5 million (net of sublease income of $742,000) for the years ended December 31, 2004, 2003 and 2002, respectively. The operating lease obligations set forth above for 2005 are shown net of $94,000 to be received as a result of a subleasing arrangement with a third party that expires on March 31, 2005.
      Pursuant to our manufacturing and supply agreements with our three suppliers, AccraPac, DPT and Roche, we may incur significant penalties related to cancellation of purchase orders, including paying an amount equal to the entire cancelled purchase order. We had approximately $9.6 million in outstanding open purchase orders to our suppliers at December 31, 2004 that are not included in the table above.

Note 14.	Guarantees and Indemnifications
      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (FIN No. 45). FIN No. 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
      We enter into indemnification provisions under our agreements with other companies in the ordinary course of our business, typically with business partners, contractors, clinical sites, insurers, and customers. Under these provisions we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities. These indemnification provisions generally survive termination of the underlying agreement. In some cases, the maximum potential amount of future payments Connetics could be required to make under these indemnification provisions is unlimited. The estimated fair value of the indemnity obligations of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2004. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification arrangements.

Note 15.	Retirement Savings Plan
      We have a retirement savings plan, commonly known as a 401(k) plan that allows all full-time employees to contribute from 1% to 60% of their pretax salary, subject to IRS limits. Before 2003, the company match of employee contributions was discretionary, and the Board authorized the match based on a “pool” calculated using a formula tied to Connetics’ annual product sales and the employee’s actual contribution. Beginning in 2003, we match all employees’ contributions in an amount equal to 25% of each participant’s deferral contributions made during the year. Before 2003 the company contribution vested in relation to each employee’s tenure with Connetics (40% after the second year and 100% vested after five years with Connetics). In 2003 we changed the vesting schedule for company contributions to 100% vesting at the time the contributions are made. Our contributions to the 401(k) plan were $387,000, $308,000 and $238,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 16.	Related Party Transactions
      In February 2000, the Board authorized a loan to our Chief Executive Officer in the amount of $250,000, at an interest rate equal to 6.2%. The loan is to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan on which our Chief Executive Officer is still employed by Connetics. As of December 31, 2004 and 2003, the outstanding balance of this loan, including accrued interest, was $53,000 and $105,000, respectively.

Note 17.	Quarterly Financial Data (unaudited)
      The following tables summarize the quarterly results of operations for the years ended December 31, 2004 and 2003 (in thousands, except per share amounts):

	2004 Quarters

	First(1)	Second(2)	Third(3)	Fourth

Total revenues	$24,982	$38,253	$37,344	$43,776
Cost of product revenues	1,568	3,578	3,067	4,443
Operating expenses	21,006	25,963	30,065	32,682
Operating income	2,408	8,712	4,212	6,651
Net income	1,873	7,457	3,695	5,990
Basic net income per share	0.06	0.21	0.10	0.17
Diluted net income per share	0.05	0.19	0.10	0.16
Shares used to calculate basic net income per share	33,587	35,242	35,510	35,695
Shares used to calculate fully diluted net income per share	35,887	41,627	38,064	38,172

(1)	In the first quarter of 2004, we received a one-time royalty payment in the amount of $1.2 million in connection with the S.C. Johnson license agreement, which we also reached agreement to terminate in the first quarter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

(2)	In early March of 2004, we acquired exclusive U.S. rights to Soriatane. Sales of Soriatane accounted for most of the increase in sales over the first quarter. Operating expenses increased in the second quarter compared to the first, primarily related to the Soriatane acquisition and in support of the increased Soriatane sales, including a $2.1 million increase in amortization of intangible assets resulting from the acquisition and $2.4 million for selling, general, and administrative expenses.

(3)	In the third quarter of 2004, operating expenses included a $3.5 million milestone payment due under our license agreement for Velac upon our filing an NDA with the FDA.

	2003 Quarters

	First	Second(1)	Third(2)(3)	Fourth

Total revenues	$15,311	$19,970	$19,712	$20,338
Cost of product revenues	1,072	1,185	1,388	1,484
Operating expenses	19,721	19,411	16,374	17,203
Operating income (loss)	(5,482)	(626)	1,950	1,651
Net income (loss)	(5,381)	(1,856)	1,616	1,521
Basic net income (loss) per share	(0.17)	(0.06)	0.05	0.05
Diluted net income (loss) per share	(0.17)	(0.06)	0.05	0.05
Shares used to calculate basic net income (loss) per share	31,286	31,519	31,648	31,781
Shares used to calculate fully diluted net income (loss) per share	31,286	31,519	33,607	33,759

(1)	In the second quarter of 2003, we received a one-time royalty payment from S.C. Johnson in the amount of $2.9 million in connection with the S.C. Johnson license agreement.

(2)	In the third quarter of 2003, we recognized $761,000 of relaxin related revenue associated with the execution of the agreement with BAS Medical in July 2003. Of the relaxin related revenue $661,000 represented previously deferred revenue associated with relaxin license agreements with other parties that was fully recognized upon the execution of the BAS Medical agreement.

(3)	Operating expenses decreased in the third quarter of 2003 when compared to the second quarter of 2003 mainly due to decreased clinical trial activity of $712,000, decreased manufacturing expenses of $977,000 primarily related to a one-time reversal of a previously recorded liability of $576,000 for clinical trial materials, as well as the timing of various process and product development activities, a $416,000 decrease in QA/ QC expenses due to the timing of stability and release testing, and a $605,000 decrease in product samples and sales promotion expenses related to the timing of the programs.

FINANCIAL STATEMENT SCHEDULE
      The following additional consolidated financial statement schedule should be considered in conjunction with our Consolidated Financial Statements for the year ended December 31, 2004. All other schedules have been omitted because the required information is either not applicable, not sufficiently material to require submission of the schedule, or is included in the consolidated financial statements or the notes to the consolidated financial statements.
Schedule II — Valuation and Qualifying Accounts

		Additions
	Balance at	Charged to
Allowance for Doubtful Accounts, Discounts,	Start of	Expense/Revenue		Balance at
Returns, Rebates and Chargebacks	Period	Net of Reversals	Utilizations	End of Period

Year ended December 31
2004	$5,032,977	$29,793,533	$(16,570,595)	$18,255,915
2003	$2,041,507	$10,909,819	$(7,918,349)	$5,032,977
2002	$975,318	$5,353,368	$(4,287,179)	$2,041,507

This Page Intentionally Left Blank

CONNETICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$14,562	$18,261
Marketable securities	237,649	54,122
Restricted cash — current	1,000	1,000
Accounts receivable, net of allowances	15,914	21,206
Inventory, net	7,440	5,020
Prepaid expenses	8,879	7,561
Other current assets	2,168	1,963

Total current assets	287,612	109,133
Property and equipment, net	14,045	11,830
Restricted cash — long term	3,059	2,963
Debt issuance costs, deposits and other assets	11,462	3,707
Goodwill and other intangible assets, net	121,860	128,659

Total assets	$438,038	$256,292

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,120	$14,531
Assumed liabilities related to acquisition of product rights	2,298	2,710
Accrued payroll and related expenses	4,876	5,746
Product rebate and coupon accruals	15,315	10,564
Accrued clinical trial costs	1,683	751
Other accrued liabilities	7,162	3,650

Total current liabilities	46,454	37,952
Convertible senior notes	290,000	90,000
Other non-current liabilities	471	420
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	35	36
Additional paid-in capital	207,567	237,666
Deferred stock compensation	(4)	(13)
Accumulated deficit	(107,630)	(111,173)
Accumulated other comprehensive income	1,145	1,404

Total stockholders’ equity	101,113	127,920

Total liabilities and stockholders’ equity	$438,038	$256,292

See accompanying notes to condensed consolidated financial statements.

CONNETICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30,

	2005	2004

Revenues:
Product	$87,429	$61,565
Royalty and contract	311	1,670

Total revenues	87,740	63,235

Operating costs and expenses:
Cost of product revenues	8,748	5,146
Amortization of intangible assets	6,799	4,672
Research and development	14,855	9,537
Selling, general and administrative	53,165	32,760

Total operating costs and expenses	83,567	52,115

Income from operations	4,173	11,120
Interest income	2,322	500
Interest expense	2,631	(1,381)
Other income (expense), net	(63)	(19)

Income before income taxes	3,801	10,220
Income tax provision	258	890

Net income	$3,543	$9,330

Net income per share:
Basic	$0.10	$0.27

Diluted	$0.09	$0.25

Shares used to calculate net income per share:
Basic	35,259	34,439

Diluted	37,785	36,722

See accompanying notes to condensed consolidated financial statements.

CONNETICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,

	2005	2004

Cash flows from operating activities:
Net income	$3,543	$9,330
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	772	744
Amortization of intangible assets	6,799	4,672
Amortization of convertible senior notes offering costs	550	368
Allowance for discounts, returns and chargebacks	4,121	2,804
Stock compensation expense	9	9
Changes in assets and liabilities:
Accounts receivable	1,174	(6,589)
Prepaids and other assets	(3,819)	(1,485)
Inventory	(2,375)	(3,290)
Accounts payable	984	7,944
Product rebates and coupon accruals	4,751	4,301
Accrued and other current liabilities	3,200	920
Other non-current liabilities	51	—

Net cash provided by operating activities	19,760	19,728

Cash flows from investing activities:
Purchases of marketable securities	(238,682)	(22,578)
Sales and maturities of marketable securities	54,981	85,809
Purchases of property and equipment	(3,088)	(1,492)
Acquisition of patent and product rights	—	(123,529)

Net cash used in investing activities	(186,789)	(61,790)

Cash flows from financing activities:
Transfer to restricted cash	(96)	(2,696)
Proceeds from issuance of convertible senior notes, net of issuance costs	193,625	—
Proceeds from issuance of common stock, net of issuance costs	—	56,901
Repurchase of common stock	(35,000)	—
Proceeds from exercise of stock options and employee stock purchase plan, net of repurchases of unvested shares	4,860	3,021

Net cash provided by financing activities	163,389	57,226

Effect of foreign currency exchange rate changes on cash and cash equivalents	(59)	(172)

Net change in cash and cash equivalents	(3,699)	14,992
Cash and cash equivalents at beginning of period	18,261	17,946

Cash and cash equivalents at end of period	$14,562	$32,938

See accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)

1.	Basis of Presentation and Policies
      We prepared the accompanying unaudited condensed consolidated financial statements of Connetics Corporation, or Connetics, in accordance with accounting principles generally accepted in the United States for interim financial information and in compliance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. We believe that we have included all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation.
      Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For a better understanding of Connetics and its financial statements, we recommend reading these unaudited condensed consolidated financial statements and notes in conjunction with the audited consolidated financial statements and notes to those financial statements for the year ended December 31, 2004, which are included in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or SEC.
Principles of Consolidation
      The accompanying condensed consolidated financial statements include the accounts of Connetics and its subsidiaries, Connetics Holdings Pty Ltd., and Connetics Australia Pty Ltd. We eliminated all intercompany accounts and transactions in consolidation. We reclassified certain prior period amounts and balances to conform to the current year presentation. On the condensed consolidated balance sheets as of June 30, 2005, raw material inventory balances that were previously included in prepaid expenses, other current assets, and other assets as of December 31, 2004 and prior periods have been reclassified to inventory; these reclassifications are reflected on the condensed consolidated statements of cash flows for the six months ended June 30, 2005 and 2004. Managed care and Medicaid rebates, or product rebates, and coupon reserves were reclassified from an accounts receivable allowance to product rebates and coupon accruals.
Use of Estimates
      To prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates based upon future events.
      We evaluate our estimates on an on-going basis. In particular, we regularly evaluate estimates related to recoverability of accounts receivable and inventory, revenue reserves, assumed liabilities related to acquired product rights and accrued liabilities for clinical trial activities and indirect promotional expense. We base our estimates on historical experience and on various other specific assumptions that we believe to be reasonable under the circumstances. Those estimates and assumptions form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Revenue Recognition
      Product Revenues. We recognize revenue from product sales when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable. We recognize product revenues net of revenue reserves, which consist of allowances for discounts, returns, rebates, and chargebacks. Management establishes revenue reserves using its best estimate at the time of sale based on historical experience adjusted to

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)
reflect known changes in the factors that impact such reserves. We accept from customers the return of products that are within six months before their expiration date. We also authorize returns for damaged products and exchanges for expired products in accordance with our return goods policy and procedures. We establish reserves for all such returns at the time of sale. We include product shipping and handling costs in the cost of product revenues. In connection with distribution service agreements, we recognize revenue net of fees paid to the wholesalers for certain product distribution, inventory management, information, return goods processing, and administrative services. Discounts, allowance for bad debt and chargebacks are shown as a reduction to accounts receivable, and product rebates and coupon reserves are shown as an addition to accrued expenses since these amounts are due to a party other than the direct customer.
      During the six months ended June 30, 2005, we experienced unexpected product returns related to expiring and expired products at our wholesaler customers of OLUX® that were significantly above historical levels. Based on our analysis, we recorded a charge to product revenues of $2.3 million in the six months ended June 30, 2005 for expired and estimated expiring products at our customers associated with product sales recorded in prior periods. Our analysis considered information contained in the reporting provided to us by wholesaler customers under the distribution service agreements; that type of information was not available to us before the second quarter of 2005. This charge resulted in a decrease in product revenues for the six months ended June 30, 2005.
      Royalty Revenue. We collect royalties from our third-party licensees based on their sales. We recognize royalties either in the quarter in which we receive the royalty payment from the licensee or in the quarter in which we can reasonably estimate the royalty, which is typically one quarter following the related sale by the licensee.
      Contract Revenue. We record contract revenue for research and development, or R&D, and milestone payments as earned based on the performance requirements of the contract. We recognize non-refundable contract fees for which no further performance obligations exist, and for which Connetics has no continuing involvement, on the date we receive the payments or the date when collection is assured, whichever is earlier.
      If, at the time an agreement is executed, there remains significant risk due to the incomplete state of the product’s development, we recognize revenue from non-refundable upfront license fees ratably over the period in which we have continuing development obligations. We recognize revenue associated with substantial “at risk” performance milestones, as defined in the respective agreements, based upon the achievement of the milestones. When we receive advance payments in excess of amounts earned, we classify them as deferred revenue until they are earned.
Inventory
      Inventory consists of raw materials and finished goods primarily related to currently marketed products. In addition, inventory may include similar costs for product candidates awaiting regulatory approval, which are capitalized based on management’s judgment of probable near term commercialization or alternative future uses. We state inventory at the lower of cost (determined on a first-in first-out method) or market. If inventory costs exceed expected market value due to obsolescence or lack of demand, we record reserves in an amount equal to the difference between the cost and the market value. These reserves are based on significant estimates and assumptions by management.
Stock-Based Compensation
      We use the intrinsic-value method of accounting for stock-based awards granted to employees, as allowed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,”

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)
or APB 25, and related interpretations. Accordingly, we do not recognize any compensation in our financial statements in connection with stock options granted to employees when those options have exercise prices equal to or greater than fair market value of our common stock on the date of grant. We also do not record any compensation expense in connection with our Employee Stock Purchase Plan as long as the purchase price is not less than 85% of the fair market value at the beginning or end of each offering period, whichever is lower.
      For options granted to non-employees, we have determined compensation expense in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, as amended, and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” By those criteria, we quantify compensation expense as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.
      Although SFAS 123 allows us to continue to follow the APB 25 guidelines, we are required to disclose pro forma net income (loss) and basic and diluted income (loss) per share as if we had applied the fair value based method to all awards. Because the estimated value is determined as of the date of grant, the actual value that the employee ultimately realizes may be significantly different.

	Six Months Ended
	June 30,

(In thousands except per share amounts):	2005	2004

Net income, as reported	$3,543	$9,330
Add: Stock-based employee compensation expense, net of related tax effects	9	8
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(9,651)	(5,301)

Pro forma net income (loss)	$(6,101)	$4,037

Net income (loss) per share:
Basic net income — as reported	$0.10	$0.27
Diluted net income — as reported	$0.09	$0.25
Basic net income (loss) — pro forma	$(0.17)	$0.12
Diluted net income (loss) — pro forma	$(0.16)	$0.11

      For purposes of this analysis, we estimate the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model. We used the following weighted average assumptions in the model:

	Stock Option
	Plans Six
	Months Ended
	June 30,

	2005	2004

Expected stock volatility	47.1%	56.6%
Risk-free interest rate	3.6%	2.8%
Expected life (in years)	4.0	3.4
Expected dividend yield	0.0%	0.0%

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)

	Stock Purchase
	Plan Six
	Months Ended
	June 30,

	2005	2004

Expected stock volatility	50.2%	51.6%
Risk-free interest rate	1.7%	3.8%
Expected life (in years)	1.4	1.6
Expected dividend yield	0.0%	0.0%

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. This model also requires us to make highly subjective assumptions, including the expected volatility of our stock. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we do not believe that the existing models necessarily provide a reliable single measure of the fair value of our options. The weighted average fair value of the options granted, determined using the Black-Scholes model, was $9.80 for the six months ended June 30, 2005 and $8.05 for the six months ended June 30, 2004.
      The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on reported results of future periods.

Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R, which requires companies to measure and recognize compensation expense for all stock-based awards at fair value. Stock-based awards include grants of employee stock options. SFAS 123R replaces SFAS 123 and supersedes APB 25, which are discussed above. SFAS 123R requires companies to recognize all stock-based awards to employees and to reflect those awards in the financial statements based on the fair values of the awards. In April 2005, the SEC modified the effective date for SFAS 123R, resulting in the pronouncement being effective for all annual periods beginning after June 15, 2005. We are required to adopt SFAS 123R in our fiscal year beginning January 1, 2006, after which the pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based awards, the amortization method for compensation cost, and the transition method to be used at date of adoption. The transition methods permit companies to adopt the model retroactively or prospectively. The prospective method would require that we record compensation expense for all unvested stock options and restricted stock at the beginning of the year we adopt SFAS 123R. Under the retroactive method, we would be permitted to restate prior periods either as of the beginning of the year of adoption or for all periods presented, and we would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS 123R and we expect that the adoption of SFAS 123R will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined which transition method we will use, the effect of adopting SFAS 123R, or whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.
      On September 30, 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” concluding that contingently convertible debt instruments should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. This

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)
consensus is effective for reporting periods ending after December 15, 2004, and requires companies to restate prior period earnings per share amounts presented for comparative purposes utilizing a transition method. As of December 31, 2004, we had no outstanding contingently convertible debt. In March 2005, we issued contingently convertible debt and adopted the consensus. Our adoption of EITF No. 04-8 had no impact on diluted earnings per share for the six months ended June 30, 2005 or for prior years.

2.	Net Income Per Share
      To compute basic net income per share we divide net income by the weighted average number of common shares outstanding during the period. To compute diluted net income per share, we divide net income by the weighted average of all potential shares of common stock outstanding during the period. For the three months ended June 30, 2004, we included all dilutive stock options, warrants, and convertible debt in the calculation of diluted net income per share. As part of the dilutive calculation we excluded interest expense related to the convertible debt, net of tax effect from net income, to arrive at net income for the three months ended June 30, 2004. For the three and six months ended June 30, 2005 and the six months ended June 30, 2004 the effect of the convertible debt was not included in the calculation of diluted net income per share as it was anti-dilutive.
      The calculation of basic and diluted net income per share is as follows (in thousands except share amounts):

	Six Months Ended
	June 30,

	2005	2004

Net income, as reported	$3,543	$9,330
Add back: interest expense, net of tax effect	—	—

Diluted income	$3,543	$9,330

Basic weighted-average shares outstanding	35,259	34,439
Effect of:
Dilutive stock options	2,526	2,247
Dilutive warrants	—	36
Convertible debt	—	—

Diluted weighted-average shares outstanding	37,785	36,722

Net income per share:
Basic	$0.10	$0.27

Diluted	$0.09	$0.25

      In calculating diluted net income per share, we excluded the following weighted-average options and convertible debt, as their effect would be anti-dilutive (in thousands):

	Six Months
	Ended June 30,

	2005	2004

Common stock equivalents:
Options	1,247	42
Convertible debt	4,203	4,203

Total	5,450	4,245

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)
      In 2005 and subsequent years, our dilutive securities may include incremental shares issuable upon conversion of all or part of the $200 million in 2.00% convertible senior notes. Since the $200 million principal amount can only be redeemed for cash, it has no impact on the diluted earnings per share calculation. The conversion feature of these notes is triggered when our common stock reaches a certain market price and, if triggered, may require us to pay a stock premium in addition to redeeming the accreted principal amount for cash. In accordance with the consensus from EITF No. 04-8, we will include the dilutive effect of the notes in our calculation of net income per diluted share when the impact is dilutive. As of June 30, 2005, the conversion feature of these notes did not have a dilutive effect because the weighted average market price of our common stock did not exceed the initial conversion price of $35.46 to trigger any shares to be issuable upon conversion. Therefore, the notes had no effect on our dilutive securities or our net income per diluted share for the period ended June 30, 2005.

3.	Comprehensive Income
      The components of comprehensive income are as follows (in thousands):

	Six Months
	Ended June 30,

	2005	2004

Net income	$3,543	$9,330
Foreign currency translation adjustment	(174)	(362)
Change in unrealized gain on securities, net of reclassification adjustments for realized gain (loss)	(83)	(431)

Comprehensive income	$3,286	$8,537

      Accumulated other comprehensive income recorded in stockholders’ equity included $103,000 of net unrealized gains on investments and $1.0 million of foreign currency translation adjustments as of June 30, 2005, and, as of December 31, 2004, included $276,000 of unrealized gains on investments and $1.1 million of foreign currency translation adjustments.

4.	Convertible Senior Notes and Stock Repurchase
      On March 23, 2005, we issued $150 million of 2.00% convertible senior notes due March 30, 2015 to qualified institutional buyers in a private placement exempt from registration pursuant to Rule 144A of the Securities Act of 1933, as amended. The initial purchasers exercised in full an option to purchase up to an additional $50 million principal amount of notes with the same terms, and the sale was completed on March 30, 2005. The notes were sold at par and we received net cash proceeds of $159 million after expenses of $6.8 million and net of $35.0 million used to repurchase our common stock. We repurchased 1,332,300 shares of common stock at an average price of $26.27 per share.
      The notes are senior, unsecured obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt. The notes are convertible into cash or, under certain circumstances, cash and shares of our common stock. The initial conversion rate of the notes is 28.1972 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $35.46 per share. This conversion price is higher than the prices of our common stock on the dates the notes were issued. The notes bear interest at a rate of 2.00% per annum for the initial five year period, which is payable in arrears on March 30 and September 30 of each year until March 30, 2010. The first interest payment will be made on September 30, 2005. For the remaining five-year period commencing on March 30, 2010, we will pay contingent interest for six-month periods if the average trading price of a note is above a specified level for a specified period prior to the six-month period. In addition, beginning on March 30, 2010, the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)
original principal amount shall be increased at a rate that provides holders with an aggregate annual yield to maturity of 2.00%.
      The holders may convert the notes under the following circumstances: (1) on or before March 30, 2009, if the closing sale price of our common stock is above a specified level, (2) at any time after March 30, 2009, or (3) if a specified fundamental change occurs, such as a merger or acquisition of the company. On or after March 30, 2010, holders of the notes may require us to repurchase all or a portion of their notes at 100% of the principal amount of the notes plus accrued and unpaid interest. On or after April 4, 2010, at our option, we may redeem all or a portion of the notes at a redemption price equal to the accreted principal amount of the notes to be redeemed plus accrued and unpaid interest. If we undergo a specified fundamental change, holders will have the right, at their option, except in certain defined circumstances, to require us to purchase for cash all or any portion of their notes at a price equal to the accreted principal amount plus accrued and unpaid interest. If a holder elects to convert its notes in connection with the occurrence of a specified fundamental change, the holder will be entitled to receive additional shares of common stock upon conversion in certain circumstances.
      At March 31, 2005, we did not have a sufficient number of shares of common stock to issue to holders upon conversion of the notes. Pursuant to the exchange arrangement, if we did not have enough common stock at the time of conversion, we would be permitted to issue shares of our newly created Series C Preferred Stock in lieu of common stock. The Series C Preferred Stock was convertible into shares of common stock at a rate of 1,000 shares of common stock for every 1.1 shares of Series C Preferred Stock. At our annual meeting held on April 22, 2005, our stockholders approved an increase of our authorized shares of common stock from 50 million to 100 million shares. As a result, we have a sufficient number of shares of common stock to issue to holders upon conversion, and accordingly, we eliminated the Series C Preferred Stock.
      Offering expenses of $6.8 million related to the issuance of these notes are included in debt issuance costs, deposits, and other assets as of June 30, 2005. We are amortizing those expenses on a straight-line basis over the ten year contractual term of the notes.

5.	Inventory
The components of inventory are as follows (in thousands):

	June 30,	December 31,
	2005	2004

Raw materials	$2,107	$677
Finished goods, net of allowance	5,333	4,343

Total inventory	$7,440	$5,020

      As of June 30, 2005, inventory included $636,000 in raw materials for Velac®, a product candidate for which we are seeking approval by the FDA for commercial use.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)

6.	Goodwill and Purchased Intangible Assets
      There were no changes in the carrying amount of goodwill during the six months ended June 30, 2005. The components of our other intangible assets at June 30, 2005 are as follows (in thousands):

		June 30, 2005			December 31, 2004

	Useful Life	Gross Carrying	Accumulated		Gross Carrying	Accumulated
	in Years	Amount	Amortization	Net	Amount	Amortization	Net

Acquired product rights	10	$127,652	$(17,021)	$110,632	$127,652	$(10,638)	$117,014
Existing technology	10	6,810	(2,866)	3,944	6,810	(2,525)	4,285
Patents	10 to 13	1,661	(648)	1,013	1,661	(572)	1,089

Total		$136,123	$(20,535)	$115,589	$136,123	$(13,735)	$122,388

      Amortization expenses for our other intangible assets were $3.4 million for the three months ended June 30, 2005 and $6.8 million for the six months ended June 30, 2005. For the same reporting periods in 2004, amortization expenses were $3.4 million and $4.7 million, respectively.
      The expected future amortization expense of our other purchased intangible assets is as follows (in thousands):

Amortization

Remaining six months in 2005	$6,799
For the year ending December 31, 2006	13,598
For the year ending December 31, 2007	13,598
For the year ending December 31, 2008	13,598
For the year ending December 31, 2009	13,598
For the year ending December 31, 2010	13,598
Thereafter	40,800

Total	$115,589

7.	Guaranties and Indemnifications
      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” or FIN No. 45. FIN No. 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee. FIN No. 45 also requires the guarantor to make additional disclosures about the obligations associated with its guarantees in its interim and annual financial statements.
      We enter into indemnification provisions under our agreements with other companies in the ordinary course of our business, typically with business partners, contractors, clinical sites, insurers and customers. Under these provisions we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities. These indemnification provisions generally survive termination of the underlying agreement. In some cases, the maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. The estimated fair value of the indemnity obligations of these agreements is insignificant. Accordingly, we have not recorded liabilities for these agreements as of June 30, 2005. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions.

8.	Co-Promotion Agreements
      In March 2004, we entered into an agreement with UCB Pharma Inc., or UCB, a subsidiary of UCB Group Inc., pursuant to which we authorized UCB to promote OLUX® and Luxíq® to a segment of

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)
U.S. primary care physicians, or PCP’s. In July 2004, UCB acquired Celltech plc, and in connection with other post-acquisition changes, UCB notified us that it intended to discontinue the co-promotion agreement effective March 31, 2005. UCB continued to promote OLUX and Luxíq until that date. We recorded 100% of the revenue from sales generated by promotional efforts of UCB and paid UCB a portion of revenue as a promotional expense, which is included in selling, general and administrative expense. UCB bore the marketing costs for promoting the products (including product samples, marketing materials, etc.). We do not have any financial obligation to UCB on prescriptions generated by PCP’s after March 31, 2005.
      In April 2005, we entered into an agreement with Ventiv Pharma Services, LLC, or VPS, a subsidiary of Ventiv Health, Inc., under which VPS provides sales support for certain of our products to primary care physicians and pediatricians. Product sales activities under this agreement commenced in mid-April 2005. VPS promotes OLUX, Luxíq and Evoclintm. We record 100% of the revenue from product sales generated by promotional efforts of VPS, pay VPS a fee for the personnel providing the promotional efforts, which are included in selling, general and administrative expense, and bear the marketing costs for promoting the products, including product samples and marketing materials.

9.	Commitments
      Our commitments, including those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Report on Form 10-Q for the six months ended June 30, 2005, consist primarily of operating lease agreements for our facilities as of June 30, 2005, minimum purchase commitments under one of our contract manufacturing agreements, minimum royalty commitments under one of our license agreements, and noncancellable purchase orders as of December 31, 2004.
      In March 2005, we received landlord approval for a sublease signed in August 2004 for approximately 19,500 square feet of office space in Palo Alto, California. Payments under the sublease will commence on January 1, 2006.

SUBJECT TO COMPLETION,
DATED AUGUST 26, 2005
PROSPECTUS
CONNETICS CORPORATION
$200,000,000 Principal Amount of 2.00% Convertible Senior Notes
Due March 30, 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement:

Securities and Exchange Commission registration fee	$23,540
Printing fees and expenses	$125,000
Accounting fees and expenses	$231,000
Legal fees and expenses	$200,000
Transfer Agent	$50,000
NASDAQ fees(1)	$45,000
Miscellaneous	$—

Total	$674,540

(1)	Nasdaq National Market bills companies for the listing of additional shares on a quarterly basis, and the amount billed is determined by the change in the Company’s total shares outstanding from one quarter to the next. The total amount billable in one year is capped at $45,000. Since all of the Notes are convertible on the same basis, solely for the purpose of estimating the expenses payable by Connetics in connection with issuance and distribution of the Notes and underlying common stock, we have assumed the conversion of all Notes into shares of Connetics common stock during one year.
      We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers.
      Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), as amended, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
      Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      The power to indemnify applies to actions brought by or in our right as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless the court believes that in light of all the circumstances indemnification should apply.
      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
      Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases, or

•	for any transaction from which the director derived an improper personal benefit.
      These provisions are permitted under Delaware law.
      Our Amended and Restated Bylaws provide that we shall indemnify our directors and officers and our employees, who serve as an officer or director of any corporation at our request, to the fullest extent permitted by Delaware law.
      In addition to the indemnifications provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we have entered into Indemnification Agreements with our directors and executive officers. These Indemnification Agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and amounts paid in settlement incurred by any such person in any action or proceeding resulting from such person’s services as a director or executive officer or at Connetics’ request.
      The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. We also maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.	Recent Sales of Unregistered Securities
      On March 23, 2005, we sold $150.0 million in aggregate principal amount of our 2.00% Convertible Senior Notes due March 30, 2015 to Goldman, Sachs & Co., CIBC World Markets Corp., Lazard Frères & Co. LLC, Piper Jaffray & Co., and Roth Capital Partners, LLC, as initial purchasers, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 2.00% Convertible Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $4.5 million.
      On March 31, 2005, we sold an additional $50.0 million in aggregate principal amount of our 2.00% Convertible Senior Notes due March 30, 2015 to Goldman, Sachs & Co., as initial purchaser, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 2.00% Convertible Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $1.5 million.
      On February 13, 2004, we completed a private placement of 3.0 million shares of our common stock to accredited institutional investors at a price of $20.25 per share, for net proceeds of approximately $56.9 million.
      On May 28, 2003, we sold $90.0 million in aggregate principal amount of our 2.25% Convertible Senior Notes due May 30, 2008 to Goldman, Sachs & Co., CIBC World Markets, Thomas Weisel Partners LLC, C.E. Unterberg, Towbin, and U.S. Bancorp Piper Jaffray, as initial purchasers, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 2.25% Convertible Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $3.15 million.

Item 16.	Exhibits
a. Exhibits

Exhibit
Number		Description

3	.1*	Amended and Restated Certificate of Incorporation (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261)
3	.2*	Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated and filed May 23, 1997)
3	.3*	Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock, as filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit A to Exhibit 1 to the Company’s Form 8-A filed on May 23, 1997)
3	.4*	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Company’s Form 8-A/ A filed November 28, 2001)
3	.5*	Certificate of Elimination of Rights, Preferences and Privileges of Connetics Corporation, as filed with the Delaware Secretary of State on December 11, 2001 (previously filed as Exhibit 3.5 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
3	.6*	Certificate of Designation of Rights, Preferences and Privileges of Series C Preferred Stock, as filed with the Delaware Secretary of State on March 22, 2005 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 6, 2005)
3	.7*	Certificate of Elimination of Rights, Preferences and Privileges of Series C Preferred Stock of Connetics Corporation, as filed with the Delaware Secretary of State on May 18, 2005 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 6, 2005)
4	.1*	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)
4	.2*	Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001, between the Company and EquiServe Trust Company, N.A., including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (previously filed as Exhibit 4.1 to the Company’s Form 8-A/ A filed November 28, 2001)
4	.3*	Indenture, dated as of May 28, 2003, between Connetics and J.P. Morgan Trust Company, National Association, including therein the forms of the notes (previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)
4	.4*	Indenture, dated March 23, 2005, between Connetics Corporation and J.P. Morgan Trust Company, National Association, as Trustee (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 25, 2005)
4	.5*	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 25, 2005)
4	.6*	Registration Rights Agreement, dated as of May 28, 2003, between Connetics and Goldman, Sachs & Co., C.E. Unterberg, Towbin (a California Limited Partnership), CIBC World Markets Corp., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc., as representatives (previously filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)
4	.7*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Connetics Corporation (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
Management and Consulting Agreements
10	.1*(M)	Form of Indemnification Agreement with the Company’s directors and officers (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261)

Exhibit
Number		Description

10	.2*(M)	Employment Agreement dated June 9, 1994 between Connetics and Thomas Wiggans (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261)
10	.3*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated January 28, 1997 (previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.4*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated July 30, 1997 (previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.5*(M)	Restricted Common Stock Purchase Agreement dated November 5, 1998 between the Company and G. Kirk Raab (previously filed as Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)
10	.6*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between the Company and G. Kirk Raab (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)
10	.7*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between the Company and Thomas G. Wiggans (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)
10	.8*(M)	Form of Change in Control Agreement between the Company and key employees of the Company (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.9*(M)	Consulting Agreement dated January 1, 2002, as amended effective January 1, 2003, between Connetics and Eugene Bauer, M.D. (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)
10	.10*(M)	Consulting Agreement dated January 1, 2002, as amended effective December 31, 2003, between Connetics and Eugene Bauer, M.D. (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.11*(M)	Consulting Agreement dated January 1, 2002, as amended effective December 31, 2004, between Connetics and Eugene Bauer, M.D. (previously filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.12*	Form of Change in Control Agreement between the Company and outside directors of the Company (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
10	.13*	Change of Control Agreement dated January 1, 2002 between the Company and Thomas G. Wiggans (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
10	.14*(M)	Consulting Agreement dated August 22, 2005, between Connetics Corporation and G. Kirk Raab (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 24, 2005 and filed with the Commission on August 25, 2005)
Stock Plans and Equity Agreements
10	.15*(M)	1994 Stock Plan (as amended through May 1999) and form of Option Agreement (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-85155)
10	.16*(M)	1995 Directors’ Stock Option Plan (as amended through May 2003), and form of Option Agreement (previously filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated February 9, 2004 and filed with the Commission on March 8, 2004)
10	.17*(M)	1998 Supplemental Stock Plan (previously filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)

Exhibit
Number		Description

10	.18*(M)	Stock Plan (2000) and form of Option Agreement (previously filed as Exhibit 4.4 to the Company’s Form S-8 Registration Statement No. 333-85155)
10	.19*	International Stock Incentive Plan (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-61558)
10	.20*	2000 Non-Officer Employee Stock Plan (previously filed as Exhibit 4.3 to the Company’s Form S-8 Registration Statement No. 333-46562)
10	.21*	2002 Non-Officer Employee Stock Plan (as amended through May 2003) (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 9, 2004 and filed with the Commission on March 8, 2004)
10	.22*	1995 Employee Stock Purchase Plan (as amended and restated through May 7, 2004) and form of Subscription Agreement (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.23*	Non-Qualified Stock Option Agreement between Connetics Corporation and James A. Trah (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)
10	.24*	Non-Qualified Stock Option Agreement between Connetics Corporation and Michael Eison (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
10	.25*	Non-Qualified Stock Option Agreement between Connetics Corporation and Stefan Weiss (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)
10	.26*	1995 Director’s Stock Option Plan (as amended through February 10, 2005) and forms of Option Agreement (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 20, 2005)
10.27		Non-Qualified Stock Option Agreement between Connetics Corporation and Scott William Meggs
10.28		Non-Qualified Stock Option Agreement between Connetics Corporation and Luis C. Peña.
License Agreements
10	.29*†	Soltec License Agreement dated June 14, 1996 (previously filed as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996)
10	.30*†	License Agreement dated January 1, 1998 between Connetics and Soltec Research Pty Limited (previously filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997)
10	.31*†	License Agreement (Ketoconazole) dated July 14, 1999 between the Company and Soltec Research Pty Ltd. (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
10	.32*(C)	License Agreement with Pierre Fabre Dermatologie and Connetics Corporation, dated September 29, 2004 (previously filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 29, 2004 and filed with the Commission on October 4, 2004)
Real Property
10	.33*	Lease between Connetics and Renault & Handley Employee’s Investment Co., dated June 28, 1999 (previously filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.34*	Industrial Building Lease dated December 16, 1999, between Connetics and West Bayshore Associates (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)
10	.35*	Assignment and Assumption of Lease between Connetics and Respond.com, dated August 21, 2001 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)
10	.36*	Agreement dated August 21, 2001, between Connetics and Respond.com (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

Exhibit
Number		Description

10	.37*	Sublease agreement between Connetics (sublessor) and Tolerian, Inc., dated June 20, 2002 (previously filed as Exhibit 10.1 to the Company’s Quarterly Report for the quarter ended June 30, 2002)
10	.38*	Sublease Agreement between the Board of Trustees of the Leland Stanford Junior University and Incyte Pharmaceuticals, Inc., dated May 6, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.39*	Sublease Consent between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.40*	Agreement Regarding Sublease and Lease between The Board of Trustees of the Leland Stanford Junior University and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.41*	First Amendment to Lease between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation, dated May 6, 2004 (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.42*	Sublease Agreement for 1841 Page Mill Road, Palo Alto, California, dated August 9, 2004 and effective April 4, 2005 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)
10	.43*	Industrial Building Lease Between West Bayshore Associates and Connetics Corporation, dated September 2004 (previously filed as Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
Other Agreements
10	.44*†	Agreement dated December 9, 1999 between the Company and Soltec Research Pty Ltd. (previously filed as Exhibit 10.75 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)
10	.45*†	Share Sale Agreement dated March 21, 2001 among the Company, F. H. Faulding & Co. Ltd., Faulding Healthcare, and Connetics Australia Pty Ltd. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated March 20, 2001 and filed with the Commission on April 2, 2001)
10	.46*†	Asset Purchase Agreement dated as of April 9, 2001, by and between Connetics and Prometheus Laboratories, Inc. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated April 30, 2001 and filed with the Commission on May 11, 2001)
10	.47*†	Facilities Contribution Agreement between Connetics and DPT Laboratories, Ltd., with retroactive effect to November 1, 2001 (previously filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K/ A (Amendment No. 2) for the year ended December 31, 2001)
10	.48*†	Manufacturing and Supply Agreement between Connetics and DPT Laboratories, Ltd., dated March 12, 2002 (previously filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K/ A (Amendment No. 2) for the year ended December 31, 2001)
10	.49*†	License and Development Agreement between Connetics and Pharmacia & Upjohn Company, dated December 21, 2001 (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/ A-2 dated December 21, 2001, filed with the SEC on July 12, 2002)
10	.50*†	License and Development Agreement between Connetics and Yamanouchi Europe B.V., dated May 13, 2002 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)
10	.51*	Distribution Agreement between Connetics and CORD Logistics, Inc., dated January 1, 2001, as amended September 1, 2001, September 3, 2003, and September 24, 2003 (previously filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K/ A (Amendment No. 2) for the year ended December 31, 2002)

Exhibit
Number		Description

10	.52*†	Amended and Restated Manufacturing and Supply Agreement dated April 24, 2003 between Connetics and AccraPac Group, Inc. (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q/ A (Amendment No. 1) for the quarter ended March 31, 2003)
10	.53*	Credit and Guaranty Agreement dated as of February 6, 2004 between Connetics and Goldman Sachs Credit Partners L.P. (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 6, 2004, filed with the Commission on February 9, 2004)
10	.54*	Purchase and Sale Agreement dated February 2, 2004 between Connetics and Hoffmann-La Roche Inc. (previously filed as Exhibit 10.41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003)
10	.55*	Stock Purchase Agreement dated as of February 11, 2004 by and among and the Purchasers listed on Appendix A to the Stock Purchase Agreement (previously filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-113894) filed on March 24, 2004)
10	.56*(C)	Amendment to Facilities Contribution Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed at Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
10	.57*(C)	Amended and Restated Manufacturing and Supply Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
10	.58*(C)	Distribution Services Agreement between Cardinal Health, Inc. and Connetics Corporation dated December 1, 2004 (previously filed as Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.59*(C)	Core Distribution Agreement between McKesson Corporation and Connetics Corporation dated December 23, 2004 (previously filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.60*(M)	Summary Compensation Information for Named Executive Officers and Directors (previously filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.61*(C)	Service Agreement between Ventiv Pharma Services, LLC and Connetics Corporation, dated March 1, 2005 (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)
10	.62*	Description of Compensation Payable to Non-Employee Directors (previously filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)
12.1		Ratio of Earnings to Fixed Charges
21	.1*	Subsidiaries of the registrant (previously filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
23.1		Consent of Independent Registered Public Accounting Firm
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1) (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
25	.1*	Form T-1 Statement of Eligibility (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)

The Commission file number for our Exchange Act filings referenced above is 0-27406.

*	Incorporated by this reference to the previous filing, as indicated.

(M)	This item is a management compensatory plan or arrangement required to be listed as an exhibit to this Report pursuant to Item 601(b)(10)(iii) of Regulation S-K.

(C)	We have omitted certain portions of this Exhibit and have requested confidential treatment of such portions from the SEC.

†	We have requested and the SEC has granted confidential treatment for certain portions of this Exhibit.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”),

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(6) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on August 26, 2005.

CONNETICS CORPORATION

By: /s/ John L. Higgins

Name: John L. Higgins

Title:	Chief Financial Officer, Executive Vice President, Finance and Corporate Development (Principal Accounting Officer)
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, as of August 26, 2005:

Name	Title

Thomas G. Wiggans* Thomas G. Wiggans	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John L. Higgins John L. Higgins	Chief Financial Officer; Executive Vice President, Finance and Corporate Development (Principal Accounting Officer)

Eugene A. Bauer* Eugene A. Bauer	Director

R. Andrew Eckert* R. Andrew Eckert	Director

Carl B. Feldbaum* Carl B. Feldbaum	Director

Denise M. Gilbert* Denise M. Gilbert	Director

John C. Kane* John C. Kane	Director

Name	Title

Thomas D. Kiley* Thomas D. Kiley	Director

Leon E. Panetta* Leon E. Panetta	Director

G. Kirk Raab* G. Kirk Raab	Director

*By:/s/ John L. Higgins Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number		Description

3	.1*	Amended and Restated Certificate of Incorporation (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261)
3	.2*	Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated and filed May 23, 1997)
3	.3*	Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock, as filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit A to Exhibit 1 to the Company’s Form 8-A filed on May 23, 1997)
3	.4*	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Company’s Form 8-A/ A filed November 28, 2001)
3	.5*	Certificate of Elimination of Rights, Preferences and Privileges of Connetics Corporation, as filed with the Delaware Secretary of State on December 11, 2001 (previously filed as Exhibit 3.5 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
3	.6*	Certificate of Designation of Rights, Preferences and Privileges of Series C Preferred Stock, as filed with the Delaware Secretary of State on March 22, 2005 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 6, 2005)
3	.7*	Certificate of Elimination of Rights, Preferences and Privileges of Series C Preferred Stock of Connetics Corporation, as filed with the Delaware Secretary of State on May 18, 2005 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 6, 2005)
4	.1*	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)
4	.2*	Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001, between the Company and EquiServe Trust Company, N.A., including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (previously filed as Exhibit 4.1 to the Company’s Form 8-A/ A filed November 28, 2001)
4	.3*	Indenture, dated as of May 28, 2003, between Connetics and J.P. Morgan Trust Company, National Association, including therein the forms of the notes (previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)
4	.4*	Indenture, dated March 23, 2005, between Connetics Corporation and J.P. Morgan Trust Company, National Association, as Trustee (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 25, 2005)
4	.5*	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 25, 2005)
4	.6*	Registration Rights Agreement, dated as of May 28, 2003, between Connetics and Goldman, Sachs & Co., C.E. Unterberg, Towbin (a California Limited Partnership), CIBC World Markets Corp., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc., as representatives (previously filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)
4	.7*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Connetics Corporation (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
Management and Consulting Agreements
10	.1*(M)	Form of Indemnification Agreement with the Company’s directors and officers (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261)

Exhibit
Number		Description

10	.2*(M)	Employment Agreement dated June 9, 1994 between Connetics and Thomas Wiggans (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261)
10	.3*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated January 28, 1997 (previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.4*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated July 30, 1997 (previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.5*(M)	Restricted Common Stock Purchase Agreement dated November 5, 1998 between the Company and G. Kirk Raab (previously filed as Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)
10	.6*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between the Company and G. Kirk Raab (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)
10	.7*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between the Company and Thomas G. Wiggans (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)
10	.8*(M)	Form of Change in Control Agreement between the Company and key employees of the Company (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.9*(M)	Consulting Agreement dated January 1, 2002, as amended effective January 1, 2003, between Connetics and Eugene Bauer, M.D. (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)
10	.10*(M)	Consulting Agreement dated January 1, 2002, as amended effective December 31, 2003, between Connetics and Eugene Bauer, M.D. (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.11*(M)	Consulting Agreement dated January 1, 2002, as amended effective December 31, 2004, between Connetics and Eugene Bauer, M.D. (previously filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.12*	Form of Change in Control Agreement between the Company and outside directors of the Company (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
10	.13*	Change of Control Agreement dated January 1, 2002 between the Company and Thomas G. Wiggans (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
10	.14*(M)	Consulting Agreement dated August 22, 2005, between Connetics Corporation and G. Kirk Raab (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 24, 2005 and filed with the Commission on August 25, 2005.)
Stock Plans and Equity Agreements
10	.15*(M)	1994 Stock Plan (as amended through May 1999) and form of Option Agreement (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-85155)
10	.16*(M)	1995 Directors’ Stock Option Plan (as amended through May 2003), and form of Option Agreement (previously filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated February 9, 2004 and filed with the Commission on March 8, 2004)
10	.17*(M)	1998 Supplemental Stock Plan (previously filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)

Exhibit
Number		Description

10	.18*(M)	Stock Plan (2000) and form of Option Agreement (previously filed as Exhibit 4.4 to the Company’s Form S-8 Registration Statement No. 333-85155)
10	.19*	International Stock Incentive Plan (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-61558)
10	.20*	2000 Non-Officer Employee Stock Plan (previously filed as Exhibit 4.3 to the Company’s Form S-8 Registration Statement No. 333-46562)
10	.21*	2002 Non-Officer Employee Stock Plan (as amended through May 2003) (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 9, 2004 and filed with the Commission on March 8, 2004)
10	.22*	1995 Employee Stock Purchase Plan (as amended and restated through May 7, 2004) and form of Subscription Agreement (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.23*	Non-Qualified Stock Option Agreement between Connetics Corporation and James A. Trah (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)
10	.24*	Non-Qualified Stock Option Agreement between Connetics Corporation and Michael Eison (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
10	.25*	Non-Qualified Stock Option Agreement between Connetics Corporation and Stefan Weiss (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)
10	.26*	1995 Director’s Stock Option Plan (as amended through February 10, 2005) and forms of Option Agreement (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 20, 2005)
10.27		Non-Qualified Stock Option Agreement between Connetics Corporation and Scott William Meggs
10.28		Non-Qualified Stock Option Agreement between Connetics Corporation and Luis C. Peña.
License Agreements
10	.29*†	Soltec License Agreement dated June 14, 1996 (previously filed as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996)
10	.30*†	License Agreement dated January 1, 1998 between Connetics and Soltec Research Pty Limited (previously filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997)
10	.31*†	License Agreement (Ketoconazole) dated July 14, 1999 between the Company and Soltec Research Pty Ltd. (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
10	.32*(C)	License Agreement with Pierre Fabre Dermatologie and Connetics Corporation, dated September 29, 2004 (previously filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 29, 2004 and filed with the Commission on October 4, 2004)
Real Property
10	.33*	Lease between Connetics and Renault & Handley Employee’s Investment Co., dated June 28, 1999 (previously filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K/ A for the year ended December 31, 2001)
10	.34*	Industrial Building Lease dated December 16, 1999, between Connetics and West Bayshore Associates (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)
10	.35*	Assignment and Assumption of Lease between Connetics and Respond.com, dated August 21, 2001 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)
10	.36*	Agreement dated August 21, 2001, between Connetics and Respond.com (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

Exhibit
Number		Description

10	.37*	Sublease agreement between Connetics (sublessor) and Tolerian, Inc., dated June 20, 2002 (previously filed as Exhibit 10.1 to the Company’s Quarterly Report for the quarter ended June 30, 2002)
10	.38*	Sublease Agreement between the Board of Trustees of the Leland Stanford Junior University and Incyte Pharmaceuticals, Inc., dated May 6, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.39*	Sublease Consent between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.40*	Agreement Regarding Sublease and Lease between The Board of Trustees of the Leland Stanford Junior University and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.41*	First Amendment to Lease between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation, dated May 6, 2004 (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10	.42*	Sublease Agreement for 1841 Page Mill Road, Palo Alto, California, dated August 9, 2004 and effective April 4, 2005 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)
10	.43*	Industrial Building Lease Between West Bayshore Associates and Connetics Corporation, dated September 2004 (previously filed as Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
Other Agreements
10	.44*†	Agreement dated December 9, 1999 between the Company and Soltec Research Pty Ltd. (previously filed as Exhibit 10.75 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)
10	.45*†	Share Sale Agreement dated March 21, 2001 among the Company, F. H. Faulding & Co. Ltd., Faulding Healthcare, and Connetics Australia Pty Ltd. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated March 20, 2001 and filed with the Commission on April 2, 2001)
10	.46*†	Asset Purchase Agreement dated as of April 9, 2001, by and between Connetics and Prometheus Laboratories, Inc. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated April 30, 2001 and filed with the Commission on May 11, 2001)
10	.47*†	Facilities Contribution Agreement between Connetics and DPT Laboratories, Ltd., with retroactive effect to November 1, 2001 (previously filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K/ A (Amendment No. 2) for the year ended December 31, 2001)
10	.48*†	Manufacturing and Supply Agreement between Connetics and DPT Laboratories, Ltd., dated March 12, 2002 (previously filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K/ A (Amendment No. 2) for the year ended December 31, 2001)
10	.49*†	License and Development Agreement between Connetics and Pharmacia & Upjohn Company, dated December 21, 2001 (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/ A-2 dated December 21, 2001, filed with the SEC on July 12, 2002)
10	.50*†	License and Development Agreement between Connetics and Yamanouchi Europe B.V., dated May 13, 2002 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)
10	.51*	Distribution Agreement between Connetics and CORD Logistics, Inc., dated January 1, 2001, as amended September 1, 2001, September 3, 2003, and September 24, 2003 (previously filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K/ A (Amendment No. 2) for the year ended December 31, 2002)

Exhibit
Number		Description

10	.52*†	Amended and Restated Manufacturing and Supply Agreement dated April 24, 2003 between Connetics and AccraPac Group, Inc. (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q/ A (Amendment No. 1) for the quarter ended March 31, 2003)
10	.53*	Credit and Guaranty Agreement dated as of February 6, 2004 between Connetics and Goldman Sachs Credit Partners L.P. (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 6, 2004, filed with the Commission on February 9, 2004)
10	.54*	Purchase and Sale Agreement dated February 2, 2004 between Connetics and Hoffmann-La Roche Inc. (previously filed as Exhibit 10.41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003)
10	.55*	Stock Purchase Agreement dated as of February 11, 2004 by and among and the Purchasers listed on Appendix A to the Stock Purchase Agreement (previously filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-113894) filed on March 24, 2004)
10	.56*(C)	Amendment to Facilities Contribution Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed at Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
10	.57*(C)	Amended and Restated Manufacturing and Supply Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
10	.58*(C)	Distribution Services Agreement between Cardinal Health, Inc. and Connetics Corporation dated December 1, 2004 (previously filed as Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.59*(C)	Core Distribution Agreement between McKesson Corporation and Connetics Corporation dated December 23, 2004 (previously filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.60*(M)	Summary Compensation Information for Named Executive Officers and Directors (previously filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
10	.61*(C)	Service Agreement between Ventiv Pharma Services, LLC and Connetics Corporation, dated March 1, 2005 (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)
10	.62*	Description of Compensation Payable to Non-Employee Directors (previously filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)
12.1		Ratio of Earnings to Fixed Charges
21	.1*	Subsidiaries of the registrant (previously filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004)
23.1		Consent of Independent Registered Public Accounting Firm
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)
25	.1*	Form T-1 Statement of Eligibility (previously filed in the Company’s Form S-1 Registration Statement No. 333-125982)

The Commission file number for our Exchange Act filings referenced above is 0-27406.

*	Incorporated by this reference to the previous filing, as indicated.

(M)	This item is a management compensatory plan or arrangement required to be listed as an exhibit to this Report pursuant to Item 601(b)(10)(iii) of Regulation S-K.

(C)	We have omitted certain portions of this Exhibit and have requested confidential treatment of such portions from the SEC.

†	We have requested and the SEC has granted confidential treatment for certain portions of this Exhibit.